UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Amicus Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 24, 2025
Dear Stockholder:
We are pleased to invite you to attend our 2025 Annual Meeting of Stockholders on Thursday, June 5, 2025, at 9:00 a.m. Eastern Daylight Time. The Annual Meeting of Stockholders will be held in virtual-only format via webcast.
Enclosed are the following:
•	Our Notice of Annual Meeting of Stockholders and Proxy Statement for 2025;
•	Our 2024 Annual Report to Stockholders (which includes our Form 10-K for fiscal year 2024); and
•	A proxy card with a return envelope to record your vote.
The accompanying notice of the 2025 Annual Meeting and Proxy Statement describes the business we will conduct at the meeting and provide information about Amicus Therapeutics, Inc. that you should consider when you vote your shares.
Your vote is important. When you have finished reading the Proxy Statement, please promptly vote your shares by marking, signing, dating, and returning the proxy card in the enclosed envelope or vote via telephone or Internet according to the instructions in the Proxy Statement. If you attend the Annual Meeting, you may vote your shares even though you have previously voted by proxy if you follow the instructions in the Proxy Statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend the webcast.
Sincerely,

Bradley L. Campbell
President and Chief Executive Officer

April 24, 2025
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders:
The 2025 Annual Meeting of Stockholders of Amicus Therapeutics, Inc. will be held on Thursday, June 5, 2025 at 9:00 a.m. Eastern Daylight Time. The meeting will be held in a virtual-only format online via webcast. You will be able to attend the 2025 Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/FOLD2025. The purpose of this meeting is to vote on the following:
1.	Elect four Class III directors as nominated by the Board of Directors each to serve a three-year term expiring at the 2028 Annual Meeting or until their respective successors have been elected;
2.	Approve the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan;
3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;
4.	Approve, on an advisory basis, the Company’s executive compensation;
5.	Consider and act upon any other business that is properly presented at the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the 2025 Annual Meeting is April 11, 2025. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.
BY ORDER OF THE BOARD OF DIRECTORS:

Ellen Rosenberg
Chief Legal Officer and Corporate Secretary
Princeton, New Jersey
April 24, 2025
The 2025 Annual Meeting will be held virtually over the Internet. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card or vote by telephone or the Internet as instructed in the accompanying materials as promptly as possible in order to ensure your representation at the meeting. You can revoke a proxy at any time prior to its exercise by following the instructions in the Proxy Statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

AMICUS THERAPEUTICS, INC.
47 Hulfish Street, Princeton, New Jersey 08542
(609) 662-2000
PROXY STATEMENT FOR THE AMICUS THERAPEUTICS, INC.
2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 5, 2025
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Why Did You Send Me this Proxy Statement?
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Amicus Therapeutics, Inc. (sometimes referred to as “we,” “us,” “our,” “Amicus” or the “Company”) is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of the meeting to be held in a virtual-only format online via webcast on Thursday, June 5, 2025 at 9:00 a.m. Eastern Daylight Time. This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card, or follow the instructions on the enclosed proxy card to submit your proxy by telephone or on the Internet.
We intend to mail this Proxy Statement, our 2024 Annual Report to Stockholders (including our Form 10-K for fiscal year 2024), the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting on or about April 24, 2025.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 5, 2025.
THE PROXY STATEMENT AND FORM OF PROXY FOR OUR 2025 ANNUAL MEETING
OF STOCKHOLDERS AND OUR 2024 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:
www.sec.gov, through the Investor Relations section of our web site at www.amicusrx.com or at www.proxyvote.com
Who Can Vote?
Only stockholders of record at the close of business on April 11, 2025 are entitled to vote at the Annual Meeting. On this record date, there were 307,923,069 shares of our common stock (“Common Stock”) outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The Common Stock is our only outstanding class of voting stock.
Stockholder of Record: Shares Registered in Your Name
If, on April 11, 2025, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or follow the instructions on the proxy card or Notice of Internet Availability to submit your vote by telephone or Internet to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 11, 2025, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A number of brokers and banks enable beneficial owners to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker.
You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, please contact your broker, bank, or other nominee for a 16-digit control number that will be required to gain access to the meeting. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website.

What am I voting on?
There are four matters scheduled for a vote:
•	Elect four Class III directors;
•	Approve the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan;
•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
•	Approve, on an advisory basis, the Company’s executive compensation.
How Do I Vote?
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting. Make sure to have your proxy voting card, voting instruction form or Notice of Internet Availability in hand and follow the instructions to submit your vote in one of five ways:
VOTE IN ADVANCE OF THE MEETING*				VOTE AT THE VIRTUAL MEETING
By Internet	By Telephone	By Mail	By QR Code	At the Meeting
Visit 24/7 www.proxyvote.com Follow on-screen instructions	Dial toll-free 24/7 1-800-690- 6903 (registered holders) 1-800-454- 8683 (beneficial holders) Follow recorded instructions	Cast your ballot, sign your proxy card and mail in the postage- paid return envelope	Scan this QR code to vote with your smartphone or device	To cast a virtual ballot: Follow the on-screen instructions available after logging into the meeting at: www.virtualshareholdermeeting.com/FOLD2025 on June 5, 2025 Enter your 16-digit control number
* Refer to the 16-digit control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials to vote. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 4, 2025 to be counted.
Beneficial Owners: If your shares are held in “street name” (held in the name of a bank, broker, or other nominee), follow the instructions provided by your bank, broker, or other nominee with these proxy materials.
How Many Votes do I have?
Each share of Common Stock that you own as of April 11, 2025, entitles you to one vote on each matter to be voted on at the Annual Meeting.
Will My Shares be Voted if I Do Not Return My Proxy Card?
If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares only for Proposal 3. The broker, bank or other nominee will not be permitted to vote on the other Proposals without your voting instructions. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

May I Revoke My Proxy?
If you give a proxy, you may revoke it at any time before the Annual Meeting. You may revoke your proxy in any one of the following ways:
•	signing a new proxy card and submitting it as instructed above;
•	notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or
•
attending the meeting and voting at the meeting if you are a stockholder of record. Attending the meeting will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?
You may receive more than one proxy card or voting instruction form if you hold shares of our Common Stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.
How Does the Board of Directors Recommend That I Vote on the Proposals?

PROPOSAL 1
ELECTION OF DIRECTORS
BOARD’S RECOMMENDATION: “FOR” EACH NOMINEE
We are asking stockholders to elect four directors for a three-year term. The table below sets forth the information with respect to our four nominees standing for election. Each of the nominees are currently serving as directors. Additional information about the candidates and their respective qualifications can be found on the “Nominees for Election at the Annual Meeting” of this Proxy Statement.

	Name	Age	Director Since
	Michael A. Kelly	68	2020
	Margaret G. McGlynn	65	2009
	Michael G. Raab	60	2004
	Glenn P. Sblendorio	69	2006

PROPOSAL 2
APPROVE THE AMICUS THERAPEUTICS, INC. 2025 EQUITY INCENTIVE PLAN
BOARD’S RECOMMENDATION: “FOR”	We are asking stockholders to approve the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan.

PROPOSAL 3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BOARD’S RECOMMENDATION: “FOR”	We are asking stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
BOARD’S RECOMMENDATION: “FOR”	We are asking stockholders for the approval, on an advisory basis, of the compensation of our named executive officers.

If any other matter is properly presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his/her best judgment. At the time this Proxy Statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.
What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors
The nominees for director who receive the most votes cast (also known as a “plurality” of the votes) will be elected. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Abstentions, or votes that are withheld, will not be counted as voting on the matter for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. These broker non-votes will have no effect on the results of this vote.

Proposal 2: Approval of the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan. Abstentions will have the effect of a vote against this proposal. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal and therefore are not entitled to vote on the matter. These broker non-votes will have no effect on the results of this vote.

Proposal 3: Ratify Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to ratify the selection of our independent registered public accounting firm. Abstentions will have the effect of a vote against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, our Board believes it is advisable to give stockholders the opportunity to ratify this appointment. If our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, the Audit and Compliance Committee of our Board will reconsider its selection.

Proposal 4: Approval, on an Advisory Basis, of Executive Compensation
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to adopt this resolution. Abstentions will have the effect of a vote against this proposal. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal and therefore are not entitled to vote on the matter. These broker non-votes will have no effect on the results of this vote. This advisory vote on executive compensation is not binding on our Board. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

How are Votes Counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For”, “Withhold” (with respect to the election of directors) and “Against” (with respect to proposals other than the election of directors) votes, abstentions, and broker non-votes.
Who Will Pay the Costs of Soliciting these Proxies and How Are They Being Solicited?
Amicus will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax, or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees, and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.
What Constitutes a Quorum for the Meeting?
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our Common Stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

How Can I Find Out the Results of the Voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days after the Annual Meeting.
When are Stockholder Proposals Due for Next Year’s Annual Meeting?
If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to Securities and Exchange Commission (“SEC”) Regulation 14A, Rule 14a-8 and received by the Secretary of the Company no later than December 25, 2025. Proposals received after that date will not be included in the proxy materials we send out in connection with the 2026 Annual Meeting of Stockholders. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. To be timely in accordance with our Amended and Restated By-laws (By-laws”), stockholder notice of any proposal, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, must be received by us not earlier than November 25, 2025 and not later than December 25, 2025; provided, however, that in the event that the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2025 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to the 2026 Annual Meeting of Stockholders and not later than the close of business on the later of the 60th day prior to the 2026 Annual Meeting of Stockholders or the 10th day following the day on which we make a public announcement of the 2026 Annual Meeting of Stockholders. All stockholder proposals should be marked for the attention of the Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc., 47 Hulfish Street, Princeton, New Jersey 08542.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with our By-laws and Rule 14a-19 under the Securities Exchange Act of 1934.
Attending the Annual Meeting
The Annual Meeting will be held in a virtual only format online via webcast on Thursday, June 5, 2025 at 9:00 a.m. Eastern Daylight Time. You are not required to attend the Annual Meeting in order to vote.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Recommendation:
The Board recommends the vote “FOR” the election of each of Michael A. Kelly, Margaret G. McGlynn, Michael G. Raab, and Glenn P. Sblendorio as a director, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.
The Board has voted to nominate Michael A. Kelly, Margaret G. McGlynn, Michael G. Raab and Glenn P. Sblendorio for election at the Annual Meeting for a term of three years to serve as Class III directors until the 2028 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. The Class I directors — Lynn D. Bleil and Bradley L. Campbell, and the Class II directors — Eiry W. Roberts, M.D., Craig A. Wheeler, and Burke W. Whitman — will serve until the Annual Meetings of Stockholders to be held in 2026 and 2027, respectively, and until their respective successors have been elected and qualified.
Unless authority to vote for any of these nominees is withheld, the shares represented by the signed and dated proxy cards will be voted FOR the election as directors of Mr. Kelly, Ms. McGlynn, Mr. Raab and Mr. Sblendorio. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted at the discretion of the individuals designated as proxies on the proxy cards. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
A plurality of the shares voted at the Annual Meeting is required to elect each nominee as a director.
Our Board of Directors
Our Certificate of Incorporation and By-laws provide that our business is to be managed by or under the direction of our Board. Our Board is divided into three classes and one class is elected at each Annual Meeting of Stockholders to serve for a three-year term. Our Board consists of nine members and is divided amongst the three classes as follows:
•	The Class I directors are Mr. Campbell and Ms. Bleil, and their term will expire at the 2026 Annual Meeting of Stockholders;
•	The Class II directors are Messrs. Wheeler and Whitman and Dr. Roberts, and their term will expire at the 2027 Annual Meeting of Stockholders; and
•	The Class III directors are Messrs. Kelly, Raab and Sblendorio and Ms. McGlynn, and their term will expire at the 2025 Annual Meeting of Stockholders.
Our Certificate of Incorporation and Bylaws provide that the authorized number of directors may be changed only by resolution of the Board. Our Board has authorized that the maximum size of the Board be set at twelve members.
On February 11, 2025, our Board, upon the recommendation of the Nominating and Corporate Governance Committee, voted to nominate Mr. Kelly, Ms. McGlynn, Mr. Raab, and Mr. Sblendorio for re-election as Class III directors at the 2025 Annual Meeting for a term of three years to serve until the 2028 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.
The Board has determined that each of the director nominees possesses the requisite skills, personal integrity, business judgment, industry experience, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. A description of the background of each, along with other specific experiences, qualifications, attributes, or skills that contributed to the Board’s decision to nominate the nominees, is set forth below, followed immediately by similar disclosures for our existing directors whose terms of office extend beyond the Annual Meeting.

The Board is currently composed of nine directors with varied skill sets, demographic, and professional backgrounds.

Nominees for Election at the Annual Meeting

Name	Age	Position
Michael A. Kelly(1)(2)	68	Director
Margaret G. McGlynn(3)(4)	65	Director
Michael G. Raab(4)(5)	60	Director
Glenn P. Sblendorio(6)(7)	69	Director

(1)	Member of Audit and Compliance Committee
(2)	Member of the Science and Technology Committee
(3)	Chair of the Compensation and Leadership Development Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Chairman of the Board
(6)	Chair of the Audit and Compliance Committee
(7)	Member of the Compensation and Leadership Development Committee

Michael A. Kelly has served as a member of the Board since December 2020. Mr. Kelly is a former senior executive of Amgen, Inc. (Nasdaq: AMGN), a multinational biopharmaceutical company, and is currently acting as Founder & President of Sentry Hill Partners, LLC, a global life sciences transformation and management consulting business founded by Mr. Kelly in 2018. Mr. Kelly has more than two decades of executive experience as a senior leader in the life sciences industry serving in various strategic finance and operations positions at Amgen Inc., most recently as Senior Vice President, Global Business Services and Vice President & CFO, International Commercial Operations. Mr. Kelly has also held positions at Biogen, Inc. (Nasdaq: BIIB), Tanox, Inc., and Monsanto Life Sciences, a division of the Nutrasweet Kelco Company. Currently, Mr. Kelly is an independent member of the Board of Directors for each of Prime Medicine, Inc. (Nasdaq: PRME), DMC Global, Inc. (Nasdaq: BOOM), and NeoGenomics, Inc. (Nasdaq: NEO). Mr. Kelly previously served on the Boards of Directors for Aprea Therapeutics, Inc. (Nasdaq: APRE) and Hookipa Pharma, Inc. (Nasdaq: HOOK). He also serves on the Council of Advisors and was the former audit committee chairman for Direct Relief, a humanitarian aid organization focused on health outcomes and disaster relief. Mr. Kelly holds a BSc in business administration from Florida A&M University, concentrating in Finance and Industrial Relations.

Skills and Qualifications: Mr. Kelly brings more than two decades of leadership experience in the life sciences industry and a wealth of knowledge and background in managing, financing, and growing global healthcare and biotechnology companies to the Board. He has served in various strategic finance and commercial operations positions, including, Founder and President of a global life sciences transformation and management consulting business, Chief Financial Officer, and Board member of multiple biotechnology companies. Mr. Kelly also has extensive experience in developing and executing global corporate strategies for multi-product biotechnology organizations, a special skill set in organizational development, as well as leadership experience in humanitarian aid facing organizations focused on health outcomes and disaster relief. Mr. Kelly’s skills and experience and the substantial time he devotes to Amicus matters contributed to our conclusion that he should continue to serve as a director of the Company and as member of the Audit and Compliance and Science and Technology committees.

Margaret G. McGlynn has served as a member of the Board since October 2009. She retired from Merck & Company, Inc. (NYSE: MRK) (“Merck”), a multinational pharmaceutical company, after 26 years and serving in roles including President of Global Vaccines and Infectious Disease and President, U.S. Hospital and Specialty Products. She also served in a variety of executive leadership roles in global and U.S. marketing, sales, and managed care. Following her retirement from Merck, Ms. McGlynn served as Chief Executive Officer and President of The International AIDS Vaccine Initiative. Currently, Ms. McGlynn serves as Chair of the Board of Directors of Novavax, Inc. (Nasdaq: NVAX). Previously, she served on the Boards of Vertex Pharmaceuticals Inc. (Nasdaq: VRTX), Air Products and Chemicals, Inc. (NYSE: APD) and Orphan Technologies Ltd. She is also Chair of the Board of HCU Network America, a non-profit which provides advocacy and supports research for patients affected by the rare disease homocystinuria, and is a Trustee of University at Buffalo Foundation. Ms. McGlynn holds a B.S. in Pharmacy and a M.B.A. in Marketing and an honorary doctorate in sciences from the State University of New York at Buffalo.

Skills and Qualifications: Ms. McGlynn has significant leadership experience in the pharmaceutical industry, including her service as a senior executive of Merck where she led commercialization across several therapeutic areas and geographies and managed large organizations. This experience, combined with her service on biopharmaceutical company boards and a rare disease patient advocacy organization, gives her important insights into Amicus’s business and a comprehensive understanding of compensation management and the relationship of compensation practices to the organization and its development, which contributed to our conclusion that she should continue to serve as a director of the Company, Chair of the Compensation and Leadership Development Committee, and a member of the Nominating and Corporate Governance Committee.

Michael G. Raab has served as a member of the Board of Directors since May 2004, as Lead Independent Director September 2018-March 2024, and as Chair of the Board since March 2024. Mr. Raab has served as President and Chief Executive Officer of Ardelyx, Inc. (Nasdaq: ARDX), a biopharmaceutical company since March 2009. Mr. Raab previously served as a partner of New Enterprise Associates (“NEA”) from June 2002 until December 2008, with a focus on healthcare investing. From 1999 to 2002, he was Senior Vice President, Therapeutics and General Manager, Renagel® at Genzyme Corporation. Mr. Raab currently serves as a member of the Board of Directors of Ardelyx, Inc. and Chairman of Tempest Therapeutics, Inc. (Nasdaq: TPST), a San Francisco based clinical stage biotechnology company advancing small molecule therapeutics that modulate anti-tumor pathways. He also serves on the Emerging Companies and Health Section Governing Boards of the Biotechnology Innovation Organization. Mr. Raab holds a B.A. from DePauw University.

Skills and Qualifications: Mr. Raab has significant experience in drug development and commercialization of products in the rare diseases, cardio renal, and GI diseases. He also has extensive management experience in the biopharmaceutical industry serving as Chief Executive Officer of a late-stage biopharmaceutical company and from his prior time overseeing NEA investments in pharmaceuticals and biotechnology. Mr. Raab also brings a global perspective and an integrity-based approach to governance matters and devotes substantial time and attention to all Amicus matters, bringing full energy and engagement, all of which contributed to our conclusion that he should continue to serve as a director of the Company in his role of Chairman of the Board, and member of the Nominating and Corporate Governance Committee.

Glenn P. Sblendorio has served as a member of the Board since June 2006. Mr. Sblendorio most recently was Chief Executive Officer and member of the Board of Directors of IVERIC bio, Inc. (Nasdaq: ISEE), formerly Ophthotech Corporation (Nasdaq: OPHT), a biopharmaceutical company, from July 2017 to its acquisition by Astellas Pharma in 2023. Prior to IVERIC, Mr. Sblendorio was President and Chief Financial Officer of The Medicines Company (Nasdaq: MDCO) from March 2006 through March 2016 and was a member of the Board of Directors of the Medicines Company from July 2011 through December 31, 2015. Before joining The Medicines Company, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. In addition, from 1998 through 2000, Mr. Sblendorio served as a Managing Director of MPM Capital Advisors. Mr. Sblendorio currently serves as Chair of the Board of Directors for Mineralys Therapeutics (Nasdaq: MLYS) and Chairman of Nanoscope Therapeutics, a private company. Previously, he served as a member of the board of Directors of Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT) until it was acquired in November 2023. Mr. Sblendorio received his B.B.A. from Pace University, his M.B.A. from Fairleigh Dickinson University and is a graduate of the Harvard Advanced Management Program.

Skills and Qualifications: Mr. Sblendorio has significant corporate leadership experience, industry knowledge and demonstrated knowledge of financial and financing matters through his prior experience in leading pharmaceutical companies. He brings substantial expertise in the management of financial and compliance risks associated with global pharmaceutical operations and financial management strategies. Mr. Sblendorio’s specific expertise includes his service on other boards, and he devotes significant time to Amicus matters both in scheduled meetings and with management and the auditors. He is the “audit committee financial expert” as defined in the SEC regulations, with particular expertise in the matters faced by the audit committee of a company with its commercial revenue guidance, geographic expansion and related expenses, all of which contributed to our conclusion that he should continue to serve as a director of the Company, Chair of the Audit and Compliance Committee and a member of the Compensation and Leadership Development Committee.
Directors Whose Terms Do Not Expire This Year

Name	Age	Position
Lynn D. Bleil (1)(2)	61	Director
Bradley L. Campbell	49	Director
Eiry W. Roberts, M.D.(2)(3)	61	Director
Craig A. Wheeler(4)(5)	64	Director
Burke W. Whitman(5)(6)	69	Director

(1)	Chair of the Nominating and Corporate Governance Committee
(2)	Member of the Compensation and Leadership Development Committee
(3)	Member of the Science and Technology Committee
(4)	Chair of the Science and Technology Committee
(5)	Member of the Audit and Compliance Committee
(6)	Member of the Nominating and Corporate Governance Committee

Lynn D. Bleil has served as a member of the Board since September 2018. Ms. Bleil led the West Coast Healthcare Practice of McKinsey & Company, a multinational strategy and management consulting firm, and was a core leader of McKinsey’s worldwide Healthcare Practice before her retirement as a Senior Partner in 2013, after 25 years at the firm. Currently, Ms. Bleil serves as a member of the Board of Directors of Sonova Holding AG (VX: SOON) and Alcon AG (NYSE: ALC). Her prior directorships include DST Systems, Inc. (NYSE: DST), Auspex Pharmaceuticals (Nasdaq: ASPX), and Stericycle, Inc. (Nasdaq: SRCL). Ms. Bleil is also the Chair of the Intermountain Wasatch Back Hospitals Community Board, a non-profit organization. Ms. Bleil received her B.S.E. in Chemical Engineering from Princeton University and her M.B.A. from the Stanford Graduate School of Business.

Skills and Qualifications: Ms. Bleil is an experienced Director who brings more than three decades of experience in the broader healthcare and biopharma industries, having advised numerous executives and Boards in the sector on strategic, organizational, and operational issues. She has broad expertise in healthcare strategy, business development, go-to-market strategies, reimbursement, and policy. These qualifications enable Ms. Bleil to serve as Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Leadership Development Committee.

Bradley L. Campbell is the Company’s President and Chief Executive Officer and has served as a member of the Board since June 2018. From January 2015 until his promotion to Chief Executive Officer in August 2022, Mr. Campbell served as President and Chief Operating Officer. He brings over 20 years of experience in the Orphan Drug industry. Mr. Campbell joined Amicus in 2006 and, prior to becoming CEO led the global organization responsible for the commercialization of Galafold®. He also oversaw the Technical Operations, Market Access, Program Management, Clinical Operations, and Regulatory Affairs functions. Mr. Campbell currently serves on a number of Boards including the Corporate Advisory Board for the National Tay-Sachs and Allied Diseases Association, the board of the Biotechnology Innovation Organization and the Duke-Margolis Advisory Board. He previously served on the Boards of Gennao Bio and ARYA Sciences Acquisition Corp III, a healthcare focused Special Purpose Acquisition Vehicle, as well as Progenics Pharmaceuticals (Nasdaq: PGNX) from 2016 until its successful acquisition by Lantheus Holdings in 2020. Prior to joining Amicus, Mr. Campbell spent time in various commercial and business development roles at Genzyme and Bristol-Myers Squibb and as a strategy consultant for Marakon Associates. He received a B.A. in Public Policy Studies from Duke University and an M.B.A. from Harvard Business School.

Skills and Qualifications: Mr. Campbell has significant experience within the pharmaceutical industry, much of which has been focused on rare diseases, including expertise in corporate development, strategic planning, business operations, sales, and marketing. His experience, as well as his prior service on the Board of Directors of other publicly held companies in the pharmaceutical industry, provide valuable contributions to the Company as we continue our ongoing expansion as a fully integrated global commercial company. He also provides our Board with in-depth knowledge of our company through the day-to-day leadership of our executives, all of which enables him to make meaningful contributions to the Board.

Eiry W. Roberts, M.D., has served as a member of our Board since June 2021. Dr. Roberts is a former senior executive of Eli Lilly and Company (NYSE: LLY), a multinational pharmaceutical company, and is currently the Chief Medical Officer of Neurocrine Biosciences, Inc. (Nasdaq: NBIX), a biopharmaceutical company. She has over 25 years of pharmaceutical drug development experience, ranging across all phases of development from research through commercialization, spanning multiple therapeutic areas. Prior to Neurocrine, Roberts spent 26 years at Eli Lilly, during which she advanced through various senior and executive level roles, concluding her tenure as Vice President in Research & Development. Roberts served as the Chair of the Medical Review Committee at Eli Lilly. She is a member of the Healthcare Business Women’s Association and an Adjunct Professor of Medicine at Indiana University, Department of Clinical Pharmacology. She previously served on the Springboard Ventures Steering Committee and was a member of the Indiana Health Forum. She has non-profit Board experience, previously serving on the Board of the Indianapolis Children’s Choir and the St. Richard’s Episcopal School Board of Trustees. Dr. Roberts is an M.D. trained in pharmacology and medicine in the United Kingdom, qualifying from the University of London. Dr. Roberts continued her post-graduate clinical training in clinical pharmacology and cardiology at St. Bartholomew’s Hospital and at the Royal London Hospital.

Skills and Qualifications: Dr. Roberts brings more than 25 years of healthcare industry experience to the Board, spanning the areas of pharmaceutical drug development, regulatory affairs, pricing, and access. She has immense experience in leading therapeutic programs through all phases of the drug development process, regulatory frameworks, and product commercialization. She has an extensive background in medicine and experience as a Chief Medical Officer of a biopharmaceutical company. The culmination of her skills and experience adds important insight into the Amicus business and its development into a leading global commercial organization, all of which enable Ms. Roberts to make essential contributions as member of the Science and Technology Committee and the Compensation and Leadership Development Committee and to the Board as a whole.

Craig A. Wheeler has served as a member of the Board since June 2016. He is the CEO of Headwaters Biotech Advisors LLC, where he serves as an advisor to executives in the Biotech industry. Mr. Wheeler recently completed a 14-year tenure as President and Chief Executive Officer of Momenta Pharmaceuticals (Nasdaq: MNTA), where he grew the company from a startup, through multiple product launches, and ultimately to a $6.5 billion acquisition by Johnson and Johnson in the fall of 2020. In 2011, he was an E&Y Entrepreneur of the Year Regional Award winner. In May 2012, the Boston Globe named Momenta the number one company in their annual Globe 100 survey of top performing companies. Prior to joining Momenta, Mr. Wheeler was President of Chiron Biopharmaceuticals where, during his five-year tenure, he ran a fully integrated 2,500-person global pharma business with a global commercial organization, multiple manufacturing sites, a research organization, and a product development pipeline, more than doubling the pharmaceutical division’s global sales. Before that, he was a senior member of The Boston Consulting Group’s health care practice and worked extensively in the health care sector with focus on pharma and biotech, particularly in regard to corporate and R&D strategy. He began his career at Merck & Company, Inc.’s (NYSE: MRK) MSDRL research unit. He is currently a member of the board of Apellis Pharmaceuticals, Inc. (Nasdaq: APLS) and has previously served as the Chairman of the Board of Avanir Pharmaceuticals, Inc. where he helped oversee the transition of the company from a research-based platform to a fully integrated CNS pharmaceutical company until 2015 when it was acquired by Otsuka Pharmaceuticals for $3.5 billion. Mr. Wheeler received his B.S. and M.S. in chemical engineering from Cornell University and his M.B.A. from the Wharton School of the University of Pennsylvania.

Skills and Qualifications: Mr. Wheeler has extensive pharmaceutical industry knowledge and leadership experience, including his demonstrated expertise in drug development, manufacturing, and the technical issues facing growing biopharmaceutical companies. This background enables him to make significant contributions as the head of the Science and Technology Committee, while his overall life science experience and leadership enables him to contribute to the Audit and Compliance Committee, as well as the Board as a whole.

Burke W. Whitman has served as a member of the Board since June 2019. He also serves as Chief Executive of Colmar Holdings (a private investment company), member of the Boards of Directors of Omega Healthcare Investors (NYSE: OHI), the Marine Corps Heritage Foundation, the Buckhead Coalition, and member of Business Executives for National Security. Previously Mr. Whitman served as both a corporate Chief Executive Officer and a U.S. Marine Corps general officer. In military service for 34 years, (1985 to 2019, including 14 years on active duty, most recently 2009 to 2018), he commanded units at every level, led multiple combat deployments, served as Commanding General of a Marine Division and of Marine Forces, served as a General Officer with the U.S. Secretary of Defense, and retired as a Major General and the service’s senior reserve officer. Concurrently, in business for 20 years (1988-2008), he served as Chief Executive Officer (initially Chief Operating Officer) of Health Management Associates (NYSE: HMA), Chief Financial Officer of Triad Hospitals (NYSE: TRI), President of Deerfield Healthcare (private), Vice President of Almost Family (Nasdaq: AFAM), and an Investment Banker with Morgan Stanley (NYSE: MS). In its annual ranking, Institutional Investor Magazine has named him a repeat Best CFO and Best CEO. In volunteer service, Mr. Whitman has served on the Boards of the Federation of American Hospitals, Toys for Tots Foundation, Reserve Forces Policy Board, Marine Corps University, and Lovett School. He holds a BA from Dartmouth College, an MBA from Harvard Business School, a Master of Strategic Studies degree from the United States Army War College, and a Master of Ministry degree from Nashotah House Theological Seminary.

Skills and Qualifications: Mr. Whitman is an experienced executive and board leader of national and global organizations in health, defense, education, finance, and real estate. His broad knowledge of the domestic and international healthcare sector, specific experience in strategic finance and growth, and skill in organizational leadership and governance, provide a multifaceted perspective to our global biopharma business. These qualifications have made him an integral member of the board and both the Audit and Compliance and Nominating and Corporate Governance Committees.
Committee Memberships

Directors	Independent	Age	Director Since	Audit and Compliance	Compensation and Leadership Development	Nominating and Corporate Governance	Science and Technology
Lynn D. Bleil	✔	61	2018		•	C
Bradley L. Campbell		49	2018
Michael A. Kelly	✔	68	2020	•			•
Margaret G. McGlynn	✔	65	2009		C	•
Michael G. Raab (CH)	✔	60	2004			•
Eiry W. Roberts, M.D.	✔	61	2021		•		•
Glenn P. Sblendorio	✔	69	2006	C	•
Craig A. Wheeler	✔	64	2016	•			C
Burke W. Whitman	✔	69	2019	•		•

“CH”	Chairman of the Board
“C”	Committee Chair

AMICUS CORPORATE GOVERNANCE
General
This section describes key corporate governance policies and practices that we believe ensure that Amicus is managed for the long-term benefit of all our stakeholders. We continuously review these policies and practices and compare them to those of our peer group and those suggested by various authorities in corporate governance to ensure we adopt best industry practices. Policies and practices that we have adopted include criteria for selecting director nominees, board leadership structure, and responsibilities of the Board of Directors and its committees, among others. Complete copies of our Corporate Governance Guidelines and Board Committee charters are available on the “Investors—Corporate Governance” section of our website, www.amicusrx.com. You may also request a copy of these documents in writing to:
Amicus Therapeutics, Inc., 47 Hulfish Street, Princeton, NJ 08542, Attn: Ellen Rosenberg, Corporate Secretary.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines to assist our directors in the exercise of their duties and responsibilities and to serve the best interests of Amicus and its stakeholders. These guidelines provide, among other things, that:
•	The responsibility of the Board is to oversee the business and operations of Amicus, including risk oversight;
•	The majority of the Board must be independent directors;
•	The directors have full access to management and to outside independent consultants as needed;
•	The Board conducts an annual self-evaluation; and
•	The Board establishes appropriate limitations for service as directors on other company boards.
Director Independence
Our Board has reviewed the materiality of any relationship that each of our directors has with Amicus, either directly or indirectly, as well as other factors that may impact the independence determination for each of our directors. Based on this review, our Board has determined that the following directors are “independent directors” as defined by the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”): Mses. Bleil and McGlynn, Messrs. Kelly, Raab, Sblendorio, Wheeler and Whitman, and Dr. Roberts.
Board Leadership
On December 5, 2023, Amicus announced that Mr. John F. Crowley, then Executive Chairman of the Board, would conclude his service from employment and his service on the Board, and Mr. Raab would transition from Lead Independent Director to Chairman of the Board, effective March 4, 2024.
The Board originally elected Mr. Crowley as Chairman of the Board in February 2010, to serve in addition to his role as Chief Executive Officer. On August 1, 2022, Mr. Campbell was appointed Chief Executive Officer and Mr. Crowley transitioned to Executive Chairman. In September 2018, the Board appointed Mr. Raab to succeed Don Hayden Jr. as its new Lead Independent Director. At that time, the Company believed that the role of the Lead Independent Director provided the Company with a governance structure that best advanced the objectives of the Company while maintaining proper checks and balances on senior management, and provided the independent members of the Board with open and transparent communication regarding the Company’s strategic planning activities. With Mr. Crowley’s departure from the Company and the Board, and with the appointment of an independent director, Mr. Raab, as Chairman, the Company believes a Lead Independent Director is no longer needed.
The Board does not have a policy on whether the roles of the Chief Executive Officer and Chairman should be separate. The Board regularly evaluates relevant factors to determine the best leadership structure for the Company’s operating and governance environment at the time. Currently, the roles of Chief Executive Officer and Chairman are separate, which we believe is an appropriate structure at this time that contributes to the Board’s independence from management, while allowing the Chief Executive Officer to focus primarily on Amicus’s business, strategy and operations. Pursuant to the Company’s Corporate Governance Guidelines, if the Chairman of the Board is also the Company’s Chief Executive Officer, the Board will elect a non-management director to serve as Lead Independent Director.

Board Risk Oversight
Commitment to Governance and Risk Oversight. Our Board actively oversees the Company’s robust governance and risk oversight structure as the highest authority in the Company’s Enterprise Risk Management Program (“ERM Program”). Through this ERM Program, the Board delegates various oversight responsibilities to its committees which, in turn, provide regular updates to the Board on key risk issues and mitigation strategies in conjunction with management updates. At the business level, the Global Head of Rare Diseases and the Chief Compliance and Risk Officer co-chair the Global Risk Committee, which is comprised of the various department heads, and meets periodically to discuss potential or emerging areas of concern. Senior management is responsible for the day-to-day identification and management of risks with the Chief Compliance and Risk Officer having a dotted line to the Audit and Compliance Committee, providing quarterly updates on key developments from the global risk committee and any reports of violations of the Code of Conduct or other policies. The Audit and Compliance Committee oversees all matters related to the ERM Program, as well as risks related to financial, compliance, data privacy and cybersecurity risks, and apprises the Board of any developments under the ERM Program throughout the year. Our risk management structure, and matters overseen by the Nominating and Corporate Governance Committee, Compensation and Leadership Development Committee, and Science and Technology Committee are as follows:

Ethical Business Practices and Marketing. We believe good corporate governance is important to ensure that Amicus is managed for the long-term benefit of our stakeholders. Amicus is committed to maintaining a culture of business ethics and compliance, and strongly believes that a good culture of ethics needs to be visibly and consistently role modeled and reinforced, first and foremost, by the Board of Directors, the Executive Team, by all of management, and ultimately, by the entire organization. We (i) have adopted a Code of Conduct (ii) periodically review and revise our corporate governance guidelines, and (iii) periodically review and update the charters for our Audit and Compliance Committee, Compensation and Leadership Development Committee, Nominating and Corporate Governance Committee, and Science and Technology Committee. These revised corporate governance guidelines and committee charters, as well as our Code of Conduct which is reviewed and certified annually, provide a framework for the comprehensive oversight of designated risk areas by the Board and its Committees and are an important interface with our ERM Program.
Our Code of Conduct applies to all of our employees, including our principal executive officer, principal financial, and principal accounting officer, and our non-employee directors. The text of the Code of Conduct is posted on our web site at www.amicusrx.com and will be made available to stockholders without charge, upon request, in writing to The Office of the Corporate Secretary, c/o Amicus Therapeutics, Inc. at 47 Hulfish Street, Princeton, New Jersey 08542. Disclosure regarding any amendments to, or waivers from, provisions of the Code of Conduct that apply to our directors, principal executive and financial and accounting officers will be included in a Current Report on Form 8 K within four business days following the date of the amendment or waiver, unless web site posting of such amendments or waivers is then permitted by the rules of Nasdaq. To support our culture of compliance, we have yearly training on Amicus’ policies, standard operating procedures (SOPs), and applicable law, which is delivered to each applicable person in a mix of live in-person training, interactive online training, as well mandatory comprehension test questions that supplement such person’s acknowledgement that they have read applicable policies and SOPs. 100% of all Amicus employees have read and electronically the Global Code of Conduct.

Director Attendance
During the year ended December 31, 2024, there were six meetings of our Board, and the various committees of the Board met a total of twenty-two times. Each director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he or she served during 2024, achieving a total attendance record of 98%, with no director missing more than one meeting except Dr. Roberts who missed two committee meetings due to illness. Of the directors up for election in 2025, Mr. Kelly attended 94%, Ms. McGlynn attended 100%, Mr. Raab attended 100% and Mr. Sblendorio attended 100% of the meetings of the Board and various committees of the Board of which they are members. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each Annual Meeting of our Stockholders. All directors attended our 2024 Annual Meeting of Stockholders.
In addition to our director’s exemplary attendance, their time commitment to Company matters extends well beyond the 28 total board and various committee meetings that they attend. Collectively, our directors dedicate hundreds of hours to meeting preparation and ad hoc calls with the CEO and various members of management on a variety of discreet topics, demonstrating that each Board member is fully available to engage regularly with management on topics within their respective areas of expertise. For example, in 2024 members of the Board met with senior management and offered critical insights and mentorship, while also attending numerous ad hoc meetings on a variety of subjects. Overall, the members of our Board are fully engaged, prepared and generous with their time.
Our Board has also taken an active role in monitoring and responding to stockholder concerns. The Nominating and Corporate Governance Committee receives quarterly Investor Relations updates to enhance their understanding of investor sentiment, topics of interest or concerns. The committee believes that their appropriate engagement with stockholders is essential to good governance. This engagement included our now Chairman, Mr. Raab, meeting with key investors during the 2023 proxy cycle to address any concerns that stockholders had communicated to management, a practice that has continued to be offered in subsequent years. Further, prior to Mr. Raab’s appointment as Chairman of the Board, the Nominating and Corporate Governance Committee thoroughly assessed whether Mr. Raab could devote the time, preparation and commitment required of a Board Chairman. Following a robust evaluation process, the Committee and full Board were overwhelmingly satisfied that Mr. Raab has the energy, time and engagement level to fully commit to and excel in this role. In 2024 this was exemplified by his voluntary attendance at the various committee meetings of which he is not a member but to which he was invited, numerous sub-committee meetings on topics ranging from intellectual property matters to potential strategic transactions, and many ad hoc meetings with senior management of the company, while also dedicating time to the mentorship of our Chief Executive Officer.
Board and Committee Self-Evaluation
Through the oversight of the Nominating and Corporate Governance Committee, the Board and each committee of the Board conducts an annual self-evaluation. The self-evaluation process consists of two steps: an online assessment administered by a third party with expertise in Board evaluation, and structured interviews conducted by the Chief Legal Officer. The combined results are reviewed by the full Board and by the respective committees of the Board. The Board then determines how to incorporate this feedback in an effort to enhance performance by the Board and its various committees. The self-evaluation process has reaffirmed the Board’s robust diligence and thoughtfulness in the discharge of their risk oversight duties.
Committees of the Board and Meetings
Our Board has an Audit and Compliance Committee, a Compensation and Leadership Development Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee, each of which has the composition and responsibilities described below.
Audit and Compliance Committee. Our Audit and Compliance Committee met five times during 2024. The current members of our Audit and Compliance Committee are Messrs. Kelly, Sblendorio, Wheeler and Whitman. Mr. Sblendorio is the Chair of the Audit and Compliance Committee.
Our Board has determined that Mr. Sblendorio is a financial expert within the meaning of Item 407(d)(5) of Regulation S-K and has “accounting or related financial management expertise” within the meaning of the rules and regulations of Nasdaq. Our Audit and Compliance Committee was established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit and Compliance Committee assists our Board in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications, independence and the performance of our independent registered public accounting firm and our compliance program.

Our Audit and Compliance Committee’s responsibilities include:
•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal controls over financial reporting, disclosure controls and procedures, and Code of Conduct;
•	reviewing the Company’s Code of Conduct, including adherence thereto, monitoring our compliance programs generally, and periodically reporting to the full Board;
•	overseeing matters related to the Company’s compliance and enterprise risk management programs, processes and policies;
•	monitoring cybersecurity risk and reporting periodically to the full Board;
•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;
•	meeting independently with our Chief Compliance and Risk Officer; and
•	preparing the Audit Committee report required by SEC rules.
All audit and non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit and Compliance Committee.
Nasdaq rules require that all members of the Audit and Compliance Committee be independent directors, as defined by the rules of Nasdaq and the SEC. Our Board has determined that all the members of the Audit and Compliance Committee satisfy the independence requirements for service on the Audit and Compliance Committee.
A copy of the Audit and Compliance Committee written charter is publicly available on our web site at www.amicusrx.com.
Compensation and Leadership Development Committee. Our Compensation and Leadership Development Committee met six times during 2024. Mses. Bleil and McGlynn, Dr. Roberts, and Mr. Sblendorio are the current members of our Compensation and Leadership Development Committee, and Ms. McGlynn is the Chair of the committee. Our Compensation and Leadership Development Committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers and oversight of human capital initiatives. The Compensation and Leadership Development Committee has retained Pay Governance, LLC (“Pay Governance”) as its independent executive compensation consultant. Pay Governance reports directly to the Compensation and Leadership Development Committee and provides guidance on matters including trends in executive and non-employee director compensation, the development of certain executive compensation programs, review and development of the Company peer group and other matters as directed by the Compensation and Leadership Development Committee. Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation and Leadership Development Committee has determined that its relationship with Pay Governance and the work of Pay Governance on behalf of the Compensation and Leadership Development Committee has not raised any conflict of interest.
Our Compensation and Leadership Development Committee’s responsibilities include:
•	reviewing peer data and recommending to the Board for approval, the compensation of our Chief Executive Officer;
•	reviewing and approving executive officer compensation, excluding the Chief Executive Officer;
•	reviewing peer data and recommending compensation for directors and Board committee members to the full Board;
•	overseeing the evaluation of performance of our senior executives;
•	overseeing, administering, and making recommendations to our Board with respect to our cash and equity incentive plans;
•	reviewing and approving potential executive and senior management succession plans;
•	reviewing and approving non-routine employment agreements, severance agreements and change in control agreements;
•	reviewing and recommending to the Board organizational and leadership development plans and programs;

•	assessing and monitoring the Company’s organizational health, leadership development programs and processes designed to attract, develop, motivate, and retain employees;
•	assessing and monitoring total pay and compensation across all levels of the Company, including the review of programs and initiatives related thereto, periodically updating the Board;
•	overseeing the Company’s human capital disclosures;
•	reviewing and recommending to the Board for approval the annual corporate goals and objectives; and
•
reviewing the Company’s performance against the annual corporate goals and objectives and recommending to the Board a corporate multiplier which represents the percentage of achievement against the corporate goals and objectives.

Subject to the requirements of applicable law and our governing documents, the Compensation and Leadership Development Committee may delegate any of its responsibility to subcommittees as it deems necessary or appropriate in its sole discretion. Our Board has determined that the members of our Compensation and Leadership Development Committee qualify as independent directors under the rules and regulations of Nasdaq and the SEC.
A copy of the Compensation and Leadership Development Committee’s written charter is publicly available on our web site at www.amicusrx.com.
Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers, is included below in the section entitled “Compensation Discussion and Analysis.”
Please also see the report of the Compensation and Leadership Development Committee set forth elsewhere in this Proxy Statement.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee met five times during 2024. Mses. Bleil and McGlynn and Messrs. Raab and Whitman are the current members of our Nominating and Corporate Governance Committee. Ms. Bleil chairs the Nominating and Corporate Governance Committee.
Our Nominating and Corporate Governance Committee’s responsibilities include:
•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;
•	conducting searches for appropriate directors;
•	reviewing the size, composition, and structure of our Board;
•	developing and recommending to our Board corporate governance principles;
•	overseeing a periodic self-evaluation of our Board and any Board committees;
•	overseeing all applicable sustainability reporting obligations;
•	overseeing and monitoring Company issues related to activism, corporate social responsibility, and philanthropy, periodically reporting to the Board; and
•	monitoring investor sentiment, company stock performance and overall investor engagement.
Our Board has determined that the members of our Nominating and Corporate Governance Committee qualify as independent directors under the rules and regulations of Nasdaq and the SEC.
A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on our web site at www.amicusrx.com.
Science and Technology Committee. Our Science and Technology Committee met six times in 2024., Messrs. Kelly and Wheeler and Dr. Roberts are the current members of our Science and Technology Committee. Mr. Wheeler serves as Chair of the committee.
Our Science and Technology Committee’s responsibilities include:
•
identifying and discussing new and emerging trends in pharmaceutical science, technology, and regulation to ensure that the Company makes well informed choices in the investment of its research and development resources;

•	reviewing, evaluating, and advising the Board regarding the quality, direction and competitiveness of the Company’s research and development programs;

•	overseeing risk management in the areas of product quality and safety, GxP, and pharmacovigilance, including development and implementation of policies regarding the same;
•
reviewing, evaluating, and advising the Board regarding the Company’s overall manufacturing strategy to ensure that the Company makes well informed choices in the investment in manufacturing capabilities and secures appropriate levels of drug supply and drug product;

•
reviewing, evaluating, and advising the Board regarding the Company’s clinical and regulatory strategy, goals and objectives, and progress in achieving the clinical and regulatory strategy, goals and objectives;

•	reviewing and monitoring regulatory interactions; and
•
reviewing and making recommendations to the Board on the Company’s internal and external investments in science and technology and evaluating the Company’s current scientific resource and personnel needs.

Our Board has determined that the members of the Science and Technology Committee qualify as independent directors under the rules and regulations of Nasdaq and the SEC. A copy of the Science and Technology Committee’s written charter is publicly available on our web site at www.amicusrx.com.
Policies Governing Director Nominations
Director Qualifications and Skills. Our Nominating and Corporate Governance Committee is responsible for reviewing with the directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board in the context of the needs of the business and the composition of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:
•	a reputation for integrity, honesty, and adherence to high ethical standards;
•	the ability to exercise sound business judgment;
•	substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; and
•	the ability to devote the time and effort necessary to fulfill their responsibilities to the Company.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including whether the nominee has specific strengths that would augment existing skills and experience of the Board, such as expertise and experience in science & technology, healthcare provision & payment, regulatory, commercialization, pricing & reimbursement, public policy, finance & capital markets, talent management, Biopharma manufacturing, compliance or international life science – and whether the nominee brings leadership experience as a chief executive officer/chief operating officer or board director within public companies or other complex organizations. The following matrix highlights each director’s primary skills or knowledge in these areas as identified by the Nominating and Corporate Governance Committee. As the matrix focuses solely on primary skills and knowledge, the absence of a mark does not necessarily indicate that the director does not possess such skill or knowledge.

Experience/Skills	Bleil	Campbell	Kelly	McGlynn	Raab	Roberts	Sblendorio	Wheeler	Whitman
Core Industry Capabilities									
BioPharma C-level Leadership	●	●	●	●	●	●	●	●	●
Rare Disease Leadership		●	●	●	●	●	●	●	
Science, Research & Technology Leadership			●	●		●		●	
Regulatory Leadership		●		●	●	●	●	●	●
Pricing/Reimbursement/Access Leadership	●	●	●	●	●	●	●	●	●
BioPharma Manufacturing & Operations Leadership		●	●		●		●	●	
BioPharma Commercial Leadership	●	●	●	●	●		●	●	
Healthcare & BioPharma Compliance	●	●	●	●	●	●	●	●	●
International Life Sciences Leadership		●	●	●	●	●	●	●	
Core Business Considerations									
Corporate Governance	●	●	●	●	●		●	●	●
Human Resources	●	●	●	●	●	●	●	●	●
Financial & Capital Markets Leadership	●	●	●		●		●	●	●
Cybersecurity & Data Privacy		●	●		●		●	●	●
Government Policy				●	●	●	●	●	●

Process for Identifying and Evaluating Director Nominees. Our Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, it believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business, and personal attributes that are best suited to further the Company’s mission. Our Nominating and Corporate Governance Committee may identify nominees using professional search firms that may utilize proprietary screening techniques to match candidates to the Nominating and Corporate Governance Committee’s specified qualifications. The Nominating and Corporate Governance Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. Our Nominating and Corporate Governance Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria set forth above under “Director Qualifications and Skills.” The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fill a vacancy. In selecting such candidates, the Board remains committed to director refreshment and considers such candidate’s alignment with the Company’s patient-focused mission, while also valuing and considering candidate’s broad range of personal and professional experiences. The Board’s objective is to form a multifaceted Board of Directors where their varied backgrounds, ages, perspectives, skills, experiences, and competencies, result in effective decision-making, guidance, risk management and overall Board effectiveness.

Procedures for Recommendation of Director Nominees by Stockholders. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under “Director Qualifications and Skills.” Any stockholder recommendations of director nominees proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed in writing to the Nominating and Corporate Governance Committee, care of: Amicus Therapeutics Inc., 47 Hulfish Street, Princeton, New Jersey 08542, Attention: Corporate Secretary. In addition, our By-laws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading “Stockholder Proposals and Nominations for Director.”
Compensation and Leadership Development Committee Interlocks and Insider Participation. During the fiscal year ended December 31, 2024, Mses. Bleil and McGlynn, Mr. Sblendorio, and Dr. Roberts served as members of our Compensation and Leadership Development Committee. None of our directors who served as a member of the Compensation and Leadership Development Committee in 2024 is, or has at any time during the past fiscal year been, one of our employees or at any time been one of our officers. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board or the Compensation and Leadership Development Committee.
Stockholder Communications to the Board
Our Board provides a process for stockholders to send communications to the Board. Any stockholders who wish to address questions regarding our business directly with our Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board or the Secretary of the Board, c/o Amicus Therapeutics, Inc., 47 Hulfish Street, Princeton, New Jersey 08512. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.
Executive Officers
The following is a brief summary of the background of each of our executive officers, except for Mr. Campbell whose background may be found above under “Our Board of Directors”:
Simon Harford, 64, joined Amicus in August 2023 and currently serves as Chief Financial Officer. He brings extensive finance experience in the pharmaceutical and healthcare industry both in the U.S. and internationally. Prior to joining Amicus, Mr. Harford served as Chief Financial Officer of Boston-based biotech Albireo Pharma Inc., a rare pediatric liver disease company, from October 2018 until its sale to Ipsen S.A. in March 2023. Previously he was Chief Financial Officer at PAREXEL International Corporation, a leading global clinical research organization, where he led the financial aspects of the transition from a public to private-equity owned company. Mr. Harford has spent most of his career in the pharmaceutical industry including eight years at GlaxoSmithKline plc based at their headquarters in London culminating in his role as SVP Finance, Global Pharmaceuticals with responsibility for the finance function of the global pharmaceutical business. Earlier in his career, he spent 20 years at Eli Lilly and Company in numerous senior leadership roles in the U.S. and Europe including Head of Investor Relations, European CFO and Corporate Controller. Mr. Harford has an MBA from the University of Virginia’s Darden School of Business.
Ellen S. Rosenberg, 62, has served as our Chief Legal Officer and Corporate Secretary since December 2018 and our General Counsel and Corporate Secretary since February 2016. Prior to joining Amicus, she served as a Senior Vice President of Shire Pharmaceuticals. Prior to Shire, Ms. Rosenberg was Associate General Counsel for the Metabolic Endocrinology division at EMD Serono Inc., the U.S. affiliate of Merck KGaA. Ms. Rosenberg brings extensive and broad ranging legal experience in the biopharmaceutical and medical device industry including mergers and acquisitions, licensing, corporate governance, product launches, risk management, litigation, investigations, intellectual property, and compliance matters. Ms. Rosenberg also has significant experience building and developing legal teams and the in-house legal function. Ms. Rosenberg received a B.A. from the University of Connecticut and a J.D. from the University of Pennsylvania Carey Law School.
David M. Clark, 50, has served as our Chief People Officer since October 2018. Mr. Clark was previously Vice President of Global Human Resources (HR) at Alibaba Group, headquartered in Hangzhou, China, from September 2016 to August 2018. Prior to that, Mr. Clark spent eight years at American Express, where he was Senior Vice President of Human Resources and Chief Learning Officer. While there, Mr. Clark was a senior HR Business Partner and led the transformation of learning, leadership development and performance management. Previously, Mr. Clark was a Commissioned Officer on the White House senior staff. As Deputy Assistant to the President of the United States, he led the recruitment and development of the 4,000 most senior leaders in the U.S. government. Mr. Clark received a B.S. in political science from Indiana State University. He is an Eagle Scout and served on the National Executive Board of the Boy Scouts of America. Mr. Clark is also a Chairman-Emeritus of the Board of the Make-A-Wish Foundation of America.

Jeffrey P. Castelli, Ph.D., 53, has served as Chief Development Officer since May 2020. Previously he served as the Company’s Chief Portfolio Officer and Head of Gene Therapy and has been employed with Amicus since July 2005. Dr. Castelli has over 20 years of experience in the Biotech and Orphan Drug industry, focused on rare disease research and development of medicines from discovery through market authorization. In his current capacity, he provides strategic leadership across all R&D activities, including direct oversight of Science, Clinical Research, and Medical Affairs. While at Amicus, he has had responsibility for a number of different functions including program management, portfolio planning and the gene therapy business. Dr. Castelli previously served as a healthcare strategy consultant at Health Advances LLC and worked in business development at Neose Pharmaceuticals Inc. He received a B.S. from West Chester University and a Ph.D. from the University of Pennsylvania and is an author on numerous publications and patents in the field of rare disease drug development.

COMPENSATION DISCUSSION AND ANALYSIS—2024
Executive Summary
The Compensation and Leadership Development Committee, in consultation with the Board, is responsible for establishing, implementing, and overseeing our overall compensation strategy and policies, including our executive compensation program, in a manner that supports our business objectives. Our Compensation and Leadership Development Committee determined that in 2024, the Company continued its advancement as a leading orphan and rare disease company, with global commercial operations, focused on discovering, developing, and delivering novel medicines for rare diseases. The specific milestones achieved in 2024 in support of the Company’s business strategy and this conclusion by the Compensation and Leadership Development Committee are described below under the heading “Annual Cash Incentive Plan”. Our Compensation and Leadership Development Committee also adheres to a longstanding pay-for-performance philosophy, and in 2024, we exceeded our corporate goals resulting in an annual corporate bonus multiplier of 108%.
The Compensation and Leadership Development Committee evaluates our compensation program, taking into consideration best practices and emerging trends, stockholder input as well as data and feedback provided by our independent executive compensation consultant, Pay Governance. In the past year, we have continued to ensure that our compensation program aligns with stockholder interests including the following actions:
•
In 2024, our CEO Mr. Campbell’s base salary comprised approximately 9% of his total direct compensation, and our other named executive officers’ base salaries comprised approximately 15% of their total direct compensation, on an aggregate basis.

•
The vast majority of our named executive officers’ compensation was represented by long-term incentives, which are inherently performance based. Approximately 84% of Mr. Campbell’s total direct compensation was in the form of long-term incentives. For our other named executive officers, on average, approximately 77% of their total direct compensation for 2024 was represented by long-term incentives.

•
For 2024, the Compensation and Leadership Development Committee determined that Mr. Campbell and the Senior Leadership Team, including all of our named executive officers, would continue to receive 1/3 the value of annual equity grants in Stock Options, 1/3 in Restricted Stock Units (“RSUs”) and 1/3 in Performance Restricted Stock Units (“PRSUs”). The PRSUs utilized performance measures of relative total stockholder return, and strategic pipeline and revenue goals. Similar to stock options, utilizing PRSUs aligns the management team with stockholders and strengthens our pay for performance philosophy, because these awards only deliver value to our named executive officers if the Company achieves the long-term performance goals determined by the Compensation and Leadership Development Committee.

•
The PRSUs granted in 2022, which had a three-year measurement period ending in 2024, paid out at 88.6% of target based on the relative weighted achievement of each goal. Of the five 2022 PRSU goals, the Pompe, People and Culture, and TSR goals were each determined to have been met at 100% of target, while the Profitability and Pipeline goals were determined to have been met at 74% and 25%, respectively.

The graph on the left displays the base salary, cash bonus, stock option value, RSU value and PRSU value of our Chief Executive Officer, Mr. Campbell while the graph on the right displays the average base salary, cash bonus, stock option value, RSU value and PRSU value of our other named executive officers, excluding Mr. Campbell. Assumptions made in the valuation of our stock option, RSU, and PRSU awards are discussed in our annual report for the year ended December 31, 2024, filed with the SEC on Form 10-K on February 19, 2025 at Note 10 — Stock-based Compensation.
Executive Compensation
We describe our executive compensation program below and provide an analysis of the compensation paid and earned in 2024 by our “named executive officers” – our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers. For 2024, our named executive officers are:
•	President and Chief Executive Officer, Bradley L. Campbell;
•	Chief Financial Officer, Simon Harford;
•	Chief Legal Officer and Corporate Secretary, Ellen S. Rosenberg;
•	Chief People Officer, David M. Clark; and
•	Chief Development Officer, Jeffrey P. Castelli, Ph.D.
Executive Compensation Governance Practices
Below we summarize certain executive compensation related governance practices that we follow and that we believe serve our stockholders’ long-term interests.

What We Do
✔	Maintain an executive compensation program designed to align pay with performance
✔	Conduct an annual say on pay advisory vote
✔	Seek input from, listen to and respond to stockholders
✔	Have double trigger on executive severance arrangements, executive stock option grants, and PRSU grants
✔	Prohibit hedging and pledging of company stock
✔	Retain an independent compensation consultant
✔	Maintain stock ownership guidelines for executives and directors
✔	Maintain a clawback policy

What We Do NOT Do
✘	Provide executives with tax gross-ups other than for Company required relocations
✘	Provide guaranteed bonuses
✘	Provide a retirement equity benefit for our executives that is not generally available for all employees
✘	Allow for repricing of stock options without stockholder approval

“Say on Pay” Consideration
At our 2024 annual meeting of stockholders, approximately 97% of the shares voted at the meeting approved, on an advisory basis, the compensation of the named executive officers. Considering stockholders’ strong support of our most recent say-on-pay proposal, the Compensation and Leadership Development Committee did not undertake fundamental changes to our executive compensation programs following the 2024 annual meeting of stockholders. Nonetheless, we continue to solicit the input of our stockholders and in 2024 our investor relations team proactively engaged with major stockholders, representing approximately 64% of shares outstanding, on the Company’s pay practices. As evidenced by the voting detailed above, the vast majority of the shares voted to approve the ‘say on pay’ advisory proposal and the Compensation and Leadership Development Committee continues to focus on pay practices that align compensation with performance. The Compensation and Leadership Development Committee monitors and considers the results of the annual advisory “say on pay” proposal and feedback received from stockholders.
Objectives and Philosophy of Executive Compensation
We are a global patient-dedicated biotechnology company engaged in the discovery, development, and commercialization of a diverse set of novel treatments for people living with rare genetic diseases. We operate in an extremely competitive, rapidly changing and heavily regulated industry, and the long-term success of our business requires a high degree of innovation and adaptability. We believe that the skill, talent, and dedication of our executive officers are critical factors affecting our long-term success, especially at this critical time in our history as we execute our business strategy. Therefore, our compensation program for our executive officers, including our named executive officers, is designed to attract, retain, and motivate the best possible executive talent. Utilizing a pay-for-performance compensation philosophy, we have designed a program that provides the ability to differentiate the total compensation mix of our named executive officers based on their demonstrated performance and their potential to contribute to our long-term success.
Our compensation philosophy is to:
•	provide our executives a competitive total compensation opportunity relative to the organizations with which we compete for executive talent;
•	attract and retain individuals of superior ability and managerial talent who can successfully perform and succeed in our environment;
•
increase the incentive to achieve key strategic and financial performance measures by linking compensation opportunities and actual compensation earned through our pay for performance compensation program to the achievement of corporate goals; and

•	deliver pay in a cost-efficient manner that aligns employees’ compensation with stockholders’ long-term interests.
Our compensation program is designed to reward the accomplishment of our corporate goals in a manner consistent with the Company’s values, which stresses not only results but also how those results are attained. To meet the objectives of our compensation philosophy, we maintain a robust goal setting and performance management program.
Mr. Campbell approved individual goals for the named executive officers, other than himself, at the beginning of 2024, that were specific to such executive officer’s area of expertise and supported our corporate goals for the year. For 2024, annual cash incentive bonuses for our named executive officers other than Mr. Campbell were determined by the combination of both the corporate multiplier and an individual multiplier. For Messrs. Clark, Castelli and Harford, and Ms. Rosenberg, the attainment of individual goals was assessed within a range of 0 to 133% multiplier for each individual; this individual multiplier, along with the final corporate multiplier, was applied to the target bonus to determine final annual incentive bonus payouts.
The Compensation and Leadership Development Committee believes that the corporate multiplier should continue to be a significant factor in determining bonus payouts because it closely aligns our named executive officers’ compensation with the interests of our stockholders. The Compensation and Leadership Development Committee believes that including the individual multiplier for named executive officers, other than the Chief Executive Officer, as a component of such named executive officers’ bonus payouts, is important to incentivize our officers as we expand as a global commercial biotechnology company. However, because of the Chief Executive Officer’s influence on the overall performance of Amicus, the Compensation and Leadership Development Committee believes it is appropriate and in the best interests of our stockholders to base the Chief Executive Officer’s cash bonus on the Board’s determination, with the Compensation and Leadership Development Committee’s recommendation, of the achievement of corporate objectives without regard to an individual multiplier.

Risk Analysis of Compensation Policies and Practices
The Compensation and Leadership Development Committee is aware that compensation arrangements, if not properly designed, could encourage inappropriate or excessive risk taking. We believe that our overall compensation program encourages our named executive officers and other employees to focus on both short-term and long-term objectives and does not encourage excessive risk taking. Our stock options vest over multiple years and their value is not directly linked to the achievement of short term defined metrics. To enhance this posture, the Committee made the decision, starting in 2017, to award performance based restricted stock unit grants in addition to stock options and restricted stock units. In addition, cash incentive bonuses tied to the achievement of Company and individual goals have historically made up a small percentage of our executive officers’ total compensation package. The Nominating and Corporate Governance Committee implemented stock ownership guidelines, which ensure significant amounts of actual share ownership over time for our executive officers, mitigate excessive risk taking and foster an ownership mentality among our senior leaders. Further, we operate as a single business unit and therefore are not exposed to the risks that may be associated with operating through several segments, such as one business unit being significantly more profitable than another or having a compensation structure that is significantly different than that of other units. The Compensation and Leadership Development Committee will continue to review risk as one of the elements it considers in the planning process for executive compensation in the future.
Compensation Program Elements and Pay Level Determination
Each year, the Compensation and Leadership Development Committee reviews and determines base salaries, annual cash incentives and long-term incentive awards for all executive officers (with the Board approving the Chief Executive Officer’s compensation, after reviewing the Compensation and Leadership Development Committee’s recommendation).
In setting our executive compensation programs, the Compensation and Leadership Development Committee reviews market data at the 25th, 50th, and 75th percentile and generally targets aggregate total direct compensation for the named executive officers as a group to approximately the 50th percentile of our peer group (as discussed below). Actual compensation levels for each named executive officer depend on factors such as individual performance, Company performance, skills/capabilities, overall impact/contribution, experience in position, criticality of position and internal equity. For 2024, the base salaries, annual cash incentives and long-term incentive awards determination for all named executive officers, excluding our Chief Executive Officer, were approved by our Compensation and Leadership Development Committee, which is comprised solely of independent directors. For the Chief Executive Officer, the base salary, annual cash incentives and long-term incentive awards were recommended by the Compensation and Leadership Development Committee to the Board following a review of peer group data, which then reviewed and approved the final compensation. The Compensation and Leadership Development Committee considered all the information presented (including external competitiveness, the individual’s performance, Company performance and internal equity) and applied its collective knowledge and discretion to determine the compensation for each named executive officer.
As part of the compensation determination process, the Chief Executive Officer presents to the Compensation and Leadership Development Committee an individual assessment of each named executive officer’s performance, excluding the Chief Executive Officer’s own performance, over the prior year, as well as the recommended compensation action for each such named executive officer. Based on corporate and individual performance, the Chief Executive Officer makes a compensation recommendation for each such named executive officer which includes actions on base salary, bonus (based on corporate and individual multipliers), and long-term incentive grant target value. Individual goals are designed to support the achievement of the yearly corporate goals. The Chief Executive Officer’s recommendations may also take into account input from the executive’s peers and direct reports, as appropriate. The recommendations of the Chief Executive Officer are afforded significant weight by the Compensation and Leadership Development Committee because of his familiarity with the day-to-day performance of his direct reports. However, the final determination of each executive officer’s pay, other than that of the Chief Executive Officer, is made by the Compensation and Leadership Development Committee.
In 2024, the Chief Executive Officer’s performance was assessed by all independent directors under the leadership of our Chairman. The Compensation and Leadership Development Committee bases its recommendation to the Board for the Chief Executive Officer’s compensation upon this assessment, and the final determination of the Chief Executive Officer’s Compensation is made by the Board.

Long-term incentive grants are based on an executive’s level within the organization, competitive data for our peer group, and in the case of our named executive officers, several other factors which are more fully described below under “Long-Term Incentive Programs”. Long-term incentive grants are designed to motivate and retain the executive team to best achieve the Company’s goals and implement our business strategy, thereby increasing stockholder value.
Role of Independent Compensation Consultant
The Compensation and Leadership Development Committee has engaged Pay Governance to assist the Compensation and Leadership Development Committee by providing ongoing executive compensation consulting. The Compensation and Leadership Development Committee has reviewed the independence of Pay Governance; because of the policies and procedures that Pay Governance and the Compensation and Leadership Development Committee have in place, the Compensation and Leadership Development Committee is confident that the advice it receives from executive compensation consultants at Pay Governance is objective and not influenced by Pay Governance’s or its affiliates’ relationships with the Company or its officers and has concluded that Pay Governance’s work does not raise any conflict of interest.
Peer Group
The Compensation and Leadership Development Committee, with the advice and analysis of its independent executive compensation consultant Pay Governance, established the peer group set forth below as a reference point for assessing named executive officer target compensation against market competitive data and relevant survey data as applicable. The Compensation and Leadership Development Committee, upon advice from Pay Governance, selected the companies that comprise our peer group through a robust screening process that considered publicly traded U.S. biopharmaceutical companies that were similar to Amicus in size, market capitalization and business operating model, and operate in geographic locations that generally have similar pay levels. Two companies, Deciphera Pharmaceuticals, Inc. (“Deciphera”) and Sage Therapeutics, Inc. (“Sage”), were removed from the peer group used in 2024. Deciphera was removed due to its acquisition by Ono Pharmaceutical, Co., Ltd., which closed in June 2024, while Sage was removed due to its lower market cap following poor results from its clinical trials. For 2024, the Compensation and Leadership Development Committee replaced Deciphera and Sage with Catalyst Pharmaceuticals Inc, Harmony Biosciences Holdings, Inc. and Mirum Pharmaceuticals, Inc. upon the recommendation of Pay Governance due to their similarity to Amicus based on the criteria set forth above. The Compensation and Leadership Development Committee intends to continue reviewing and revising the peer group annually to ensure that it continues to reflect publicly traded companies of similar size and business model.

Acadia Pharmaceuticals	Agios Pharmaceuticals	Alkermes
Apellis Pharmaceuticals	Axsome Therapeutics, Inc.	Blueprint Medicines Corporation
Catalyst Pharmaceuticals, Inc.	Exelixis	Halozyme Therapeutics
Harmony Biosciences Holdings, Inc.	Insmed Incorporated	Ionis Pharmaceuticals
Ironwood Pharmaceuticals	Mirum Pharmaceuticals, Inc.	PTC Therapeutics
Travere Therapeutics	Ultragenyx Pharmaceuticals

Elements of Compensation
Our executive compensation consists primarily of base salary, annual cash incentive plan, and long-term incentive program, each of which plays an important role in our pay for performance philosophy and in achieving our compensation program objectives. For each element of compensation, we target an overall executive compensation program that is competitive with market data.

Base Salaries
Base salaries are paid to our named executive officers to provide a level of compensation that is both competitive with the external market and is commensurate with each named executive officer’s scope of responsibilities, past performance, experience, and skills. The base salary in effect at the end of the year for each of our named executive officers was as follows:

	Base Salary at December 31,		Base Salary Change
Name and Principal Position	2023	2024
Bradley L. Campbell President and Chief Executive Officer	$700,000	$770,000	10%
Simon Harford Chief Financial Officer	$500,000	$515,000	3%
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	$500,000	$515,000	3%
David M. Clark Chief People Officer	$469,364	$483,445	3%
Jeffrey P. Castelli Chief Development Officer	$464,981	$492,880	6%

The base salary increase for Mr. Campbell represents a planned multiyear ramp-up from his initial CEO salary to achieve a base that is closer to market, the base salary increase for Mr. Castelli reflects a base that is closer to market, and the base salary increases for each of our other named executive officers set forth above reflect merit increases for 2024.
Annual Cash Incentive Plan
We maintain an annual cash incentive program to motivate and reward the attainment of annual strategic, operational, financial, and individual goals. For all program participants, annual target cash incentive opportunities are expressed as a percentage of base salary, which we believe is consistent with market practice. The target bonus percentages of base salary were generally determined by level in the organization in accordance with market-based considerations and contractual entitlements.
The target bonus percentages for 2024 are as follows:

Position	2024 Target Bonus % of Base Salary
Chief Executive Officer	75%
Other Named Executive Officers	45%

For 2024, bonuses awarded under the plan to our named executive officers, other than Mr. Campbell, were determined based on both the corporate multiplier and an individual multiplier. The corporate multiplier ranges from 50% to 160%, with the Compensation and Leadership Development Committee having final discretion to adjust the upper or lower limits as appropriate. For bonuses related to 2024 performance, the corporate multiplier was determined to be 108% based on the Company’s performance for the reasons described below.
In order to determine bonus calculations under the plan, the target bonus for each eligible named executive officer, other than Mr. Campbell, was determined by first multiplying the officer’s target bonus percentage of base salary by 108% (the corporate multiplier) and then multiplying such result by his or her individual multiplier. Mr. Campbell’s bonus under the plan was determined by multiplying the 108% corporate multiplier by his target bonus percentage of 75% of base salary, which resulted in a 2024 bonus of approximately 81% of Mr. Campbell’s Chief Executive Officer base salary. The table below titled “Calculation of Annual Cash Incentive Bonuses” further demonstrates the calculation of the 2024 annual bonuses paid to our named executive officers.
The Corporate Multiplier
On an annual basis, the Board works with management to set Company goals and objectives that are challenging and reflect an ambitious timetable for the execution of the Company’s strategies commensurate with our short and long-term business plan. The Company’s internal goals and objectives reflect complex assumptions based on internal analyses and projections and are intended to encourage the Company to pursue its business plan in an expedited manner. Once the

Company’s goals and objectives are proposed, they are reviewed by the Compensation and Leadership Development Committee and then recommended for approval by the full Board. The Compensation and Leadership Development Committee periodically reviews the Company’s goals and, from time to time, may choose to recommend revisions to the Board.
At the time the goals and objectives are set, the Compensation and Leadership Development Committee believes that their full attainment will be appropriately challenging due in part to internal and external factors. However, while total achievement of all goals and objectives set at the beginning of the year may not be expected, the Compensation and Leadership Development Committee holds management accountable to significantly advance the Company’s business objectives throughout the year.
The Compensation and Leadership Development Committee reviews corporate performance against each of the pre-established targets and weighting to determine the extent to which such goals were attained. The Compensation and Leadership Development Committee’s rationale behind its determination of both the attainment of corporate goals and the percentage completed for each such goal is described below. These objectives were established at the beginning of 2024 and were reflective of the corporate strategy at that time.
In reaching its determination on the corporate multiplier for 2024, the Compensation and Leadership Development Committee applied the percentage that the Compensation and Leadership Development Committee determined was completed against the pre-established weighting of the corporate objectives as follows:

2024 Company Scorecard

Objective	Weight	Percentage Achieved	Final Score*
(Galafold) Advance global commercialization of Galafold® with extraordinary patient focus & highest business integrity	30%	141.7%	42.5%
(Pompe) Advance global commercialization of Pombiliti™ + Opfolda™ with extraordinary patient focus & highest business integrity	40%	87.3%	34.9%
(Pipeline) Advance pipeline and best-in-class next-generation genetic medicines and capabilities	10%	84.0%	8.4%
(Financial) Manage to the Board-approved financial plan	15%	113.3%	17.0%
(Culture & People) Advance organization and patient-dedicated culture	5%	104.0%	5.2%
Total			**108%**

* Numbers have been rounded to nearest tenth of a percentage

2024 Corporate Objectives Measurement
As stated above, the Company and the Compensation and Leadership Development Committee established objectives for 2024 and thoroughly reviewed the company’s performance in achieving those objectives.
•	For the Galafold® revenue goal, the Company reported approximately $458.5 million in net product sales for the year ended December 31, 2024, resulting in 141.7% achievement of this goal.
•
For Pombiliti™ + Opfolda™ we continued to advance global commercialization. The Company submitted marketing authorizations in Canada and Japan, and reimbursement approvals in Spain, Germany, Czechia, Austria, Italy, Sweden, Switzerland and Portugal. For the PPQ campaign, the Company successfully completed drug substance PPQ batches manufactured at the Dundalk WuXi facility and receipt of the final quality release test results was completed in June 2024. Following a successful Inspection in October, WuXi Dundalk received GMP authorization from HPRA in December. The cumulative effect of these actions resulted in 87.3% achievement of this goal.

•
For the Pipeline goal, the Company continued its focus on its Fabry and Pompe novel technologies, making progress on its Fabry gene therapy and next generation technologies. The Company also advanced its work with its Pompe program and other complimentary technologies. The cumulative effect of these actions resulted in the achievement of this goal at 84%.

•
As of December 31, 2024, the Company reported $250 million of cash, cash equivalents and marketable securities and realized non-GAAP profitability in 2024 (GAAP net loss was $56 million for the year ended December 31, 2024 – please see Appendix A for reconciliation). The Company exceeded its financial goal due to prudent expense management and commercial execution, while continuing to invest in the Galafold® and the Pombiliti™ + Opfolda™ launches. The cumulative effect of these actions resulted in 113.3% achievement of this goal.

•
For the culture goal, the Compensation and Leadership Development Committee determined that the Company had exceeded the goal based on the strength of our employee engagement metrics as well as retention of our key talent. On the engagement portion, the company scored 84%, achieving higher than the 80% target that was set. On the retention portion, the Company again retained 90% of all previously identified “key talent” in critical roles and/or critical role pipelines. The cumulative effect of these actions resulted in 104% achievement of this goal.

In evaluating the overall corporate performance for 2024, the Compensation and Leadership Development Committee determined that the Company had demonstrated high quality execution across the business and had positioned the Company for continued success in 2024 and beyond. As such, the Compensation and Leadership Development Committee evaluated these achievements and, consistent with the quantitative scoring described above, recommended a 108% corporate multiplier for 2024, which was approved by the Board.
The Individual Multiplier
Design
While we believe that the corporate multiplier should remain a significant factor in the bonus calculation, the Compensation and Leadership Development Committee believes it is important to recognize and separately incentivize the individual performance of our named executive officers (excluding the role of the Chief Executive Officer) as a fully integrated pharmaceutical company. We therefore determined that the individual multiplier for Messrs. Clark, Castelli, and Harford and Ms. Rosenberg, would range from 0-133% based on performance as described below. As noted above, the Compensation and Leadership Development Committee continues to believe that bonus for the Chief Executive Officer should be determined solely by reference to the corporate multiplier. However, the Compensation and Leadership Development Committee periodically reviews and discusses its evaluation of the Chief Executive Officer’s performance and accomplishments in executive session, without the presence of the Chief Executive Officer, as part of its year-end executive officer review process.
The individual multiplier for each executive is determined after considering several factors including achievement of individual objectives, departmental or organizational performance and other significant accomplishments. Individual objectives are necessarily tied to the particular area of expertise of the executive and are designed to support the Company’s achievement of its corporate goals. Individual goals are evaluated based on leadership and performance on specific functional goals that are tied to the corporate goals.
These objectives are set with the belief that full achievement will be difficult and challenging, but attainable, so long as the officer is fully committed to the accomplishment of such objectives through significant effort and dedication to the Company’s strategies and an ability to quickly adapt to a constantly evolving business environment.
Individual performance objectives of our named executive officers, other than the Chief Executive Officer, are determined by the Chief Executive Officer, to whom each named executive officer reports. During the annual review process, the Company’s Chief Executive Officer discusses with the Compensation and Leadership Development Committee his overall evaluation for each such executive, which includes the factors noted above. While the Compensation and Leadership Development Committee relies in part on the Chief Executive Officer’s evaluation of the other named executive officers, it also considers the degree of difficulty in attaining the Company’s goals and such executive’s accomplishments. In considering the degree of difficulty, the Compensation and Leadership Development Committee considers factors such as the influence of external events, including unanticipated clinical events and regulatory timelines, and the effort expended by executives. Upon the completion of such process, the Compensation and Leadership Development Committee determines the individual multiplier for each named executive officer, other than the Chief Executive Officer, based on the Compensation and Leadership Development Committee’s determination of such officer’s satisfaction of the applicable goals.

2024 Determinations
The Compensation and Leadership Committee believes that because of the Chief Executive Officer’s influence on the overall performance of Amicus, it is appropriate and in the best interests of our stockholders to base the Chief Executive Officer’s cash bonus on the achievement of the corporate objectives, without regard to an individual multiplier. For 2024, the Company’s corporate multiplier was determined to be 108%. In determining the individual multiplier for our named executive officers (excluding the chief executive officer), the Compensation and Leadership Development Committee reviews the Chief Executive Officer’s recommendation as to each such executive officer’s individual and departmental performance throughout the year and how those performances supported the Company’s achievement of its corporate goals. The specific individual factors that the Compensation and Leadership Development Committee noted in determining each such named executive officer’s individual multiplier were as follows:
Simon Harford, Chief Financial Officer (110% Individual Multiplier)
•	Managed to the Board approved budget, streamlining the annual budget and forecasting process;
•	Achieved full-year non-GAAP profitability in 2024; and
•	Strengthened the Company’s income statement through judicious budget management.
Ellen S. Rosenberg, Chief Legal Officer, and Corporate Secretary (133% Individual Multiplier)
•	Strategically partnered with functions and business units to support launch and business activities;
•	Led the Company’s global intellectual property litigation strategies;
•	Advised the Board of Directors and led the Board evaluation process; and
•	Maintained SEC compliance in all of our activities.
David M. Clark, Chief People Officer (115% Individual Multiplier)
•	Led the Company’s people and culture corporate goal achievement and searches for new members of the Company’s executive team;
•	Planned and executed a corporate restructuring and reorganization in support of the Company’s long-term strategy;
•	Led the build-out and opening of the Company’s global headquarters and secured a subtenant in the Philadelphia laboratories; and
•	Led the information technology efforts to continue improving the Company’s cybersecurity, resulting in improved internal controls and NIST scores.
Jeffrey P. Castelli, Chief Development Officer (110% Individual Multiplier)
•	Led the development of the Company’s 5-year R&D Strategy and the R&D diligence assessment of business development opportunities;
•	Led the cross-functional teams responsible for regulatory and reimbursement submissions, including those with the National Institute for Health and Care Excellence (“NICE”); and
•	Contributed significantly to the on-going Galafold® Hatch-Waxman litigation.

Calculation of Annual Cash Incentive Bonuses
The calculation of the named executive officers’ individual cash incentive payments for service in 2024 is summarized in the table below.

Name and Principal Position	Corporate Multiplier (%)	Individual Multiplier (%)	Target Bonus (%)	Base Salary ($)	Payout ($)
Bradley L. Campbell President and Chief Executive Officer	108	N/A	75	770,000	623,700
Simon Harford Chief Financial Officer	108	110	45	515,000	275,319
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	108	133	45	515,000	332,886
David M. Clark Chief People Officer	108	115	45	483,445	270,197
Jeffrey P. Castelli Chief Development Officer	108	110	45	492,880	263,494

Long-Term Incentive Programs
We believe that long-term performance will be achieved through an ownership culture that rewards our named executive officers for maximizing stockholder value over time and that aligns the interests of our employees and management with those of stockholders. Our Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan, authorizes us to grant stock options, restricted stock, RSUs, PRSUs and other equity-based awards.
We continued our strategy for equity compensation using a mix of non-qualified stock options, time based RSUs, and PRSUs for annual awards to our named executive officers. We utilize a value-based approach to allocate equity, with one third of the value assigned to each such type of equity vehicle in grants to each named executive officer. Under our current equity plan, our non-qualified stock option awards vest over a four-year period with 25% vesting one year after the vesting commencement date and the remainder vesting ratably each month thereafter over a three-year period, subject generally to continued service with the Company. The non-qualified stock options expire ten years after the date of grant. RSU awards vest, subject generally to continued service with the Company, over a four-year period with 25% vesting each year upon the anniversary of the date of grant. PRSU awards vest over a three-year performance period and may be earned based on the attainment of the applicable goals at the end of such period, subject generally to continued service with the Company through the end of such period.
We use a mix of stock options, RSUs, and PRSUs as long-term incentive vehicles because we believe that:
•	Stock options, RSUs and PRSUs, along with their vesting periods, provide a balanced mix to attract, motivate and retain executives;
•
Stock options are inherently performance based. Because all of the value received by the recipient of a stock option is based on the growth of the stock price, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value;

•	RSUs help enhance executive stock ownership while helping to retain executives. Final value depends on the stock price upon vesting;
•
PRSUs align executives with the goals of the company and its stockholders, while still assisting in the retention of our executives. Final value depends on company performance and the stock price upon vesting;

•
Stock options, RSUs and PRSUs help to provide a balance to the overall executive compensation program as base salary and our annual performance bonus program focus on short-term compensation, while long-term incentives reward executives for increases in stockholder value over the longer term.

Stock Options, Restricted Stock Unit Awards, Performance Restricted Stock Unit Awards
The Compensation and Leadership Development Committee believes that granting annual equity awards provides management with a strong link to long-term corporate performance and the creation of stockholder value, as well as providing continued retention via long-term vesting. In 2024, the Compensation and Leadership Development Committee continued the approach of having such annual equity grants consist of stock options, RSUs and PRSUs (“LTI grants”).

The Compensation and Leadership Development Committee determines the value and corresponding number of shares subject to options, RSUs or PRSUs that are granted to our named executive officers in its discretion, taking into account a number of factors which include the current price of our Common Stock, peer group executive compensation data provided by Pay Governance, each individual’s role and performance and recent Company developments. Based on these factors, in 2024 the annual equity awards to our named executive officers were as follows:

Name and Principal Position	Stock Options ($)	Restricted Stock Units ($)	Performance Restricted Stock Units ($)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	2,233,333	2,233,321	2,233,321	6,699,975
Simon Harford Chief Financial Officer	833,329	833,332	833,332	2,499,993
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	916,659	916,662	916,662	2,749,983
David M. Clark Chief People Officer	699,994	699,995	699,995	2,099,984
Jeffrey P. Castelli Chief Development Officer	833,329	833,332	833,332	2,499,993

The sizing of such LTI grants is based on a fixed dollar value at grant instead of a fixed number of shares. Factors that the Compensation and Leadership Development Committee considered in determining the sizing of these equity grants for the Chief Executive Officer, and along with the Chief Executive Officer for the other executive officers, included (i) relative contribution toward achievement of prior year corporate objectives, (ii) breadth of internal and external responsibilities, (iii) management responsibilities including managing direct reports, (iv) external benchmarking, and (v) tenure with Amicus. The specific individual factors that the Compensation and Leadership Development Committee relied on for granting each award are substantially similar to those factors that contributed to a determination of the individual multiplier for each named executive officer discussed above under “2024 Determinations.”
In determining the value of these LTI grants, the Black-Scholes option pricing model is used to estimate the grant date fair value of stock options, whereas the value of RSUs and PRSUs is the fair market value of the shares of Common Stock underlying such RSUs or PRSUs, assuming target performance, on the date of grant. Assumptions made in this valuation are discussed in our annual report for the year ended December 31, 2024, filed with the SEC on Form 10-K on February 19, 2025 (the “Form 10-K”) at Note 10 – Stock-based Compensation. The Compensation and Leadership Development Committee determined that this methodology helps to ensure that the value of LTI grants is aligned to the market.
All of the stock option and RSU awards are subject to four-year vesting schedules, while our PRSUs may be earned over a three-year performance period at 0% to 200% of target, based on the achievement of certain performance goals and subject generally to continued employment through the end of the performance period. The target value of the PRSU grants consist of 33% of the total assigned equity compensation value to each named executive officer and the goals associated with these PRSUs were established by the Compensation and Leadership Development Committee and approved by the Board. The Compensation and Leadership Development Committee believes that these goals are difficult and challenging to attain and appropriately align incentives with performance. The performance goals for the PRSUs were weighted as follows:

2024 PRSU Performance Metrics and Weightings
TSR Goal (%)	Pipeline Goal (%)	Revenue Goal (%)
50	20	30

The total stockholder return (“TSR”) goal compares the TSR of the Company’s common stock relative to the TSR of the Nasdaq Biotechnology Index (“NBI”) over the three-year performance period. Achievement of the 2024 PRSU TSR goal will be determined in accordance with the following schedule, with straight line interpolation applied for performance falling between such levels, provided that the payout is capped at 100% if the Company’s TSR is a negative number:

Performance Level	Three-Year TSR Ranking vs. NBI	Percentage of Granted TSR Shares to Vest
Maximum	90th Percentile or higher	200%
Above Target	75th Percentile	150%
Target	50th Percentile	100%
Threshold	30th Percentile	50%
Below Threshold	Below 30th Percentile	0%

For confidential reasons, the Company does not disclose the specific revenue, pipeline, and people performance goals associated with its PRSU grants until the end of the performance measurement period and level of achievement has been determined by the Compensation and Leadership Development Committee and approved by the Board.
Settlement of 2022 PRSU Grants
In 2022, we granted PRSUs to our named executive officers which could be earned over a three-year performance period at 0% through 200% of target, based on the achievement of the three performance goals described below, and subject generally to continued employment through the end of the performance period. At the end of the performance period, the Compensation and Leadership Development Committee assessed the performance relative to each of the performance goals and determined whether and to what extent the applicable PRSUs were earned.
On February 11, 2025, the Board, upon the recommendation of the Compensation and Leadership Development Committee which reviewed the criteria associated with the Pompe portion of the 2022 PRSU grant, determined that the goal was achieved at target, approving 100% attainment for this portion of the 2022 PRSU grant. The Pompe performance goal accounted for 20% of the 2022 PRSU grants with the various levels of achievement, and the Company’s actual performance result, described in the table below.

	Pompe Performance Goal	Percentage of the Pompe Units Earned
	Obtain regulatory approval for AT-GAA in the U.S., E.U., U.K. and four (4) additional markets, and submit for regulatory approval in one (1) additional market on or before December 31, 2024	200%
	Obtain regulatory approval for AT-GAA in the U.S., E.U., U.K., and three (3) additional markets on or before December 31, 2024	150%
►	Obtain regulatory approval for AT-GAA in the U.S., E.U., and U.K. and two (2) additional markets on or before December 31, 2024 (“Target”)	100%
	Obtain regulatory approval for AT-GAA the U.S., E.U., and U.K. markets on or before December 31, 2024	50%

The shares attributable to this portion of the 2022 PRSU grant were subsequently delivered February 11, 2025.

On February 11, 2025, the Board, upon the recommendation of the Compensation and Leadership Development Committee which reviewed the criteria associated with the pipeline portion of the 2022 PRSU grant, determined that the goal was achieved at 25% of target, and accordingly approved 25% attainment for this portion of the 2022 PRSU grant. The pipeline performance goal accounted for 10% of the 2022 PRSU grants with the various levels of achievement, and the Company’s actual performance result, described in the table below.

	Pipeline Performance Goal	Percentage of the Pipeline Units Earned
	Management has demonstrated progress towards executing upon a Board approved pipeline strategy/plan on or before December 31, 2024	200%
	Management develops, and the Board approves, a strategy/plan for pipeline investment, growth and development, beyond Galafold and AT-GAA on or before December 31, 2024 (“Target”)	100%
►	Management develops and formally submits to the Board for approval a strategy/plan for pipeline investment, growth and development, beyond Galafold and AT-GAA on or before December 31, 2024	25%
	Management fails to obtain Board approval on a pipeline strategy/plan on or before December 31, 2024	0%

The shares attributable to this portion of the 2022 PRSU grant were subsequently delivered February 11, 2025.
On February 11, 2025, the Board, upon the recommendation of the Compensation and Leadership Development Committee which reviewed the criteria associated with the profitability portion of the 2022 PRSU grant, determined that the goal was achieved at 74% of target, and accordingly approved 74% attainment for this portion of the 2022 PRSU grant. The profitability performance goal accounted for 15% of the 2022 PRSU grants with the various levels of achievement, and the Company’s actual performance result, described in the table below.

	Profitability Performance Goal	Percentage of the Profitability Units Earned
	Non-GAAP Net Income of $200 million or more	200%
	Non-GAAP Net Income of $100 million (“Target”)	100%
►	Non-GAAP Net Income of $74 million	74%
	Non-GAAP Net Income of $0	0%

The shares attributable to this portion of the 2022 PRSU grant were subsequently delivered February 11, 2025.
In December of 2023 the Board, upon the recommendation of the Compensation and Leadership Development Committee, reviewed the People and Culture goals in our outstanding PRSU awards. As a company committed to equal opportunity for all, and to reinforce our culture that we do not make employment decisions based on preferences, consistent with evolving market practices the Board revised these goals to eliminate any numeric component of those goals.
Following such revision, and upon the recommendation of the Compensation and Leadership Development Committee which reviewed the criteria associated with the revised people and culture portion of the 2022 PRSU grant, the Board determined that the goal was achieved at target, approving 100% attainment for this portion of the 2022 PRSU grant. The people and culture performance goal accounted for 5% of the 2022 PRSU grants with the level of achievement described in further detail in the table below.

	People and Culture Performance Goal	Percentage of the People and Culture Units Earned
►	Strengthen recruiting channels into Amicus and launch interview training for hiring managers/interview panelists, to ensure a culture with equal opportunities for all employees on or before December 31, 2024 (“Target”)	100%

The shares attributable to this portion of the 2022 PRSU grant were subsequently delivered February 11, 2025.

On February 11, 2025, the Compensation and Leadership Development Committee reviewed Pay Governance’s calculation of the relative TSR portion of the 2022 PRSU grants as of the December 31, 2024 measurement date and determined the Company’s absolute three-year TSR performance was -12.1%, which placed it at the 72.7 percentile relative to its performance peers (Nasdaq Biotechnology Index). While finishing in the 72.7th percentile would normally result in the TSR goal being achieved above 100%, payout is capped at 100% when the Company’s TSR is negative. Thus, the TSR goal was approved as being achieved at 100% (as reflected in the table below).

	Company Three- Year TSR Ranking Relative to NBI	Percentage of the TSR Units Earned (if TSR is negative)	Percentage of the TSR Units Earned (if TSR is positive)
	90th Percentile or higher	Capped at 100%	200%
►	75th Percentile	►Capped at 100%	150%
	50th Percentile (“Target”)	100%	100%
	30th Percentile	50%	50%
	Below 30th Percentile	0%	0%

This TSR goal accounted for 50% of the 2022 PRSU grants. The shares underlying the TSR goal were delivered February 11, 2025 upon the Compensation and Leadership Development Committee’s approval of the TSR goal.
In aggregate, the overall 2022 PRSUs paid out at 88.6% of target. The table below reflects the total number of PRSUs each named executive officer received from their respective 2022 PRSU grants:

Name and Principal Position	Target PRSUs	Earned PRSUs
Bradley L. Campbell President and Chief Executive Officer	154,711	137,075
Simon Harford(1) Chief Financial Officer	—	—
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	73,136	64,800
David M. Clark Chief People Officer	59,071	52,338
Jeffrey P. Castelli Chief Development Officer	59,071	52,338

(1)	Mr. Harford joined the Company in 2023 and thus did not receive a 2022 PRSU award.
Non-Qualified Deferred Compensation Plans
Amicus Therapeutics, Inc. Restricted Stock Unit Deferral Plan
The Company maintains the Amicus Therapeutics, Inc. Restricted Stock Unit Deferral Plan, as amended (the “Stock Deferral Plan”). The Stock Deferral Plan provides eligible non-employee directors and executives, including each of the named executive officers, with the voluntary opportunity to defer the receipt of RSUs otherwise payable to such eligible executives to a distribution date elected by the participant. After a deferral election is made, a participant’s account is credited with the deferred RSUs. All RSUs deferred under the Stock Deferral Plan are fully vested. The Company does not otherwise contribute to the Stock Deferral Plan and the amount a participant receives at the end of a deferral period is based solely on the value of the Company’s stock at the end of the deferral period. Generally, a participant may voluntarily elect to re-defer any previously deferred RSUs for an additional period of not less than five years if, as required under the Code, such an election is made at least 12 months before the year in which the RSUs would otherwise be delivered.
Not only does the Stock Deferral Plan allow our eligible participants, including all of the named executive officers, to defer the federal income taxes otherwise payable upon the delivery of RSUs, but the Compensation and Leadership Development Committee believes that with respect to non-employee directors and executives who avail themselves of the deferral features of the Stock Deferral Plan, such persons will necessarily hold Company stock for a longer period of time. Accordingly, any RSUs deferred under the Stock Deferral Plan will continue to align such portion of our non-employee directors and named executive officers’ compensation with the interests of our stockholders for a longer period of time than would be provided by typical vesting periods. Regardless of a participant’s election, any deferred RSUs will be distributed following the non-employee director or executive’s death, disability, or separation of service from the Company.

Amicus Therapeutics, Inc. Cash Deferral Plan
The Company maintains the Amicus Therapeutics, Inc. Cash Deferral Plan, as amended (the “Cash Deferral Plan”). The Cash Deferral Plan provides eligible executives, including each of the named executive officers and non-employee directors, with the voluntary opportunity to defer receipt of such participant’s base salary, bonus and/or director’s fees, as applicable. Any such deferrals are credited to a bookkeeping account maintained for the participant. The participant may make periodic hypothetical investments of the account and gains and losses on such hypothetical investments will be credited to the participant’s account. A participant is fully vested in all amounts, including earnings deferred under the Cash Deferral Plan. Distribution of the deferred amounts will generally be made on the distribution date elected by the participant. Generally, a participant may voluntarily elect to re-defer any previously deferred amount for an additional period of not less than five years if, as required under the Code, such an election is made at least 12 months before the year in which the amount would otherwise be delivered. Regardless of a participant’s election, any deferred amount will be distributed following a change in control of the Company or upon the participant’s death, disability, or separation of service from the Company. The Company does not match any portion of participant deferrals in the Cash Deferral Plan.
All amounts deferred under the Cash Deferral Plan will continue for all purposes to be a part of the general funds of the Company and the amounts deferred by the participants, including all deemed gains and losses attributable thereto, will be subject to the claims of the general creditors of the Company in the event of the Company’s insolvency.
Other Compensation
Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers, including medical, dental, vision and life insurance coverage. All employees receive Company paid term life insurance equal to two times annual base salary, up to a maximum benefit of $1 million.
In addition, we provide a Company match for our 401(k) Plan, subject to federal guidelines and plan maximums. We match $1 for each $1 a participant, including each named executive officer, defers into the plan up to 5% of such participant’s salary and bonus paid during the year, subject to the IRS limit on eligible compensation. The match vests 100% on the participant’s one-year anniversary of employment at Amicus.
Furthermore, certain senior executives, including each named executive officer, are eligible to receive supplemental health benefits and financial consulting services. The value received from these benefits is calculated as imputed income and reflected in the “Summary Compensation Table” below.
Termination-Based Compensation
Upon termination of employment under certain circumstances, our named executive officers are entitled to receive varying types of compensation. Elements of this compensation may include payments based upon a number of months of base salary, bonus amounts, acceleration of vesting of equity, health care coverage and other similar benefits. We believe that our termination-based compensation and acceleration of vesting of equity arrangements are in line with severance packages offered to named executive officers of other similar companies based upon market information and are otherwise appropriate given the executive’s role and service to the Company. We also have granted severance and acceleration of vesting of equity benefits to our named executive officers under their employment agreements in the event of a change of control if the executive is terminated within a certain period of time following the change of control. We believe that change of control-related benefits are necessary in order for our named executive officers to direct their full attention to the successful consummation of a transaction without distraction. For more information on termination-based compensation see the section entitled “Severance Benefits and Change of Control Arrangements.”
Stock Ownership Guidelines
We maintain stock ownership and retention guidelines for our directors and named executive officers to ensure that each of them has a long-term equity stake in Amicus, in order to both closely align the interests of directors and officers to those of our stockholders and to further our commitment to corporate governance.

Under the stock ownership guidelines, revised in 2022, named executive officers and directors must maintain stock ownership at a value equal to a multiple of their annual retainer or base salary, as applicable, as follows:

Position	Stock Retention Amount
Chief Executive Officer	4 times executive’s base salary
Executive Chairman(1)	3 times executive chair’s base salary
Directors	3 times director’s annual retainer
Other Executive Officers	1 times executive’s base salary

(1)	We ceased to have an Executive Chairman on March 4, 2024, when Mr. Crowley departed the Company and Mr. Raab assumed the position of Chairman of the Board.
Directors and executive officers have five years from the date they first became subject to the guidelines to attain the required stock ownership. Following the initial five year attainment period, stock ownership is recalculated every two years thereafter using the cash retainer or salary in effect at that time. Directors and executive officers then have those two additional years following each recalculation to acquire additional stock, as may be necessary, to satisfy the new stock ownership level and remain in compliance. Stock ownership that counts towards the requirement includes shares of Common Stock and any restricted stock units that were settled and deferred into the Stock Deferral Plan (as defined below). Stock options (vested or unvested), unvested restricted stock units and unearned performance awards are not included in determining compliance with these guidelines. All named executive officers and directors have met or are on track to meet the stock ownership guidelines within the requisite time period. The Compensation and Leadership Development Committee of the Board annually monitors compliance with this policy.
Prohibition on Hedging and Pledging
The Company considers it inappropriate for persons employed by or associated with the Company to engage in certain transactions related to the securities of the Company (“Subject Securities”) that could result in their interests no longer being aligned with the same interests and objectives as other stockholders of the Company. Therefore, as part of its anti-hedging and anti-pledging policy, the Company restricts these persons from hedging, engaging in short sales, transacting in publicly traded options, and pledging Subject Securities.
Certain hedging and monetization transactions involve the establishment of a short position in the Subject Securities and limit or eliminate a person’s ability to profit from an increase in the value of the Subject Securities. Accordingly, these transactions can cause a person’s interests to be misaligned with other stockholders of the Company. The Company therefore prohibits its directors, executive officers, and employees from engaging in any hedging and monetization transactions involving the Subject Securities. The Company’s directors and executive officers are also prohibited from engaging in short sales of Subject Securities (sales of securities that are not then owned).
Subject Securities held in a margin account or pledged as collateral for a loan may be sold without a person’s consent if he or she fails to meet a margin call or defaults on a loan, which may occur at a time when the covered person is aware of material nonpublic information or is otherwise not permitted to trade in Company securities. Therefore, our directors, executive officers and employees are prohibited from engaging in these activities.
Insider Trading Policy
We have adopted insider trading policies and procedures applicable to our employees, executive officers, directors and the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards applicable to us (the “Insider Trading Policy”).
Our Policy prohibits executive officers, directors, employees, agents and contractors (“Covered Persons”) of the Company from trading in the Company's securities while in possession of material non-public information. Our Policy restricts Covered Persons from trading in the Company's securities during certain periods and requires pre-clearance for their trades in the Company's securities from the Company's legal department. Our Insider Trading Policy was filed as exhibit 19.1 to our Annual Report on Form 10-K filed on February 19, 2025.
Clawback Policy
We have also historically maintained a policy for recoupment (or “clawback”) of performance-based compensation in the event of a financial restatement. On November 2nd, 2023, effective as of October 2nd 2023, our Board adopted a new clawback policy (the “Clawback Policy”) that fully aligns to the Nasdaq listing standards adopted in accordance with Section 10D of the Exchange Act, which govern such policies. A copy of our Clawback Policy is publicly available as an exhibit to the Company’s most recently filed Form 10-K.

Our Clawback Policy covers current and former executive officers, including the principal accounting officer, and applies to any compensation granted, earned, or vested, based wholly or in part on the attainment of a financial reporting measure, including non-GAAP, stock price or total stockholder return metrics. In the event of a financial restatement, the policy dictates that the Company must recoup the incremental amount an executive officer erroneously received as a result of the misstated financials, regardless of whether or not executive misconduct was present. The look-back period for recoupment consists of the three completed fiscal years preceding the date upon which the restatement is deemed required under the rules. The Compensation and Leadership Development Committee has broad discretion in determining the means of recovery, provided such approach is permitted under the Nasdaq rules and done reasonably promptly.
Timing of Equity Awards
We generally grant equity awards to our employees in line with the following process. As part of the Company’s annual performance and compensation review process, at its regularly scheduled meeting in December, the Compensation and Leadership Development Committee approves preliminary target dollar values for grants of annual stock option, RSU and PRSU awards to our entire equity-eligible employee base, including our NEOs. At that same meeting, it sets a grant date for the annual awards (typically during the first week of January) and a valuation date (typically during the last week in December). Between the valuation date and the grant date, the Compensation and Leadership Development Committee approves final dollar values for each individual receiving a grant. In 2024, the annual grant date was January 2, 2024 and the number of shares subject to each approved option, RSU or PRSU award was determined by dividing the applicable dollar value by the closing price of our stock on the valuation date, December 28, 2023 (and for options, the Black-Scholes value on the same date). Outside of the annual equity award cycle, we may grant awards to employees in connection with a new hire, a promotion, or for other reasons. These grants generally occur on the fifteenth day of the relevant month. In addition, in 2023, we adopted an employee stock purchase plan; however, we have not yet commenced any offering periods under the plan. The Compensation and Leadership Development Committee does not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates.
Option exercise price. The exercise price of a newly granted option is the closing price of the Company’s common stock on the Nasdaq stock market on the date of grant.
As required by Item 402(x) of Regulation S-K under the Exchange Act, we are providing the following information about the stock options granted to our NEOs on January 2, 2024, within the period beginning four business days before we filed a Form 8-K reporting our preliminary 2023 revenue and 2024 strategic outlook, in advance of our presentation at the 42nd Annual J.P. Morgan Healthcare Conference.

Name and Principal Position	Grant Date	Number of Securities Underlying the Award (#)	Exercise Price of the Award ($/Sh)	Grant Date Fair Value of the Award ($)
Percentage Change in
the Closing Market Price of
the Securities Underlying the
Award Between the Trading Day
Ending Immediately Prior to the
Disclosure of Material Nonpublic
Information and the Trading Day
Beginning Immediately Following
Disclosure of Material
Nonpublic Information

Bradley L. Campbell President and Chief Executive Officer	1/2/2024	265,517	14.24	2,105,627	1.0%
Simon Harford Chief Financial Officer	1/2/2024	99,073	14.24	785,678	1.0%
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	1/2/2024	108,980	14.24	864,243	1.0%
David M. Clark Chief People Officer	1/2/2024	83,221	14.24	659,967	1.0%
Jeffrey P. Castelli Chief Development Officer	1/2/2024	99,073	14.24	785,678	1.0%

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT
The Compensation and Leadership Development Committee is comprised entirely of independent directors. The Compensation and Leadership Development Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this Proxy Statement, with our management. Based on this review and discussion, the Compensation and Leadership Development Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our 2024 Annual Report on Form 10-K.
Members of the Amicus Therapeutics, Inc.
Compensation and Leadership Development Committee:
Margaret G. McGlynn, Chair
Lynn D. Bleil
Eiry W. Roberts, M.D.
Glenn P. Sblendorio
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Executive Compensation
Summary Compensation Table
The following table provides information regarding the compensation that we paid to each person serving as our principal chief executive officer, our principal financial officer, and our three other most highly compensated executive officers (collectively, the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Change in Pension Value & Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	2024	$767,308	$623,700	$4,990,365	$2,105,627	—	$39,943(3)	$8,526,943
	2023	698,558	706,650	4,734,510	2,023,673	—	38,975	8,202,366
	2022	591,040	356,250	5,206,218	2,807,561	—	36,797	8,997,866
Simon Harford Chief Financial Officer	2024	514,423	275,319	1,862,083	785,678	—	11,562(4)	3,449,065
	2023	173,077	111,045	1,349,999	1,346,048	—	416	2,980,585
	2022	—	—	—	—	—	—	—
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	2024	514,423	332,886	2,048,280	864,243	—	40,475(5)	3,800,307
	2023	499,704	363,420	2,169,972	927,515	81,376	33,170	4,075,157
	2022	484,317	227,878	2,018,554	886,109	27,125	21,748	3,665,731
David M. Clark Chief People Officer	2024	482,903	270,197	1,564,136	659,967	—	38,006(6)	3,015,209
	2023	469,059	341,153	1,657,073	708,284	—	39,030	3,214,599
	2022	453,238	213,255	1,419,355	587,319	—	34,896	2,708,063
Jeffrey P. Castelli Chief Development Officer	2024	491,807	263,494	1,862,083	785,678	—	39,834(7)	3,442,896
	2023	464,721	352,049	1,972,703	843,196	—	39,093	3,671,762
	2022	451,025	221,938	1,630,358	715,701	—	36,681	3,055,703

(1)	The 2024 amount represents bonuses earned in 2024 and paid in 2025.
(2)
The grant date fair value of time-based restricted stock unit awards (“RSUs”), performance based restricted stock unit awards (“PRSUs”) and option awards granted to our named executive officers was computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. Assumptions made in this valuation are discussed in our annual report for the year ended December 31, 2024, filed with the SEC on Form 10K on February 19, 2025 (the “Form 10-K”) at Note 10 — Stock-based Compensation. These amounts reflect the stock price at the time of the grant. In accordance with SEC rules, the amounts reported in the Stock Awards column for 2024 include the grant date fair value of the RSUs and PRSUs granted during 2024. The following table provides information regarding the 2024 PRSUs based on the expected performance outcomes (and is the grant date fair value of the award, as reflected in the Summary Compensation Table) and maximum performance outcomes:

Name	Grant Date Fair Value for 2024 PRSUs (i.e., Based on Expected Performance) ($)	Value at Grant Date Assuming Maximum Performance ($)
Bradley L. Campbell	$2,800,111	$5,600,222
Simon Harford	1,044,821	2,089,642
Ellen S. Rosenberg	1,149,295	2,298,590
David M. Clark	877,640	1,755,280
Jeffrey P. Castelli	1,044,821	2,089,642

(3)
Includes $16,585 of 401(k) employer match, $800 for health care savings account, $1,248 in life insurance premiums, $4,500 for executive health benefits received, and $16,810 for financial consulting services.

(4)	Includes $9,514 of 401(k) employer match, $800 for health care savings account, and $1,248 in life insurance premiums.
(5)
Includes $17,250 of 401(k) employer match, $800 for health care savings account, $1,248 in life insurance premiums, $4,500 for executive health benefits received, and $16,677 for financial consulting services.

(6)
Includes $14,689 of 401(k) employer match, $800 for health care savings account, $1,207 in life insurance premiums, $4,500 for executive health benefits received, and $16,810 for financial consulting services.

(7)
Includes $16,493 of 401(k) employer match, $800 for health care savings account, $1,231 in life insurance premiums, $4,500 for executive health benefits received, and $16,810 for financial consulting services.

Grants of Plan Based Awards
The following table presents information concerning grants of equity awards to each of the named executive officers during 2024.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of RSUs(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Bradley L. Campbell President and Chief Executive Officer	1/2/2024					265,517	$14.24	$2,105,627
	1/2/2024				153,810			2,190,254
	1/2/2024	38,453	76,905	153,810				1,704,984
	1/2/2024	23,072	46,143	92,286				657,076
	1/2/2024	15,381	30,762	61,524				438,051
Simon Harford Chief Financial Officer	1/2/2024					99,073	14.24	785,678
	1/2/2024				57,392			817,262
	1/2/2024	14,348	28,696	57,392				636,190
	1/2/2024	8,609	17,217	34,434				245,170
	1/2/2024	5,740	11,479	22,958				163,461
Ellen Rosenberg Chief Legal Officer and Corporate Secretary	1/2/2024					108,980	14.24	864,243
	1/2/2024				63,131			898,985
	1/2/2024	15,783	31,565	63,130				699,796
	1/2/2024	9,470	18,939	37,878				269,691
	1/2/2024	6,314	12,627	25,254				179,808
David M. Clark Chief People Officer	1/2/2024					83,221	14.24	659,967
	1/2/2024				48,209			686,496
	1/2/2024	12,052	24,104	48,208				534,386
	1/2/2024	7,231	14,462	28,924				205,938
	1/2/2024	4,822	9,643	19,286				137,316
Jeffrey P. Castelli Chief Development Officer	1/2/2024					99,073	14.24	785,678
	1/2/2024				57,392			817,262
	1/2/2024	14,348	28,696	57,392				636,190
	1/2/2024	8,609	17,217	34,434				245,170
	1/2/2024	5,740	11,479	22,958				163,461

(1)
Amounts represent PRSUs granted to named executive officers during the 2024 fiscal year. The criteria which will be used to determine the number of PRSUs earned by each named executive officer are described above under “Performance-Based Restricted Stock Units”. For each named executive officer, the first row of PRSUs shown in the table may be earned based on the achievement of the TSR goal, the second row the revenue goal and the third row the pipeline goal. The named executive officers must generally be in continuous service with the Company through December 31, 2026 to vest into the PRSUs.

(2)
Vesting of the RSU is subject to the participant’s continuous service with the Company through the applicable vesting date with the following schedule: 25% of the total number of shares vest on the first anniversary of the grant date (the “vesting commencement date”), with 25% on each of the next three successive vesting commencement date anniversaries thereafter.

(3)
Each option has a term of ten years and vests in accordance with the following schedule: 25% of the total number of shares vest on the first anniversary of the grant date and 1/36th of the remaining number of shares vest on the first day of each of the following 36 months. The exercise price for our option grants is equal to the closing stock price on the grant date.

(4)	Amounts represent the grant date fair value calculated in accordance with FASB ASC 718, as stated in footnote #2 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2024.

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Units of Stock That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units of Stock That Have Not Vested ($)(3)
Bradley L. Campbell President and Chief Executive Officer	67,100	—	12.28	6/1/2025	14,405(5)	135,695
	100,000	—	9.03	1/4/2026	77,357(6)	728,703
	75,000	—	6.10	6/15/2026	52,303(7)	492,694
	103,578	—	5.13	1/3/2027	127,227(8)	1,198,478
	56,329	—	15.67	1/3/2028	153,810(9)	1,448,890
	151,515	—	10.04	1/2/2029			25,445(10)	239,692
	188,257	—	9.55	1/2/2030			8,483(10)	79,910
	90,853	1,939(5)	21.78	1/4/2031			50,890(10)	479,384
	206,749	76,806(6)	12.11	1/3/2032			84,817(10)	798,976
	129,228	58,742(7)	8.95	3/15/2032			30,762(11)	289,778
	144,280	156,829(8)	11.93	1/3/2033			46,143(11)	434,667
	—	265,517(9)	14.24	1/2/2034			76,905(11)	724,445
Simon Harford Chief Financial Officer	63,012	126,031(12)	12.62	8/21/2033	80,230(12)	755,767	11,479(11)	108,132
	—	99,073(9)	14.24	1/2/2034	57,392(9)	540,633	17,217(11)	162,184
							28,696(11)	270,316

Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	25,000	—	6.10	6/15/2026	8,285(5)	78,045
	70,621	—	5.13	1/3/2027	36,568(6)	344,471
	39,762	—	15.67	1/3/2028	58,312(8)	549,299
	93,663	—	10.04	1/2/2029	63,131(9)	594,694
	107,575	—	9.55	1/2/2030			11,662(10)	109,856
	52,223	1,132(5)	21.78	1/4/2031			3,889(10)	36,634
	97,727	36,317(6)	12.11	1/3/2032			23,324(10)	219,712
	66,127	71,881(8)	11.93	1/3/2033			38,874(10)	366,193
	—	108,980(9)	14.24	1/2/2034			12,627(11)	118,946
							18,939(11)	178,405
							31,565(11)	297,342
David M. Clark Chief People Officer	84,842	—	12.84	10/9/2028	6,843(5)	64,461
	77,134	—	10.04	1/2/2029	29,537(13)	278,239
	91,439	—	9.55	1/2/2030	44,529(8)	419,463
	43,149	927(5)	21.78	1/4/2031	48,209(9)	454,129
	78,931	29,335(13)	12.11	1/14/2032			8,905(10)	83,885
	50,492	54,896(8)	11.93	1/3/2033			2,970(10)	27,977
	—	83,221(9)	14.24	1/2/2034			17,811(10)	167,780
							29,686(10)	279,642
							9,643(11)	90,837
							14,462(11)	136,232
							24,104(11)	227,060

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Units of Stock That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units of Stock That Have Not Vested ($)(3)
Jeffrey P. Castelli Chief Development Officer	50,000	—	12.28	6/1/2025	7,204(5)	67,862
	50,000	—	9.03	1/4/2026	29,537(6)	278,239
	39,762	—	15.67	1/3/2028	53,011(8)	499,364
	82,644	—	10.04	1/2/2029	57,392(9)	540,633
	107,575	—	9.55	1/2/2030
	45,409	987(5)	21.78	1/4/2031			10,602(10)	99,871
	78,931	29,335(6)	12.11	1/3/2032			3,535(10)	33,300
	60,108	65,354(8)	11.93	1/3/2033			21,204(10)	199,742
	—	99,073(9)	14.24	1/2/2034			35,340(10)	332,903
							11,479(11)	108,132
							17,217(11)	162,184
							28,696(11)	270,316

(1)
Unless otherwise indicated, 25% of the total number of shares subject to the option vest on the first anniversary of the date of grant; the remainder vest 1/36th per month thereafter, subject generally to the participant’s continuous service with the Company through the applicable vesting date.

(2)
Vesting of the RSU is subject generally to the participant’s continuous service with the Company through the applicable vesting date with the following schedule: unless otherwise indicated, 25% of the total number of shares vest on the first anniversary of the grant date, with 25% on each successive grant date anniversary for the next three years.

(3)	The market value is based on the closing stock price of $9.42 on December 31, 2024.
(4)
Vesting of PRSUs are generally subject to the attainment of performance goals applicable to such awards and the participant’s continuous service with the Company. In accordance with SEC rules, the amount shown in the table above assumes performance at target level for all outstanding PRSUs.

(5)	The date of grant was January 4, 2021.
(6)	The date of grant was January 3, 2022.
(7)	The date of grant was March 15, 2022.
(8)	The date of grant was January 3, 2023.
(9)	The date of grant was January 2, 2024.
(10)	Subject generally to the participant’s continued service and the attainment of the applicable performance goals, these PRSUs vest on December 31, 2025.
(11)	Subject generally to the participant’s continued service and the attainment of the applicable performance goals, these PRSUs vest on December 31, 2026.
(12)	The date of grant was August 21, 2023.
(13)	The date of grant was January 14, 2022, but is deemed to be January 3, 2022 for vesting purposes.

Option Exercises and Stock Vested at Year End
Our executive officers must use pre-established trading plans to sell shares of Amicus Therapeutics, Inc. stock. Such trading plans must conform with Rule 10b5-1 meaning they may only be entered into during an open trading window and when the executive officer is not in possession of material non-public information about the Company. Further, we enforce the statutorily required waiting period following the establishment of a trading plan before any trades may be executed to ensure compliance with rule 10b5-1 affirmative defense requirements. Our policy is designed to provide safeguards that will allow our executives an opportunity to realize the value intended by the Company in granting equity-based awards.
The following table shows information regarding option exercises and stock vested for each named executive officer during the year ended December 31, 2024.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized upon Vesting(3) ($)
Bradley L. Campbell President and Chief Executive Officer	122,900(4)	$271,087	288,660	$3,329,110
Simon Harford Chief Financial Officer	—	—	26,743	323,323
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	60,000	506,637	127,916	1,485,500
David M. Clark Chief People Officer	—	—	103,337	1,200,604
Jeffrey P. Castelli Chief Development Officer	—	—	109,090	1,280,231

(1)
The value realized is the difference between the fair market value of a share of our Common Stock at the time of exercise and the option exercise price, multiplied by the number of shares acquired upon each exercise.

(2)	Reflects RSUs that vested during 2024, including 2022 PRSUs (to the extent earned).
(3)	The value realized on vesting of stock awards is based on the closing price of the Company’s common stock on the date of vesting.
(4)	These options were scheduled to expire on January 2, 2025 and June 1, 2025.
Non-Qualified Deferred Compensation
As described more fully above, our Cash Deferral Plan and Stock Deferral Plan (collectively, the “Deferral Plans”) cover our executive officers and non-employee directors. Earnings are determined solely by a participant’s hypothetical investment of any amount deferred in any pre-selected investment permitted under the Cash Deferral Plan or in the value of our stock, with respect to the Stock Deferral Plan. All amounts in the Deferral Plans are fully vested at all times. The only named executive officer who participates in such plans is Ms. Rosenberg, as described below.

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year(1) ($)
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	—	(196,042)(2)	—	387,153

(1)
A total of $641,349 was previously reported as compensation to Ms. Rosenberg in our Summary Compensation Table for previous years. Because the “Aggregate Balance at Last Fiscal Year” depends upon the value of our stock price, which fluctuates over time, this may be less or more than the value of the historical contributions that Ms. Rosenberg has made to the plan.

(2)	The loss represents the decline in value during 2024 of shares subject to RSUs deferred under the Stock Deferral Plan.

Severance Benefits and Change of Control Arrangements
The named executive officers are parties to employment agreements which set forth certain severance and change in control benefits, as described below.
NEO Employment Agreements
Bradley L. Campbell
We employ Mr. Campbell as our Chief Executive Officer pursuant to an employment agreement. The agreement continues until either Mr. Campbell or the company provide written notice of termination to the other in accordance with the terms of the agreement. Upon the termination of his employment by the company other than for cause and not in connection with a change in control event, Mr. Campbell has the right to receive (i) a severance payment in an amount equal to his then current base salary payable over 18 months in accordance with the company’s regular payroll practices, (ii) an additional payment equal to 150% of the target bonus for the year in which the termination occurs, and (iii) continuation of health care coverage under COBRA with premiums to be paid by the Company for up to 18 months. Further, the vesting of all options and RSUs then held by Mr. Campbell shall accelerate by 18 months and any unvested PRSUs held by Mr. Campbell shall also accelerate, such that the portion of those PRSUs otherwise scheduled to vest during the 18-month period immediately following such separation from service will become vested. Mr. Campbell is not entitled to severance payments if the company terminates him for cause or if he resigns independent of a change in control event.
Further, if upon the termination of Mr. Campbell’s employment by the company other than for cause, or if Mr. Campbell resigns for good reason, in each case within twelve months following a change of control in the Company, then Mr. Campbell has the right to receive (i) a severance payment in an amount equal to two times his then current base salary payable over 24 months in accordance with our regular payroll practices, (ii) an additional payment equal to 200% of the target bonus for the year in which the termination occurs, and (iii) continuation of health care coverage under COBRA with premiums to be paid by the Company for up to 24 months. Further, the vesting of all remaining unvested options and restricted stock grants then held by Mr. Campbell would accelerate in full.
Finally, if Mr. Campbell’s employment ceases due to an inability to work, he will be entitled to the continuation of health care coverage under COBRA with premiums to be subsidized by the Company for up to 12 months. We believe that the severance package for our Chief Executive Officer is appropriate considering his role, responsibilities, and his excellent historical and continued service to the Company.
Other Named Executive Officers
Messrs. Clark, Castelli and Harford and Ms. Rosenberg. We employ Mr. Clark as our Chief People Officer, Dr. Castelli as our Chief Development Officer, Mr. Harford as our Chief Financial Officer and Ms. Rosenberg as our Chief Legal Officer and Corporate Secretary, pursuant to their respective employment agreements. If any of these executive officers is terminated without cause (other than within 12 months following a change in control), then the executive officer has the right to receive the following:
•	continuation of such executive’s base salary for 12 months;
•	an amount equal to the target bonus for such executive officer pro-rated for the number of months actually worked in the year of termination;
•	accelerated vesting of equity awards otherwise scheduled to vest within twelve months; and
•	continuation of health care coverage with premiums to be paid by the Company for a period of 12 months.
In addition, if any of the executive officers are terminated other than for cause within 12 months following a change of control or, if within 12 months following a change of control, the executive officer resigns for good reason, then the executive officer has the right to receive:
•	continuation of such executive’s base salary for 18 months in an amount equal to such executive’s then current base salary;
•	an amount equal to such executive officer’s target annual bonus;
•	any outstanding equity awards held by the executive officer will vest (with PRSUs vesting at target or such greater level as determined by the Board); and
•	continuation of health care coverage with premiums to be paid by the Company for a period of 18 months.
Finally, if any of the executive officers’ employment ceases due to death or disability, such executive will be entitled to continuation of health care coverage with premiums to be subsidized by the Company for up to 12 months.

As a condition to the payment of the foregoing severance benefits, a departing executive officer is required to execute a general release of claims against the Company and its affiliates. Each named executive officer is bound by non-disclosure, inventions transfer, non-solicitation and non-competition covenants that prohibit the executive officer from competing with the Company during the term of his or her employment and for twelve months after termination of employment.
Equity Award Agreements
Retirement Benefits
Under the Amicus Amended and Restated 2007 Equity Incentive Plan, all participants in the plan, including each named executive officer, would generally be eligible for the retirement benefits set forth below, upon such participant’s termination of employment, if such participant meets the following criteria at the time of such termination:
•	The participant must have at least 5 years of continuous service
•	The participant must be at least 55 years of age
•	The sum of the participant’s age and years of service with the Company must equal or exceed 67 years (collectively, the “Retirement Criteria”)
Notwithstanding the above, if the participant’s employment is terminated by the Company for cause, then the retirement benefits would be forfeited. Ms. Rosenberg is the only named executive officer who met the Retirement Criteria in 2024.
•
Options: Any unvested Options shall continue to vest until the second anniversary of the participant’s separation, and all vested Options (including those eligible to vest pursuant to the preceding clause) shall remain exercisable until the earlier of (i) the 4th anniversary of the date of such separation, and (ii) the original expiration date of the term of the Option; any options not exercised in such period shall be forfeited with no further compensation due to the participant.

•
RSUs: Any unvested RSUs that would vest up to the second anniversary of the participant’s separation, shall have accelerated vesting, and the shares will be delivered to the participant upon separation; any unvested RSUs beyond the two-year date shall be forfeited with no further compensation due to the participant.

•
PRSUs: As permitted under the plan and present in the applicable PRSU award agreements, a prorated portion of the participant’s PRSUs (based on the participant’s period of service with the Company during the performance period) would remain eligible to vest and become delivered based upon satisfaction of the goals applicable to such PRSUs (collectively, the “Equity Retirement Benefits”).

Death and Disability
The same Equity Retirement Benefits described above afforded upon a participant’s retirement after satisfying the Retirement Criteria would be offered to any participant upon a termination of employment due to such participant’s death or disability if the termination had occurred on December 31, 2024.
Change in Control
Under the terms of our equity award agreements, any unvested RSUs will generally automatically vest upon a change in control while unvested options and PRSUs are generally eligible to vest if a qualifying termination occurs following a change in control.

Potential Payments upon Termination without Cause
For each named executive officer, the following table sets forth quantitative estimates of the benefits that would have accrued if such executive’s employment had been terminated without cause on December 31, 2024 other than in connection with a change of control. Amounts below reflect potential payments pursuant to the severance agreements for such named executive officers.

Name and Principal Position	Salary Continuation ($)	Bonus ($)(1)	Benefit Continuation ($)(2)	Value of RSU & PRSU Vesting ($)(3)(4)	Value of Stock Option Vesting ($)(4)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	$770,000(5)	$866,250	$59,251(6)	$4,478,456	$27,608	$6,201,565
Simon Harford Chief Financial Officer	515,000(7)	231,750	59,251	387,077	—	1,193,078
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	515,000(7)	231,750	46,457	1,314,439	—	2,107,646
David M. Clark Chief People Officer	483,445(7)	217,550	46,457	1,016,201	—	1,763,653
Jeffrey P. Castelli Chief Development Officer	492,880(7)	221,796	37,717	1,174,391	—	1,926,784

(1)	Bonus component paid in lump sum.
(2)	Other than with respect to Mr. Campbell, benefits to be continued consist of premiums paid by the Company for 12 months.
(3)
The PRSUs reported in the table are based on an assumed satisfaction of the applicable performance goals based on the tracking of such goals as of December 31, 2024. The actual number of PRSUs delivered to a named executive officer would depend on the satisfaction of each performance goal at the end of the applicable performance period. PRSUs granted in 2022 are not included as they would have vested in the normal course as a result of the executive’s continued employment through the end of 2024.

(4)
Value of the equity that would accelerate upon such event is calculated using the closing stock price of $9.42 on December 31, 2024. In the case of stock options, the amount shown reflects the option “spread” (i.e., the difference between the option exercise price and the fair market value of our common stock) as of December 31, 2024 of stock options that would become non-forfeitable in this case, to the extent that the fair market value exceeds the exercise price.

(5)	Base salary paid in installments over an 18-month period following such termination of employment.
(6)	Benefits to be continued consist of premiums paid by the Company for 18 months.
(7)	Base salary paid in installments over a 12-month period following such termination of employment.

Potential Payments upon a Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers in the event of a change in control on December 31, 2024 under their applicable award agreements, without regard as to whether such named executive officer’s employment was terminated in connection with such change in control.

Name and Principal Position	Value of RSU Vesting ($)(1)
Bradley L. Campbell President and Chief Executive Officer	$4,004,461
Simon Harford Chief Financial Officer	1,296,399
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	1,566,508
David M. Clark Chief People Officer	1,216,292
Jeffrey P. Castelli Chief Development Officer	1,386,096

(1)	The market value is based on the closing stock price of $9.42 on December 31, 2024.
Potential Payments upon Termination Due to Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated due to a termination without cause or a resignation with good reason on December 31, 2024, assuming that such termination occurs within twelve months following a change of control.

Name and Principal Position	Salary Continuation ($)	Bonus ($)(1)	Benefit Continuation ($)(2)	Value of RSU & PRSU Vesting ($)(3)	Value of Stock Option Vesting ($)(3)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	$1,540,000(4)	$1,155,000	$79,001(5)	$7,051,313	27,608	$9,852,922
Simon Harford Chief Financial Officer	772,500(6)	231,750	88,877	1,837,032	—	2,930,159
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	772,500(6)	231,750	69,826	2,893,598	—	3,967,674
David M. Clark Chief People Officer	725,168(6)	217,550	69,826	2,229,705	—	3,242,249
Jeffrey P. Castelli Chief Development Officer	739,320(6)	221,796	56,576	2,592,544	—	3,610,236

(1)	Bonus component paid in lump sum.
(2)	Other than with respect to Mr. Campbell, benefits to be continued consist of premiums paid by the Company for 18 months.
(3)
Value of the equity that would accelerate upon such event is calculated using the closing stock price of $9.42 on December 31, 2024. In the case of stock options, the amount shown reflects the option “spread” (i.e., the difference between the option exercise price and the fair market value of our common stock) as of December 31, 2024 of stock options that would become non-forfeitable in this case, to the extent that the fair market value exceeds the exercise price. PRSUs granted in 2022 are not included as they would have vested in the normal course as a result of the executive’s continued employment through the end of 2024.

(4)	Base salary paid in installments over a 24-month period following such termination of employment.
(5)	Benefits to be continued consist of premiums paid by the Company for 24 months.
(6)	Base salary paid in installments over an 18-month period following such termination of employment.

Potential Payments upon Termination Due to Death or Disability
The following sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated due to death or disability on December 31, 2024.

Name and Principal Position	Benefit Continuation ($)(1)	Value of RSU & PRSU Vesting ($)(2)	Value of Stock Option Vesting ($)(2)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	$59,251	$5,165,657	$27,608	$5,252,516
Simon Harford Chief Financial Officer	39,501	1,314,792	—	1,354,293
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	30,971	2,413,150	—	2,444,121
David M. Clark Chief People Officer	30,971	1,862,819	—	1,893,790
Jeffrey P. Castelli Chief Development Officer	25,144	2,155,772	—	2,180,916

(1)	Benefits to be continued consist of benefit continuation and HSA premiums paid by the Company for 12 months following such termination (or for Mr. Campbell, 18 months.
(2)
Value of the equity that would accelerate upon such event is calculated using the closing stock price of $9.42 on December 31, 2024. In the case of stock options, the amount shown reflects the option “spread” (i.e., the difference between the option exercise price and the fair market value of our common stock) as of December 31, 2024 of stock options that would become non-forfeitable in this case, to the extent that the fair market value exceeds the exercise price. PRSUs granted in 2022 are not included as they would have vested in the normal course as a result of the executive’s continued employment through the end of 2024.

Potential Payments Due to Retirement
The following sets forth quantitative estimates of the benefits that would have accrued to Ms. Rosenberg on December 31, 2024 if she had elected to retire. Ms. Rosenberg was the only named executive officers to qualify for the retirement benefit as of December 31, 2024.

Name and Principal Position	Value of RSU & PRSU Vesting ($)(1)	Value of Stock Option Vesting ($)(1)	Total ($)
Ellen Rosenberg Chief Legal Officer and Corporate Secretary	$2,413,150	$—	$2,413,150

(1)
Value of the equity that would accelerate upon such event is calculated using the closing stock price of $9.42 on December 31, 2024. In the case of stock options, the amount shown reflects the option “spread” (i.e., the difference between the option exercise price and the fair market value of our common stock) as of December 31, 2024 of stock options that would become non-forfeitable in this case, to the extent that the fair market value exceeds the exercise price. PRSUs granted in 2022 are not included as they would have vested in the normal course as a result of the executive’s continued employment through the end of 2024.

CEO Pay Ratio
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the following disclosure regarding the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (the “Pay Ratio”).
In 2024 we identified our median employee by determining the 2024 total annualized target cash compensation for all of our global employees (excluding Mr. Campbell who was serving as the Chief Executive Officer at the time of the identification), whether employed on a fulltime, part-time, or seasonal basis, who were employed by us on October 1, 2024 as our consistently applied compensation measure. Total annualized target cash compensation for these purposes consists of annualized base salary and annual target bonus. Once we identified our median employee, we calculated such employee’s annual total compensation for 2024 in the same manner that we determined the total compensation of our Chief Executive Officer for purposes of the Summary Compensation Table disclosed above.
For the year ended December 31, 2024, (i) the annual total compensation of our Chief Executive Officer was $8,526,943; (ii) the annual total compensation of our median employee was $259,999; and (iii) based on this information, we reasonably estimate our Pay Ratio to be 33:1. Because the SEC rules for identifying the median employee and calculating the Pay Ratio allow companies to use different methodologies, to apply certain exemptions, and to make reasonable estimates and assumptions, the Pay Ratio calculation presented above is a reasonable estimate and may not be comparable to the pay ratio reported by other companies.

Pay Versus Performance
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the 1934 Act (“Item 402(v)”) and does not necessarily reflect value actually realized by the Named Executive Officers or how the Compensation and Leadership Development Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Compensation and Leadership Development Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 21.
The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”) and our non-PEO named executive officers (collectively, the “Other NEOs”) as presented in the Summary Compensation Table on page 39, (ii) the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures.

Year (a)	Summary Compen- sation Table Total for PEO: John F. Crowley ($)(b)	Summary Compen- sation Table Total for PEO: Bradley L. Campbell ($)(b)	Compen- sation Actually Paid to PEO: John F. Crowley ($)(c)	Compen- sation Actually Paid to PEO: Bradley L. Campbell ($)(c)	Average Summary Compen- sation Table Total for non- PEO Named Executive Officers ($)(d)	Average Compen- sation Actually Paid to non- PEO Named Executive Officers ($)(e)	Value of Initial Fixed $100 Investment on Dec. 31, 2019 Based on		Net Income ($) (thous- ands) (h)	Net Product Sales ($) (thous- ands)(i)
							Total Share- holder Return (f)	Peer Group Total Share- holder Return (g)
2024	$—	$8,526,943	$—	$(809,023)	$3,426,870	$288,820	$97	$114	$(56,106)	$528,295
2023	—	8,202,366	—	10,611,184	3,543,754	4,339,706	146	118	(151,584)	399,356
2022	10,001,131	8,997,866	10,806,940	9,556,649	3,270,640	3,208,762	122	110	(236,568)	329,233
2021	9,990,032	—	(13,481,915)	—	3,307,641	(3,681,239)	119	125	(250,460)	305,514
2020	11,315,124	—	37,594,876	—	3,232,985	8,997,906	237	126	(276,852)	260,886

Names of PEO and Other NEOs (Column (b); Column (c); Column (d); Column (e))
2024: PEO: Bradley L. Campbell; Other NEOs: Simon Harford, Ellen S. Rosenberg, David M. Clark, and Jeffrey P. Castelli.
2023: PEO: Bradley L. Campbell; Other NEOs: Simon Harford, Daphne Quimi, Ellen S. Rosenberg, David M. Clark, and Jeffrey P. Castelli.
2022: PEOs: John F. Crowley served as our PEO through August 1, 2022 and Bradley L. Campbell became our PEO effective August 1, 2022; Other NEOs: Daphne Quimi, Ellen S. Rosenberg, David M. Clark, and Jeffrey P. Castelli.
2021: PEO: John F. Crowley; Other NEOs: Bradley L. Campbell, Daphne Quimi, Ellen S. Rosenberg, David M. Clark, and Hung Do.
2020: PEO: John F. Crowley; Other NEOs: Bradley L. Campbell, Daphne Quimi, Ellen S. Rosenberg, Hung Do, and Jay Barth.

Adjustments to Calculate Compensation Actually Paid to PEO (Column (c)) and Average Compensation Actually Paid to Other NEOs (Column (e))
The table below describes the adjustments, each of which is required by SEC rules, to calculate CAP Amounts from the SCT Total of our PEO(s) (Columns (b) and (c)) and our Other NEOs (Column (d)). The SCT Total and CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable year, but rather are amounts determined in accordance with Item 402(v).

Adjustments	2024
	PEO	Other NEOs*
SCT Totals	$8,526,943	$3,426,870
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in SCT Total for the covered fiscal year	(7,095,992)	(2,620,109)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	4,084,218	1,501,219
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	(3,961,968)	(1,278,306)
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	—	—
(Deduct) Add: Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	(2,111,087)	(663,239)
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	(251,137)	(77,615)
CAP Amounts (as calculated)	(809,023)	288,820

*	Amounts presented are averages for the entire group of Other NEOs in the respective year.
Total Shareholder Return (Column (f); Column (g))
The share prices illustrate the cumulative total shareholder return (“TSR”) each year of Amicus common stock and of the Nasdaq Biotechnology Index (the “Peer Group”) since December 31, 2019, of a $100 investment. All values assume reinvestment of the full amount of all dividends, however no dividends have been declared on our common stock to date. The Peer Group used in this disclosure is the same Peer Group used in Part II, Item 5 of our Form 10-K.
Net Income (Column (h))
Reported in the Company’s Consolidated Statements of Operations included in our Form 10-K as “Net Loss,” which is how we’ve referred to this performance measure in the graphs that follow.
Net Product Sales (Column (i))
Net product sales as reported in the Company’s Consolidated Statements of Operations included in our Form 10-K. Net product sales was determined to be the most important financial performance measure linking CAP to Company performance for 2024 and therefore was selected as the 2024 “Company-Selected Measure” as defined in Item 402(v).
Financial Performance Measures
The following table lists the financial performance measures that, in the Company’s assessment, represent the most important performance measures used to link CAP for our Named Executive Officers to Company performance for 2024.

Net Product Sales (Company-Selected Measure)
Relative Total Shareholder Return (TSR)
Non-GAAP Profitability

Relationship Between Compensation Actually Paid and Performance
The graphs below show the relationship of “compensation actually paid” to our PEO and Other NEOs to (i) the Company’s net product sales growth and net loss and (ii) TSR of both the Company and the Nasdaq Biotechnology Index.
CAP, as calculated in accordance with Item 402(v), reflects, among others, adjustments to the fair value of equity awards during the years presented. In light of the significant weighting of long-term stock-based incentives in our pay mix (which approximates a range of 79%-89% for our PEOs and 74%-79% for our Other NEOs, of total compensation) due to the intended alignment between our executives and stockholders, CAP values are significantly influenced by the value of our stock price as well as the projected and actual achievement of performance goals. CAP in 2024 reflects a significant decrease in the value of prior year awards and awards granted in 2024 compared to their grant date as well as prior year performance-based awards that failed to meet applicable vesting conditions.

Director Compensation
Pursuant to our Director Compensation Policy, each non-employee member of our Board received the following cash compensation for Board services during 2024, as applicable:
•	$50,000 per year for service as a Board member;
•	$75,000 per year for service as Chairman of the Board, effective March 4, 2024;
•	$30,000 per year for service as Lead Independent Director;
•	$30,000 per year for service as chairperson of the Audit and Compliance Committee (inclusive of committee membership fees described below);
•	$20,000 per year for service as chairperson of the Compensation and Leadership Development Committee (inclusive of committee membership fees described below);
•	$12,500 per year for service as chairperson of the Nominating and Corporate Governance Committee (inclusive of committee membership fees described below);
•	$16,000 per year for service as chairperson of the Science and Technology Committee (inclusive of committee membership fees described below);
•
$10,000 per year for service as a member of the Audit and Compliance Committee for service in 2024 prior to June 1, 2024 and $12,000 per year for service as a member of the Audit and Compliance Committee, effective June 1, 2024;

•	$10,000 per year for service as a member of the Compensation and Leadership Development Committee; and
•	$7,500 per year for service as a member of the Nominating and Corporate Governance Committee or the Science and Technology Committee.
In 2024, after a review of market data, the Board approved an increase in the value of the annual director equity grant from $325,000 to $365,000 and an increase in the value of the newly appointed independent director equity grant from $487,500 to $500,000. Accordingly, in 2024 each director received an annual grant of non-qualified options and RSUs worth $365,000, with 2/3 of the value assigned to non-qualified stock options, and 1/3 of the value assigned to RSUs. In determining the value of these grants, the Black-Scholes option pricing model is used to estimate the grant date fair value of stock options, whereas the value of RSUs is the fair market value of the shares of Common Stock underlying such RSUs on the date of grant. The grant date is the date of our Annual Meeting of Stockholders and each grant will vest in full on the first anniversary of the grant date. The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value of a share on the date of grant. Options will have a maximum term of 10 years measured from the grant date, subject to earlier termination in the event of the director’s cessation of Board service.
Newly appointed independent Board members receive non-qualified options and RSUs valued at $500,000, consisting of 50% RSUs and 50% Options. The exercise price of each option granted will be equal to 100% of the fair market value of a share on the date of the grant. Unlike the annual grant to our directors, but consistent with our grants to our named executive officers, these initial grant awards vest over a four-year period. The RSUs granted to each newly appointed director vest 25% per year on the anniversary of the grant date whereas the options will vest 25% on the first anniversary of the date of grant with the remainder vesting ratably each month thereafter over a three-year period. Vesting of these initial grant awards is conditioned on the director’s continued service through each vesting date. We expect to make additional initial grants of stock options and RSUs to any newly appointed independent Board members in the future.
Executive Chairman Arrangement
Our Company is engaged in a highly competitive industry, developing medicines for unique and complicated genetic disorders. Mr. Crowley, our former CEO, served as our Executive Chairman from August 1, 2022 to March 4, 2024. Mr. Crowley historically had significant responsibility for leading our Board and, when CEO, our Company. Upon Mr. Crowley’s transition to Executive Chairman, Mr. Crowley’s primary responsibilities as an employee shifted from a policy making role to advising on the Company’s business and corporate development endeavors, advising the Company’s public policy and government affairs functions, and acting as a key ambassador and representative to the rare disease patient community. Mr. Crowley’s compensation as Executive Chairman reflects these responsibilities and takes into account his unique circumstances.
While Mr. Crowley departed the Company in March of 2024 and is thus no longer subject to an employment agreement, during his tenure as Executive Chairman, Mr. Crowley was party to an employment agreement with us which entitled him to a base salary of $500,000 from August 2022 through July 2023, and $300,000 beyond that time. Mr. Crowley was not entitled to a bonus in 2023 or beyond. Under the employment agreement, Mr. Crowley was entitled to receive an equity award valued at $5.5M (50% RSUs and 50% options) in January 2023 and $4.2M (50% RSUs and 50% options) in January 2024, with each grant vesting on the one-year anniversary of the grant date (the “Executive Chair Awards”); he was not entitled to receive PRSU grants. Mr. Crowley was also entitled under his employment agreement to continue to receive monthly payments of $66,667 that he had been receiving as CEO to help defray certain substantial out-of-pocket medical expenses arising as a result of a rare medical condition afflicting two members of Mr. Crowley’s immediate family (“Monthly Medical Payments”). The agreement had an initial term of two years and an option for the Board to extend it for an additional year. Mr. Crowley had also met the definition of retirement eligibility under our equity plan by April of 2022.
The agreement provided that should Mr. Crowley’s employment be terminated by the Company without cause at any time or should he resign for good reason within 12 months following a change in control, he would generally have the right to receive a lump sum payment representing base salary and Monthly Medical Payments for the remainder of the term, the value of Executive Chair Awards that had not yet been granted (which must be delivered in cash rather than equity after a change in control), accelerated vesting of equity awards (with PRSUs vesting at target or such greater amount as determined by the Board in its discretion), and continued health care coverage for him and his dependents at the Company’s cost for 12 months, subject to his execution of a release. The agreement further provided that if Mr. Crowley’s employment ceases due to death or inability to work, he would be entitled to 12 months’ continuation of the Monthly Medical Payments and continued health care coverage at the Company’s cost. In addition, the agreement provided that, upon the expiration or termination of the agreement for any reason other than Mr. Crowley’s voluntary resignation without good reason, all of Mr. Crowley’s outstanding equity awards would vest. It also stated that if the Board determined not to extend Mr. Crowley’s contract beyond the initial two year term, him and his dependents would be entitled to 12 months’ continued health care coverage at the Company’s cost.
Under the employment agreement, Mr. Crowley is bound by non-disclosure, inventions transfer, non-solicitation and non-competition covenants that prohibit him from competing with the Company during the term of his employment and for twelve months after termination of employment.
On December 5, 2023 Amicus announced that Mr. Crowley would conclude his service from employment and his service on the Board, and Mr. Raab would transition from Lead Independent Director to Chairman of the Board, effective March 4, 2024. In connection with his cessation of service, Mr. Crowley entered into a separation agreement and general release with us. He received accelerated vesting of his outstanding options and RSUs and his 2022 PRSU grant remained eligible to vest in full, based on actual attainment of performance goals through 2024. Mr. Crowley was ineligible to receive PRSUs in 2023 or 2024. Additionally, the agreement provided that Mr. Crowley would remain on our benefit plans until July 31, 2025 (12 months beyond the expiration of the original two-year term of his employment agreement) at the Company’s cost. Premiums paid by us during this period will be taxed as imputed income to Mr. Crowley. Pursuant to the agreement, Mr. Crowley will not be entitled to receive continued Monthly Medical Payments or any additional cash compensation (beyond accrued and unused vacation time) following his separation date.
Director Compensation Table
The following table provides information regarding the compensation that each of our directors, with the exception of Mr. Campbell, our CEO, who appears in the named executive officer tables above, earned during the year ended December 31, 2024. Mr. Campbell does not receive any additional compensation in respect of his services as a director. Mr. Crowley is the only employee director listed below and his compensation for 2024 follows the terms of his agreement, as described above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Lynn D. Bleil	73,125	121,667	243,333	—	438,125
Michael A. Kelly	68,665	121,667	243,333	—	433,665
Margaret G. McGlynn	77,500	121,667	243,333	—	442,500
Michael G. Raab	127,527	121,667	243,333	—	492,527
Eiry W. Roberts, M.D.	67,500	121,667	243,333	—	432,500
Glenn P. Sblendorio	90,000	121,667	243,333	—	455,000
Craig A. Wheeler	77,165	121,667	243,333	—	442,165
Burke W. Whitman	68,665	121,667	243,333	—	433,665
John F. Crowley	—	2,059,053(3)	1,979,843(3)	258,846(4)	4,297,742

(1)	Represents fees earned by nonemployee directors pursuant to the Compensation and Leadership Development Committee’s recommendation and Board approval.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. Assumptions made in this valuation are discussed in Form 10K, at Note 10 — Stock-based Compensation. Subject generally to continued service, annual non-employee director grants vest at the following year’s Annual Meeting while the initial non-employee director grants vest over four years.

(3)
As per Mr. Crowley’s employment agreement, subject generally to continued service, his 2024 grants would have vested on the one year anniversary of the grant date but instead accelerated and vested in connection with his separation from service.

(4)
As an employee director, this amount is comprised of $58,846 in salary earned through March 4, 2024 at a base salary rate of $300,000) and $200,000 of Monthly Medical Payments pursuant to Mr. Crowley’s agreement (see “Executive Chairman Arrangement” above).

As of December 31, 2024, our directors, with the exception of Mr. Campbell who appears in the named executive officer tables, had the following number of stock options outstanding:

Name	Aggregate Options Outstanding	Vested/ Unvested
Lynn D. Bleil	207,127	164,660/42,467
Michael A. Kelly	168,697	126,230/42,467
Margaret G. McGlynn	257,670	215,203/42,467
Michael G. Raab	257,670	215,203/42,467
Eiry W. Roberts, M.D.	158,989	111,433/47,556
Glenn P. Sblendorio	257,670	215,203/42,467
Craig A. Wheeler	247,670	205,203/42,467
Burke W. Whitman	199,013	156,456/42,467
John F. Crowley	3,002,330(1)	3,002,330/0

(1)	Includes 1,206,692 options that Mr. Crowley transferred to a trust for the benefit of his children.
Directors are also eligible to defer board fees pursuant to the terms of the Cash Deferral Plan and restricted stock units pursuant to the terms of the Stock Deferral Plan, each plan described more fully above.
As of December 31, 2024, our directors, with the exception of Mr. Campbell who appears in the named executive officer tables, had the following number of restricted stock units outstanding:

Name	Aggregate Restricted Stock Units Outstanding
Lynn D. Bleil	55,322(1)
Michael A. Kelly	11,847
Margaret G. McGlynn	49,072(2)
Michael G. Raab	11,847
Eiry W. Roberts, M.D.	17,539
Glenn P. Sblendorio	11,847
Craig A. Wheeler	11,847
Burke W. Whitman	11,847
John F. Crowley	—

(1)
The number of restricted stock units outstanding includes 6,250 RSUs that vested on June 4, 2020, 5,855 RSUs that vested on June 4, 2021, 10,115 RSUs that vested on June 10, 2022, 12,671 RSUs that vested on June 9, 2023 and 8,584 RSUs that vested on June 8, 2024 but were otherwise deferred or re-deferred to June 4, 2030, end of service, June 10, 2030, June 9, 2031, and June 8, 2031, respectively.

(2)
The number of restricted stock units outstanding includes 5,855 RSUs that vested on June 4, 2021, 10,115 RSUs that vested on June 10, 2022, 12,671 RSUs that vested on June 9, 2023 and 8,584 RSUs that vested on June 8, 2024 but were otherwise deferred to June 4, 2025, June 10, 2026, June 9, 2027, and June 8, 2028, respectively.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act requires our directors and certain executive officers (“Section 16 Officers”) to file with the SEC specified forms detailing both ownership of and changes to each individuals’ holdings of any class of equity securities of the Company. As a practical matter, the Company assists its directors and Section 16 Officers with their compliance by monitoring these transactions and completing and filing these forms on their behalf. Following a review of the forms filed in the 2024 fiscal year and internal written correspondence regarding the same, we believe that all such reports were filed in a timely manner except for one Form 4 for each of Mr. Campbell, Mr. Crowley, Mr. Clark, Mr. Castelli and Ms. Rosenberg reporting shares granted upon the achievement of the TSR portion of the 2021 PRSU award and one additional Form 4 for Mr. Campbell, reporting the (i) exercise of options to purchase shares of common stock and (ii) the subsequent open market sale of common stock pursuant to a Rule 10b5-1 plan. Each Form 4 was late due to administrative error and subsequently filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 12, 2025 for (a) the executive officers named in the Summary Compensation Table contained in this Proxy Statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.
We deem shares of Common Stock that may be acquired by an individual or group within 60 days of April 12, 2025 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 307,923,069 shares of Common Stock outstanding on April 12, 2025.
Unless otherwise indicated below, the address of each of the individuals named below is: c/o Amicus Therapeutics, Inc., 47 Hulfish Street, Princeton, New Jersey 08542.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Of Shares Beneficially Owned
5% Stockholders
Entities affiliated with The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	29,258,963	9.5%
Entities affiliated with Wellington Management Group LLP(2) 280 Congress Street Boston, Massachusetts 02210	28,461,994	9.2%
Entities affiliated with BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	27,904,336	9.1%
Entities affiliated with Perceptive Advisors LLC(4) 51 Astor Place, 10th Floor New York, NY 10003	24,245,952	7.9%
Entities affiliated with Avoro Capital Advisors LLC(5) 110 Greene Street, Suite 800 New York, NY 10012	23,175,000	7.5%
Entities affiliated with William Blair Investment Management LLC(6) 150 North Riverside Plaza Chicago, IL 60606	15,597,698	5.1%

Named Executive Officers and Directors	Number of Shares Beneficially Owned	Percentage Of Shares Beneficially Owned
Bradley L. Campbell(7)	2,049,766	*
Simon Harford(8)	138,870	*
Ellen S. Rosenberg(9)	890,332	*
David M. Clark(10)	681,504	*
Jeffrey P. Castelli(11)	828,123	*
Glenn P. Sblendorio(12)	359,820	*
Michael G. Raab(13)	333,113	*
Margaret G. McGlynn(14)	268,670	*
Craig A. Wheeler(15)	311,887	*
Lynn D. Bleil(16)	245,332	*
Burke W. Whitman(17)	297,197	*
Michael A. Kelly (18)	220,751	*
Eiry W. Roberts, M.D. (19)	214,850	*
All directors and executive officers as a group (13 persons)	6,840,215	2.2%

*	Represents beneficial ownership of less than one percent of our outstanding Common Stock.
(1)
This information is provided solely in reliance upon information included in a Form 13F filed with the SEC on February 11, 2025 by The Vanguard Group (“Vanguard”). As of December 31, 2024, Vanguard reported shared voting power of 532,905 shares of common stock, sole investment discretion of 28,431,663 shares of common stock and shared investment discretion of 827,300 shares of common stock.

(2)
This information is provided solely in reliance upon information included in a Schedule 13G/A filed with the SEC on February 10, 2025 by Wellington Management Group LLP (“Wellington”). As of December 31, 2024, Wellington reported shared voting power of 27,400,307 shares of common stock and shared dispositive power of 28,461,994 shares of common stock.

(3)
This information is provided solely in reliance upon information included in a Schedule 13G/A filed with the SEC on February 5, 2025 by BlackRock, Inc. (“BlackRock”). As of December 31, 2024, BlackRock reported sole voting power of 26,899,351 shares of common stock and sole dispositive power of 27,904,336 shares of common stock.

(4)
This information is provided solely in reliance upon information included in a Schedule 13G/A filed with the SEC on February 14, 2025 by Perceptive Advisors LLC (“Perceptive”). As of December 31, 2024, Perceptive reported shared voting and dispositive power of 24,245,952 shares of common stock.

(5)
This information is provided solely in reliance upon information included in a Form 13F filed with the SEC on February 14, 2025 by Avoro Capital Advisors LLC (“Avoro”). As of December 31, 2024, Avoro reported sole voting power and investment discretion of 23,175,000 shares of common stock.

(6)
This information is provided solely in reliance upon information included in a Form 13F filed with the SEC on February 10, 2025 by William Blair Investment Management LLC (“William Blair”). As of December 31, 2024, William Blair reported sole voting power of 14,038,764 shares of common stock and sole investment discretion of 15,597,698 shares of common stock.

(7)
Consists of 1,434,022 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025 and 615,744 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(8)
Consists of 117,790 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025 and 21,080 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(9)
Consists of 626,427 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025, 248,905 shares held directly by Ms. Rosenberg and 15,000 shares held by her spouse. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(10)
Consists of 483,084 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025 and 198,420 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(11)
Consists of 529,712 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025 and 298,411 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(12)
Consists of 237,670 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025, 11,847 restricted stock units scheduled to vest within 60 days of April 12, 2025 and 110,303 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(13)
Consists of 237,670 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025, 11,847 restricted stock units scheduled to vest within 60 days of April 12, 2025 and 83,596 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(14)
Consists of 237,670 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025, 5,855 restricted stock units that have previously vested but their delivery deferred to within 60 days of April 12, 2025 and 25,145 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(15)
Consists of 247,670 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025, 11,847 restricted stock units scheduled to vest within 60 days of April 12, 2025 and 52,370 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(16)
Consists of 207,127 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025 and 38,205 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(17)
Consists of 199,013 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025, 11,847 restricted stock units scheduled to vest within 60 days of April 12, 2025 and 86,337 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(18)
Consists of 168,697 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025, 11,847 restricted stock units scheduled to vest within 60 days of April 12, 2025 and 40,207 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

(19)
Consists of 158,989 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2025, 17,539 restricted stock units scheduled to vest within 60 days of April 12, 2025 and 38,322 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2025 and both unvested and deferred restricted stock units as of June 12, 2025.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
Our Board maintains a formal written policy for the review of any transaction, arrangement or relationship in which Amicus is a participant and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members), each of whom we refer to as a “related party,” has a direct or indirect interest. If a related party proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a “related party transaction,” the related party must report the proposed transaction to our Chief Financial Officer. The proposed related party transaction must be reviewed and, if deemed appropriate, approved by the Board’s Audit and Compliance Committee prior to entry into such transaction, or ratified as soon as reasonably practicable after discovery that approval is required.
The Audit and Compliance Committee may approve or ratify the transaction only if the Audit and Compliance Committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company’s best interests and does not violate its Code of Conduct and Ethics. Any related party transactions that are ongoing in nature will be reviewed annually. The Audit and Compliance Committee will review and consider such information regarding the related party transaction as it deems appropriate. In the last fiscal year, the Company did not enter into any transactions disclosable pursuant to Item 404(a) of Regulation S-K except that the Company paid $200,645 in membership dues to the Biotechnology Innovation Organization (“BIO”), a biotech trade association, of which Mr. Crowley is the President and CEO. The Company has paid a similar amount of membership dues to BIO in the past and expects to continue paying its annual dues in the future to retain its membership in BIO.

PROPOSAL NO. 2—ADOPTION OF THE AMICUS THERAPEUTICS, INC. 2025 EQUITY INCENTIVE PLAN
Background
We are asking our stockholders to approve the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan (the “2025 Plan”). Our Board approved the 2025 Plan on April 14, 2025, subject to stockholder approval. The purpose of the 2025 Plan is to encourage share ownership by employees, consultants, directors and other service providers of the Company and its affiliates, and provide an additional incentive for them to promote the success of the Company’s business. If the 2025 Plan is approved by our stockholders at the Annual Meeting, no new awards will be granted under the Amended and Restated Amicus Therapeutics, Inc. 2007 Equity Incentive Plan (the “Prior Plan”) after the Annual Meeting.
The maximum number of shares of our common stock that may be issued under the 2025 Plan (subject to certain adjustments) is the sum of (i) 9,000,000 shares; plus (ii) the number of shares reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan on the Annual Meeting date; plus (iii) any shares underlying Prior Plan awards that may become available for issuance under the 2025 Plan in accordance with the 2025 Plan provisions described below.
Purpose of the Proposal:
Equity compensation has historically been a key element of our compensation program. In recommending the 2025 Plan to the Board for approval, the factors that the Compensation and Leadership Development Committee took into account included the following:
Competitiveness
The market for high caliber, experienced talent in our industry and in our geographic location is extremely competitive. We compete not only with other similar sized and larger biotechnology companies, but we also compete for talent directly with much larger pharmaceutical companies that have significantly greater resources and generous compensation practices. Our ability to grant equity awards is critical to our ability to be competitive and to attract, retain and motivate the talent we need to best position our Company for success.
Limited duration of current shares available under the Prior Plan
We believe broad-based equity programs are important to our ability to attract, retain and motivate employees throughout the Company and align employee interests with those of our stockholders. Historically, less than 30% of the total equity awards granted under the Prior Plan have gone to our named executive officers. We expect the number of available shares under the Prior Plan to be substantially depleted by January 2026. Furthermore, our Prior Plan will expire on April 21, 2026. If the 2025 Plan is not approved by our stockholders, we anticipate that we would be unable to continue to grant broad-based equity awards after the expiration of the Prior Plan (or earlier, if the share pool under the Prior Plan is depleted before that time). If that occurs, the Company may need to rely more heavily on cash compensation, which could potentially impact the Company’s cash on hand to pay other expenses.
The number of shares reserved for issuance under the 2025 Plan was determined based on an analysis of various factors, including potential dilution, anticipated equity compensation needs, and proxy advisory firms’ policies on equity-based compensation plans. For more information, please refer to “Key Data Relating to Outstanding Equity Awards and Shares Available” below. We anticipate that the 2025 Plan share reserve could enable us to continue to provide equity awards to eligible persons who are selected to receive awards under the 2025 Plan for approximately the next 12-18 months. The shares reserved may, however, last for more or less time depending on currently unknown factors, such as the number of grant recipients, future grant practices, and our stock price, and therefore we can make no guarantee as to the duration of the share reserve.

Key Data Relating to Outstanding Equity Awards and Shares Available
The following table includes information regarding outstanding equity awards under all equity incentive plans, including the Prior Plan and 2007 Director Option Plan, which expired in June 2020, as of March 31, 2025. It also includes information regarding shares available for future awards under the Prior Plan as of March 31, 2025. There are no shares available to grant under any other equity incentive plans. The table does not include shares available under our employee stock purchase plan which was approved by stockholders on June 8, 2023, but has not yet had any offering periods thereunder.

(As of March 31, 2025)
Total shares underlying outstanding stock options and stock appreciation rights (“SARs”)	27,749,246
Weighted average exercise price of outstanding stock options and SARs	$11.87
Weighted average remaining contractual life of outstanding stock options and SARs	5.86
Total shares underlying outstanding full value awards(1)	11,424,978
Total shares available for grant	7,570,679

(1)	Includes RSU and PRSU awards. PRSUs are shown at the target number of shares issuable upon conversion of the PRSUs, assuming target achievement of all performance goals.
The aggregate shares shown above represent a fully-diluted overhang of approximately 13.3% based on the 307,923,069 shares of common stock outstanding as of March 31, 2025. If the 2025 Plan is approved, the shares available for issuance would increase the overhang to approximately 15.4%. We calculate the fully diluted “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.
Burn Rate
Burn rate measures our usage of shares as a percentage of our outstanding shares. Our average burn rate over the most recent 3-year period (2022-2024) was 2.84%.
Description of the 2025 Plan
The principal provisions of the 2025 Plan are summarized below. This summary is qualified in its entirety by reference to the 2025 Plan document, a copy of which is attached hereto as Exhibit A. To the extent that the description below may differ from the text of the 2025 Plan, the text of the 2025 Plan will control.
Administration
The 2025 Plan vests broad powers in a committee (the “Committee”) to administer the plan. Until and unless otherwise determined by the Board, the Committee will be our Compensation and Leadership Development Committee. In this capacity, the Committee has the authority to (among other things) select the persons to be granted awards under the 2025 Plan and to determine the type, size and terms and conditions of such awards, accelerate the vesting or exercisability of an award (notwithstanding anything in the 2025 Plan to the contrary), determine the satisfaction of any performance goals under an award, and extend the period of time during which an award may be exercised (as long as the extension is not beyond the original term of the award). The Committee may also amend outstanding awards, although an award amendment would require the consent of an affected participant if it would materially impair their rights. The Committee also has complete authority to interpret, prescribe, amend, and rescind rules and regulations, and make all other determinations necessary or advisable for the 2025 Plan. Subject to the requirements of applicable law and our governing documents, the Board or the Committee may delegate any of the authorities of the Committee under the 2025 Plan to an individual or committee of individuals, including its authority to grant awards to persons who are not “insiders” as defined by Section 16 of the Securities Exchange Act of 1934, as amended. In addition, the Board may at any time exercise the rights and duties of the Committee under the 2025 Plan. Accordingly, references herein to the Committee will also include the Board or any duly authorized delegate.
In order to comply with foreign law, the Committee may also modify the terms of awards granted to foreign participants, establish subplans related to such participants, and take any other action that it deems advisable, provided that no subplans or modifications may increase the number of shares available for grant under the 2025 Plan nor any action taken pursuant to such authority result in a violation of applicable law. To the extent required by applicable law, such actions will be subject to stockholder approval.

Amendment and Termination
Unless the 2025 Plan is extended with the approval of our stockholders, it will expire by its own terms on April 14, 2035 (ten years after the date of its approval by the Board). However, the Board may amend or terminate the 2025 Plan at any earlier time, provided that no such amendment or termination shall be effective without stockholder approval, to the extent such approval is required by applicable law. Generally, companies subject to Nasdaq exchange listing requirements must seek stockholder approval of amendments to stock incentive plans which: (1) materially increase the number of shares to be issued under the plan (other than an increase to reflect a reorganization, stock split, merger, spin-off or similar transaction); (2) materially increase benefits to plan participants (including any material change to: (i) permit a repricing (or decrease in exercise price) of outstanding options, (ii) reduce the price at which shares or options to purchase shares may be offered, or (iii) extend the duration of a plan); (3) materially expand the class of participants eligible to participate in the plan; and (4) expand the types of options or awards provided under the plan.
Participants
Any of our employees, directors, consultants, and other service providers, and those of our affiliates, are eligible to participate in the 2025 Plan. However, in accordance with applicable tax rules, only our employees (and the employees of any parent or subsidiary corporation) are eligible to be granted Incentive Options. Participants in the 2025 Plan will be selected in the discretion of the Committee (each, for the purposes of this Proposal 2, a “Participant”).
As of March 31, 2025, the Company and its affiliates had approximately 505 employees, 9 directors (1 of which is also an employee) and 46 other service providers who would be eligible to participate in the 2025 Plan.
Shares Available for Issuance
The maximum number of shares of our common stock (“Shares”) that may be issued under the 2025 Plan (subject to certain adjustments) is the sum of (i) 9,000,000 shares; plus (ii) the number of shares reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan on the Annual Meeting date; plus (iii) any shares underlying Prior Plan awards that may become available for issuance under the 2025 Plan in accordance with the 2025 Plan provisions described below.
If and to the extent that any award granted under the Prior Plan or 2025 Plan terminates, expires, is canceled or is forfeited for any reason, the Shares associated with that award (or portion of the award) will become available for new grants under the 2025 Plan.
Other than with respect to an option or stock appreciation right, if Shares are withheld in satisfaction of a tax withholding obligation associated with an award granted under the Prior Plan or 2025 Plan, then those Shares will become available for new grants under the 2025 Plan.
The following restrictions against liberal recycling of Shares will apply under the 2025 Plan:
•
the full number of Shares underlying a stock option granted under the Prior Plan or 2025 Plan will be counted against the Shares available for issuance under the 2025 Plan, even if the option exercise is satisfied through net-settlement or the delivery of Shares;

•
the full number of Shares underlying a stock appreciation right granted under the Prior Plan or 2025 Plan will be counted against the Shares available for issuance under the 2025 Plan, even though only a net number of Shares are delivered on exercise;

•
Shares withheld in satisfaction of a tax withholding obligation associated with a stock option or stock appreciation right granted under the Prior Plan or 2025 Plan will be counted against the Shares available for issuance under the 2025 Plan; and

•	Shares repurchased on the open market with the proceeds from the exercise of an award under the Prior Plan or 2025 Plan will not be added to the Shares available for issuance under the 2025 Plan.
Any Shares issued in respect of awards granted in substitution for equity-based awards of an entity acquired by us or a subsidiary, or with which we or a subsidiary combine, will not count against the number of Shares available for issuance under the 2025 Plan.
The market value of a Share as of April 9, 2025 was $6.89.
If the 2025 Plan is approved by our stockholders at our Annual Meeting, then as soon as administratively practicable, the Company intends to register Shares issuable under the 2025 Plan on a Form S-8 Registration Statement filing with the SEC.

Annual Compensation Limit for Non-Employee Directors
The 2025 Plan limits the aggregate amount of equity and cash compensation that may be granted and paid to a non-employee director for services as a non-employee director each fiscal year (beginning with 2026) to $750,000 ($1,000,000 for a director’s first year); with exceptions for (i) chairperson and lead independent director fees, (ii) amounts payable for services provided in a capacity other than as a non-employee director (e.g., advising or consulting arrangements), and (iii) amounts awarded under extraordinary circumstances, as determined by the Board without the participation of the recipient director.
Types of Awards
The following types of awards may be granted under the 2025 Plan: (i) stock options, (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) restricted stock units, (v) stock grants, (vi) other stock based awards, and (vii) performance awards. Each award may, but need not be, subject to vesting conditions, in the Committee’s discretion (subject to the minimum vesting rules described below). Vesting conditions may include the continued employment or service of the Participant, the attainment of specified individual or corporate performance goals, or other factors.
Stock Options
Stock options may be granted in the form of Incentive Options (“ISOs”) or Nonstatutory Options (“NSOs”). A stock option entitles the holder to purchase from us a stated number of Shares at a specified exercise price for a limited period of time. The Committee will specify the number of Shares subject to each stock option and the exercise price for such stock option, provided that stock options may not be “discounted,” meaning that the exercise price will in no event be less than the fair market value of a Share on the grant date. Additionally, any ISO granted to a Participant who is also a 10% stockholder will have an exercise price equal to at least 110% of the fair market value of a Share on the grant date.
Stock options shall be exercisable in accordance with the terms of the applicable award agreement. The maximum term of a stock option award shall be determined by the Committee, but will in no event exceed 10 years (or 5 years in the case of any ISOs granted to a Participant who is also a 10% stockholder). In the case of ISOs, the aggregate fair market value (determined as of the grant date) of Shares issued with respect to such ISOs which become exercisable for the first time during any particular calendar year may not exceed $100,000. ISOs granted in excess of this limitation will be treated as NSOs.
Generally, a stock option holder may exercise a stock option, in whole or in part, by providing written notice to the Company of the intent to exercise the option and paying the applicable exercise price by certified or bank check, or another means that the Committee accepts. Unless otherwise determined by the Committee, payment of the exercise price may be made through the “net settlement” of a stock option (which involves the cancellation of a portion of the stock option to cover the cost of exercising the balance of the stock option) or a formal broker-assisted cashless exercise program.
Subject to certain adjustments, the maximum aggregate number of Shares that may be issued under the 2025 Plan as ISOs is 9,000,000.
Stock Appreciation Rights
SARs represent the right to receive, upon exercise, the appreciation in value of a specified number of Shares over a particular time period. The Committee will specify the number of Shares subject to a SAR and the base price of the SAR, provided that the SAR may not be “discounted,” meaning that the base price will in no event be less than the fair market value of a Share on the grant date. SARs are generally exercisable, in whole or in part, by providing written notice to the Company of the intent to exercise the SAR. The maximum term of a SAR shall be determined by the Committee, but will in no event exceed 10 years. Upon exercise, SARs may be paid out in cash, Shares, or both, at the Committee’s discretion.
Unless otherwise provided in an award agreement or determined by the Committee, upon a Participant’s termination of service or employment, the Participant’s stock options and SARs will be treated as follows:
•
Death. All unvested stock options and SARs which would have vested in the future based solely on continued service will become vested and exercisable. All vested stock options and SARs will remain exercisable for a period of four years from the date of the Participant’s death or until the expiration of the original stock option or SAR term, whichever period is shorter.

•
Disability or Retirement. The Participant’s unvested stock options and SARs which would have vested within two years following the Participant’s termination based solely on continued service will become vested and exercisable. All vested stock options and SARs will remain exercisable for a period of four years from the date of the Participant’s termination or until the expiration of the original stock option or SAR term, whichever period is shorter. Any remaining unvested options and SARs will terminate and be forfeited on the termination date.

•
Cause. If a Participant’s service or employment is terminated for cause, then (i) all unexercised stock options and SARs (whether vested or unvested) will terminate and be forfeited on the termination date, and (ii) any stock option or SAR exercise then in progress will be cancelled.

•
Other. Upon a cessation of service or employment for any other reason, the Participant’s unexercised stock options and SARs may be exercised, to the extent vested at the time of the Participant’s termination, for a period of ninety days from the termination date or until the expiration of the original stock option or SAR term, whichever period is shorter. Any remaining unvested options and SARs will terminate and be forfeited on the termination date.

Restricted Stock
A restricted stock award is a grant of Shares that are subject to forfeiture and limitations on transfer during a specified restriction period. The purchase price, if any, paid by a Participant upon being granted a restricted stock award shall be determined by the Committee. Also, Participants will have the right to vote the Shares underlying a restricted stock award during the restriction period. The restriction period will lapse when specified vesting conditions, if any, are satisfied, resulting in the underlying Shares becoming unencumbered. If specified vesting conditions are not satisfied, then such Shares of restricted stock will be forfeited.
Restricted Stock Units
A restricted stock unit represents the contingent right to receive one Share, or the fair market value of one Share, at a specified time or date, and may be conditioned on the achievement of specified vesting conditions. If specified vesting conditions are not satisfied, then the restricted stock unit is forfeited and no Share is issued. In this proposal, awards with only time-based vesting conditions are generally referred to as RSUs, whereas awards that also have performance-based vesting conditions are generally referred to as PRSUs.
Unless otherwise provided in an award agreement or determined by the Committee, upon a Participant’s termination of service or employment, the Participant’s restricted stock awards, RSUs and PRSUs will be treated as follows:
•	Death. The Participant’s unvested restricted stock awards and RSUs will become immediately vested. The Participant’s PRSUs subject to an open performance period will vest at target.
•
Disability or Retirement. The Participant’s unvested restricted stock awards and RSUs which would have vested within two years following the Participant’s termination will vest. Any remaining unvested restricted stock awards and RSUs will be forfeited on the termination date. The Participant will remain eligible to vest in a pro rata portion of the Participant’s unvested PRSUs, to the extent earned based on actual performance results at the end of the performance period.

•
Cause. If a Participant’s service or employment is terminated for cause, all outstanding unvested restricted stock awards will be forfeited or otherwise subject to return or repurchase to the Company. All RSUs and PRSUs, whether vested or unvested, will be forfeited on the termination date.

•
Other. Upon a cessation of service or employment for any other reason, all unvested restricted stock awards will be forfeited or otherwise subject to return or repurchase to the Company. All unvested RSUs and PRSUs will be forfeited on the termination date.

Stock Grants and Other Stock-Based Awards
A stock grant is a grant of Shares that does not have forfeiture conditions of any kind, may (but need not) have a purchase price, and may be awarded in circumstances the Committee deems appropriate, such as recognition of significant contributions or in lieu of compensation otherwise already due, subject to applicable law. An “other stock-based award” is an award that has terms and conditions as determined by the Committee, including without limitation, as applicable: the term, any exercise or purchase price, vesting conditions, forfeiture conditions, form of payment.
Performance Awards
Performance Awards are awards which may be earned based on the achievement or satisfaction of performance goals, as established by the Committee. Any award granted under the 2025 Plan may be a Performance Award by conditioning vesting or settlement of the award upon the achievement or satisfaction of performance goals.
Minimum Vesting
Awards issued under the 2025 Plan are subject to a minimum vesting period of one year, with the exception of up to 5% of the Share pool. Nonetheless, an award agreement may provide that awards vest sooner in connection with a change in control or the Participant’s cessation of service. Furthermore, the minimum vesting provision does not limit or constrain the Committee’s ability as plan administrator to accelerate the vesting of an award for any reason.

Dividends and Dividend Equivalent Rights
No dividends or dividend equivalent rights are payable with respect to stock options or SARs.
Any dividends or dividend equivalent rights payable on any other type of award will be subject to the same vesting conditions as the underlying award (or portion of the award) to which the amounts relate.
Specifically, dividends that become payable with respect to a restricted stock award will be subject to the same vesting conditions as the restricted stock award. The Committee may also require that the dividends be reinvested in additional shares of restricted stock, which will be subject to the same vesting conditions as the restricted stock award.
In addition, dividend equivalent rights may be granted in connection with restricted stock units and other stock-based awards. A dividend equivalent right entitles the Participant to payments or credits equal to the cash dividends that would otherwise have been paid with respect to the Shares underlying the award, had such Shares been outstanding on the dividend payment date. The Committee may provide that dividend equivalent rights will be paid or credited in cash or paid or credited in Shares (based on the fair market value of those Shares on the dividend payment date). Any such dividend equivalent payments or credits will be subject to the same vesting conditions as the underlying award (or portion of the award) to which they relate.
Adjustments
If the number of outstanding Shares is increased or decreased, or our Shares are exchanged for a different number or type of securities, or if additional, new, or different shares or other securities are distributed with respect to our Shares or other securities on account of any merger, consolidation, sale of all or substantially all of our property, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse split, or other distribution with respect to our Shares or other securities, the Committee shall make equitable adjustments in such manner as it deems appropriate, to the number and type of securities issuable under the 2025 Plan, the number and type of securities subject to outstanding awards, the exercise price and performance goals applicable to outstanding awards, and any other affected terms and conditions of the 2025 Plan and any outstanding awards granted thereunder.
Corporate Transactions
Unless otherwise specified in the applicable award agreement and subject to the “Change in Control” section below, in the event of a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us, or other corporate transaction involving us (each, a “Corporate Transaction”), outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that our shareholders receive in the transaction for each share of our common stock subject to the award upon the exercise, payment or transfer of the award, but unless otherwise determined by the Committee, the award will remain subject to the same terms, conditions and performance criteria applicable to the awards before the Corporate Transaction. The treatment of outstanding stock options and SARs upon a Corporate Transaction may include cancellation of outstanding options and SARS, so long as, at the election of the Committee, (i) the holders of such awards are afforded the opportunity to exercise those awards immediately prior to (and contingent upon the occurrence of) the transaction, or (ii) with respect to each Share subject to such an award, the holder is paid the excess (if any) of the per share consideration paid to our stockholders in the transaction, minus the applicable option or SAR exercise price.
Upon a dissolution or liquidation of the Company, all outstanding stock options will terminate.
Change in Control
Unless otherwise provided in an award agreement, in the event there is a change in control (as defined in the 2025 Plan), (i) time-based vesting conditions on outstanding non-employee director awards will be deemed fulfilled, and (ii) all other awards will be treated as follows:
•
Awards assumed, converted, or replaced by the resulting entity. If the resulting entity assumes, converts, or replaces awards under the 2025 Plan and within one year following the change in control a Participant’s employment or service is terminated without cause (as defined in the 2025 Plan), then:

○	All time-based vesting conditions on the Participant’s outstanding awards will be deemed fulfilled; and
○
All performance-based vesting conditions on the Participant’s outstanding awards will be deemed fulfilled at the greater of target or actual performance as of the date of the Participant’s termination.

•	Awards not assumed, converted, or replaced by the resulting entity. If the resulting entity does not assume, convert, or replace awards under the 2025 Plan, then:

○	All time-based vesting conditions on the Participant’s outstanding awards will be deemed fulfilled; and
○	All performance-based vesting conditions on the Participant’s outstanding awards will be deemed fulfilled at the greater of target or actual performance as of the date of the change in control.
Any action taken by the Committee upon a change in control in relation to awards shall be subject to the requirements of Section 409A of the Internal Revenue Code (“IRC”).
Repricing Prohibited
Neither the Committee nor the Board may reprice stock options or SARs without stockholder approval, whether such repricing is accomplished by (i) a cancellation/re-grant program, whereby outstanding stock options or SARs are cancelled and replacement stock options or SARs are granted with a lower exercise or base price; (ii) the cancellation of outstanding stock options or SARs with an exercise price in excess of the then current fair market value per share for consideration payable in our equity securities or cash; or (iii) otherwise directly reducing the exercise or base price in effect for outstanding stock options or SARs.
Clawback and Other Policies
Awards will be subject to the Company’s stock ownership, hedging and pledging policies, and any current or future clawback policy (including the Amicus Therapeutics, Inc. Clawback Policy), and all clawbacks that may be required under applicable law or exchange listing requirements.
Miscellaneous
Generally, awards granted under the 2025 Plan may not be transferred, except by will or intestate succession. However, the Committee may in its discretion authorize the gratuitous transfer of awards (other than ISOs) to “family members” within the meaning of the Form S-8 rules. Unless otherwise determined by the Committee, awards (other than ISOs) may be transferred pursuant to certain domestic relation agreements and settlements.
A Participant who receives an option, SAR or restricted stock unit award will have none of the rights or privileges of a stockholder of the Company unless and until Shares are issued in respect of the award.
Awards under the 2025 Plan will be subject to withholding for applicable taxes, to the extent required by law, as described in more detail under the section titled “Federal Income Tax Consequences” below. Unless otherwise determined by the Committee, tax withholding obligations under the Plan will be fulfilled through the withholding of Shares subject to an award. However, the Committee may change the withholding method in the future, including by implementing a broker-assisted cashless exercise program, if desired.
Awards granted under the 2025 Plan are generally intended to be exempt from or comply with the requirements of Section 409A of the IRC and will be interpreted accordingly. However, we cannot guarantee any particular tax treatment for any award granted under the 2025 Plan.
Federal Income Tax Consequences
The federal income tax treatment of the issuance, exercise and/or settlement of awards granted under the 2025 Plan is described below. The following information is only a summary and does not address all aspects of taxation that may be relevant to a particular Participant according to the Participant’s personal circumstances. Participants should consult with their own tax and legal advisors with respect to the tax treatment applicable to the ownership and exercise of the awards and the ownership and disposition of any underlying securities. This summary does not address the impact of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws. Tax laws are subject to change.
Generally, we expect to be able to take a deduction for any amounts taxable as ordinary income in relation to awards granted under the 2025 Plan at the same time that a Participant recognizes ordinary income related thereto, subject to the limitations of the IRC (including Section 162(m), which prohibits the deduction of compensation paid to certain covered employees in excess of $1 million per year).

Stock Options
Nonstatutory Options
A Participant does not recognize any taxable income when an NSO is granted to them.
Upon the exercise of an NSO, a Participant recognizes ordinary income on an amount equal to the fair market value of the Shares received minus the exercise price paid. A Participant’s tax basis in Shares received upon the exercise of an NSO is generally equal to the fair market value of those Shares on the exercise date, and the Participant’s holding period for such Shares begins at that time.
Upon the sale of Shares received pursuant to the exercise of an NSO, the Participant realizes either short-term or long-term capital gain or loss, depending on the length of time that the Shares are held. The amount of such capital gain or loss is equal to the difference between the amount realized in connection with the sale of the Shares and the Participant’s tax basis in such Shares.
Incentive Options
A Participant does not recognize any taxable income when an ISO is granted to or exercised by them (except for any Participant who is subject to the Alternative Minimum Tax, who may recognize taxable income upon the exercise of an ISO).
Further, as long as a Participant meets the applicable holding period requirements for Shares received pursuant to the exercise of an ISO (two years from the grant date and one year from the exercise date), any gain or loss realized by the Participant upon the sale of such Shares is long-term capital gain or loss, and we are not entitled to take any deduction related thereto.
If, however, a Participant sells or otherwise disposes of Shares received pursuant to the exercise of an ISO before satisfying the applicable holding period requirements, the Participant recognizes ordinary income. The amount of ordinary income recognized by the Participant is limited to the lesser of (i) the gain attributable to such sale or disposition and (ii) the difference between the fair market value of the Shares on the exercise date and the exercise price paid. Any gain realized above this amount is treated as either short-term or long-term capital gain, depending on the length of time that the Shares are held. If the exercise price paid is greater than the amount realized upon such a disposition, then the difference is treated as either short-term or long-term capital loss, depending on the length of time that the Shares are held.
Stock Appreciation Rights
A Participant does not recognize any taxable income when a SAR is granted to them or vests.
Upon the exercise of a SAR, a Participant recognizes ordinary income in an amount equal to the fair market value of each Share received minus the base price. A Participant’s tax basis in Shares received pursuant to the exercise of a SAR is generally equal to the fair market value of those Shares on the exercise date, and the Participant’s holding period for such Shares begins at that time.
Upon the sale of Shares received pursuant to the exercise of a SAR, the Participant realizes either short-term or long-term capital gain or loss, depending on the length of time that the Shares are held. The amount of such capital gain or loss is equal to the difference between the amount realized in connection with the sale of the Shares and the Participant’s tax basis in such Shares.
Restricted Stock
The federal income tax treatment of restricted stock varies according to whether or not a Participant chooses to make an election under Section 83(b) of the IRC (an “83(b) Election”). Accordingly, we have provided a description of both scenarios.
General Treatment. A Participant does not generally recognize taxable income at the time restricted stock that is subject to forfeiture conditions is granted. When forfeiture conditions applicable to the restricted stock lapse, the Participant recognizes ordinary income in an amount equal to the fair market value of the Shares which become unencumbered upon such lapse minus any price paid for the Shares. A Participant’s tax basis in unencumbered Shares is generally equal to the fair market value of the Shares upon becoming unencumbered, and the Participant’s holding period for the Shares begins at that time.
Upon sale of the Shares, the Participant realizes either short-term or long-term capital gain or loss, depending on the length of time that the Shares are held after the forfeiture conditions have lapsed. The amount of such capital gain or loss is equal to the difference between the amount realized upon the sale of the Shares and the Participant’s tax basis in such Shares.

83(b) Election Treatment. A Participant may choose to accelerate the recognition of taxable income for a restricted stock award by filing an 83(b) Election with the Internal Revenue Service and with us, in each case within 30 days following the grant. The Participant will recognize ordinary income at that time in an amount equal to the fair market value of the Shares underlying the award of restricted stock (without considering any forfeiture conditions and transfer restrictions applicable thereto) minus any price paid for the restricted stock award. When forfeiture conditions applicable to the restricted stock lapse, the Participant will not recognize any additional ordinary income. However, if any Shares of restricted stock are forfeited by the Participant at any time (because, for example, specified vesting conditions are not met), the Participant will not be entitled to claim a deduction for ordinary income recognized upon making the 83(b) Election.
A Participant’s tax basis in the Shares is generally equal to the amount of ordinary income recognized by the Participant pursuant to the 83(b) Election, and the Participant’s holding period for such Shares begins at that time.
Upon sale of the Shares, the Participant realizes either short-term or long-term capital gain or loss, depending on the length of time that the Shares are held. The amount of such capital gain or loss is equal to the difference between the amount realized upon the sale of the Shares and the Participant’s tax basis in such Shares.
Restricted Stock Units
A Participant does not recognize any taxable income when a restricted stock unit award is granted to them.
Upon the settlement of a restricted stock unit award, the Participant recognizes ordinary income in an amount equal to the fair market value of the cash and/or Shares paid to them. A Participant's tax basis in any such Shares is generally equal to the fair market value of the Shares upon the date the Shares are issued, and the Participant’s holding period for such Shares begins at that time.
Upon sale of the Shares paid pursuant to a restricted stock unit award, the Participant realizes either short-term or long-term capital gain or loss, depending on the length of time that the Shares are held. The amount of such capital gain or loss is equal to the difference between the amount realized upon the sale of the Shares and the Participant’s tax basis in such Shares.
Stock Grants
When stock with no forfeiture conditions is granted, the Participant recognizes ordinary income upon grant in an amount equal to the fair market value of the Shares minus any price paid for the Shares. A Participant’s tax basis in the Shares is generally equal to the fair market value of the Shares upon grant, and the Participant’s holding period for the Shares begins at that time.
Upon sale of the Shares, the Participant realizes either short-term or long-term capital gain or loss, depending on the length of time that the Shares are held after grant. The amount of such capital gain or loss is equal to the difference between the amount realized upon the sale of the Shares and the Participant’s tax basis in such Shares.
Other Stock-Based Awards, and Performance Awards
The federal income tax treatment of other stock-based awards or performance awards which may be granted under the 2025 Plan will depend upon the design of such awards.
New Plan Benefits
The future awards that Participants may receive under the 2025 Plan are discretionary, and therefore, not determinable at this time. Under our current director compensation program, we make annual grants worth $365,000 to continuing non-employee directors (and $500,000 to newly appointed non-employee directors), in the form of stock options and RSUs. The number of stock options and RSUs that will be granted to the directors will depend on the fair market value of our common stock on the date of grant. If the 2025 Plan is approved by our stockholders at the Annual Meeting, we expect that grants to our directors will be made immediately on the date of our Annual Meeting under the 2025 Plan. If the 2025 Plan is not approved by our stockholders at the Annual Meeting, such director awards will instead be made under the Prior Plan, to the extent adequate shares remain in the Prior Plan share pool. See the section of this proxy statement entitled “Director Compensation.”

Equity Compensation Plan Information
The following table sets forth certain information regarding our equity compensation plans as of December 31, 2024.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	34,291,068(1)	$12.11(2)	17,078,754(3)
Equity compensation plans not approved by security holders	—	—	—
Total	34,291,068	$12.11	17,078,754
(1)
Includes stock options, RSUs and PRSUs granted under the Prior Plan and the 2007 Director Option Plan (the “2007 Director Plan”) and outstanding as of December 31, 2024. PRSUs subject to performance periods ending after December 31, 2024 are shown at target and PRSUs subject to performance periods ending on December 31, 2024 are shown based on performance as of this date. The 2007 Director Plan expired in June 2020 and no further awards may be granted under it.

(2)	Excludes RSUs and PRSUs, as they do not have an exercise price.
(3)
Includes 14,228,754 shares of common stock remaining available for future equity awards under the Prior Plan as of December 31, 2024, as well as 2,850,000 shares of common stock remaining available for issuance and delivery under the Amicus Therapeutics, Inc. 2023 Employee Stock Purchase Plan.

Vote Required and Recommendation of the Board
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan. Abstentions will have the effect of a vote against this proposal. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal and therefore are not entitled to vote on the matter. These broker non-votes will have no effect on the results of this vote.
The Board of Directors recommends a vote FOR the adoption of the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan.

PROPOSAL NO. 3—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Compliance Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2025. The Board proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2024. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
Recommendation
The Board recommends the vote “FOR” to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.
Fees for Audit Services
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2024 and 2023, and fees billed for other services rendered by Ernst & Young LLP during those periods. All of such fees were approved by the Audit and Compliance Committee.

	December 31,
	2024	2023
Audit Fees	$2,555,948	$2,424,032
Audit-Related Fees	—	—
Tax Fees	20,600	20,000
All Other Fees	28,183	24,879
Total	$2,604,731	$2,468,911

Fees for audit services included fees associated with the annual financial statement audit, an audit of our internal controls over financial reporting and reviews of the quarterly reports on Form 10-Q for both 2024 and 2023. In 2024 and 2023, the audit fees included costs of statutory audits of several of the Company’s foreign subsidiaries. The audit fees in 2024 and 2023 also include costs associated with comfort letters related to the ATM as well as filing of registration statements. Fees for tax services in 2024 and 2023 included fees associated with certain permitted compliance and advisory services. For both 2024 and 2023, all other fees included fees related to pricing compliance reporting for the UK.
Policy on Audit and Compliance Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit and Compliance Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit and Compliance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit an aggregate estimate of services expected to be rendered during that year for each of four categories of services to the Audit and Compliance Committee for approval.
1.
Audit Services include audit work performed in the preparation of financial statements, as well as work that only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.
Audit-Related Services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.
Tax Services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit and Compliance Committee pre-approves these services by category of service. The fees are budgeted, and the Audit and Compliance Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit and Compliance Committee requires specific pre-approval before engaging the independent registered public accounting firm.
The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit and Compliance Committee at its next scheduled meeting.
In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the Audit and Compliance Committee will reconsider its appointment.
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

REPORT OF AUDIT AND COMPLIANCE COMMITTEE
The Audit and Compliance Committee of the Board, which currently consists entirely of directors who meet the independence and experience requirements of the rules and regulations of Nasdaq and the Exchange Act, has furnished the following report.
The Audit and Compliance Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit and Compliance Committee is responsible for overseeing our financial reporting process on behalf of the Board, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2024, the Audit and Compliance Committee took the following actions:
•	Reviewed and discussed the audited financial statements for the fiscal year ended 2024 with management and Ernst & Young LLP, our independent registered public accounting firm;
•	Discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•
Received written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit and Compliance Committee concerning independence. The Audit and Compliance Committee further discussed Ernst & Young’s independence with Ernst & Young LLP. The Audit and Compliance Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit and Compliance Committee’s review of the audited financial statements, discussions with management and Ernst & Young LLP and written disclosures and the letter from Ernst & Young LLP regarding its communications with the Audit and Compliance Committee concerning independence as required by applicable requirements of the Public Company Accounting Oversight Board, the Audit and Compliance Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC. The Board subsequently approved inclusion of the audited financial statements in the 10-K.
Members of the Amicus Therapeutics, Inc.
Audit and Compliance Committee
Glenn P. Sblendorio, Chair
Michael A. Kelly
Craig A. Wheeler
Burke W. Whitman
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years. In accordance with the results of this advisory vote at the 2023 Annual Meeting, the Company’s Board determined that the Company will hold an advisory vote on the compensation of the Company’s named executive officers every year.
Our executive compensation program for our executive officers is designed to attract, motivate, and retain individuals of superior ability and managerial talent who can successfully perform and succeed in our environment. Our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate performance. This program contains elements of cash and equity-based compensation designed to align the interests of our executives with those of our stockholders as well as have the appropriate incentive to achieve key strategic and financial performance measures by linking compensation opportunities and actual compensation earned through our pay-for-performance compensation program to the achievement of corporate goals. We also make equity grants designed to align our named executive officers’ compensation to the long-term performance of Amicus in addition to creating an ownership culture that helps unify the interests of our executives and stockholders. The Company generally targets aggregate total direct compensation for the named executive officers as a group to approximately the 50th percentile of our peer group at target performance levels in setting our executive compensation programs. Our Board and the Compensation and Leadership Development Committee regularly review the compensation programs for our named executive officers and undertake a comprehensive annual review to ensure that our compensation policies and programs align with current market practices and the interests of our stockholders.
The “Compensation Discussion and Analysis” section of this proxy statement describes in detail our executive compensation program and the decisions made by the Compensation and Leadership Development Committee with respect to the fiscal year ended December 31, 2024.
In In 2024 the Company had another strong year as it exceeded three of its five corporate objectives, while coming in just under target on the remaining two. The Company continued its strong Galafold® commercial growth, reporting approximately $458.5 million in net product sales. In addition, the Company showed substantial progress in its Pompe program, continuing to advance the global commercialization of the two-component therapy by submitting for marketing authorizations in Canada and Japan, and reimbursement approvals in Spain, Germany, Czechia, Austria, Italy, Sweden, Switzerland and Portugal. The Company also successfully completed PPQ batches at the Dundalk, Ireland WuXi facility, with receipt of the final quality release test results completed in June of 2024. Following a successful Inspection in October of 2024, the Dundalk facility received GMP authorization from HPRA in December 2024. Additionally, the Company made progress on its pipeline, continuing to advance the work being done on its Fabry and Pompe novel technologies. The cumulative effect of these corporate actions, along with prudent expense management, allowed the Company to end the year with $250 million of cash, cash equivalents and marketable securities, and realized full-year non-GAAP profitability in 2024 (GAAP net loss was 56 million for the year ended December 31, 2024 – please see Appendix A for the reconciliation). Finally, the Company was able to achieve all of the foregoing while exceeding its employee engagement and key talent retention targets. The cumulative effect of these achievements, when measured against the Company’s corporate objectives in a manner consistent with the quantitative assessment described above under the heading “2024 Corporate Objectives Measurement”, resulted in the Compensation and Leadership Development Committee recommending, and the Board approving, the Company’s corporate multiplier being set at 108% for 2024.
Our Board is therefore asking stockholders to approve, on an advisory basis, the following resolution:
“RESOLVED, that the compensation paid to the named executive officers of Amicus Therapeutics, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, our Compensation and Leadership Development Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” that involve risks, uncertainties, and assumptions. Forward-looking statements are all statements, other than statements of historical facts, that discuss our current expectation and projections relating to our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and objectives of management. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” the negatives or plurals thereof, and other words and terms of similar meaning, although not all forward-looking statements contain these identifying words.
We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. You should understand that all forward-looking statements are subject to other important factors and risks detailed in our Form 10-K. In light of these risks and uncertainties, we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. These forward-looking statements speak only as of the date of this proxy statement. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, even if experience or future developments make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.
OTHER MATTERS
The Board knows of no other business which will be presented to the 2025 Annual Meeting. If any other business is properly brought before the 2025 Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the individuals named as proxies on the proxy card.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company no later than December 25, 2025. Proposals received after that date will not be included in the proxy materials we send out in connection with the 2026 Annual Meeting of Stockholders. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. To be timely in accordance with our Amended and Restated By-laws, stockholder notice of any proposal, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, must be received by us not earlier than November 25, 2025 and not later than December 25, 2025; provided, however, that in the event that the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2025 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such 2025 Annual Meeting of Stockholders and not later than the close of business on the later of the 60th day prior to such 2026 Annual Meeting of Stockholders or the 10th day following the day on which we make a public announcement of the date of the 2026 Annual Meeting of Stockholders. All stockholder proposals should be marked for the attention of Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc., 47 Hulfish Street, Princeton, New Jersey 08542.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with our By-laws and Rule 14a-19 under the Securities Exchange Act of 1934.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (other than the exhibits thereto), filed with the SEC, which provides additional information about us, is available on the Internet at www.amicusrx.com and is available in paper form to beneficial owners of our Common Stock without charge upon written request to Secretary, c/o Amicus Therapeutics, Inc., 47 Hulfish Street, Princeton, New Jersey 08542.
DELIVERY OF PROXY MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement, the Notice of 2025 Annual Meeting of Stockholders and our Annual Report to Stockholders may have been sent to multiple stockholders in your household. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of this Proxy Statement, the Notice of 2025 Annual Meeting of Stockholders, and our Annual Report to Stockholders, please call us at (609) 662-2000 or send a written request to Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc., 47 Hulfish Street, Princeton, New Jersey 08542. If you want to receive separate copies of our Proxy Statement, Notice of our Annual Meeting of Stockholders and our Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

EXHIBIT A
AMICUS THERAPEUTICS, INC. 2025 EQUITY INCENTIVE PLAN
1.	Purpose
The Amicus Therapeutics, Inc. 2025 Equity Incentive Plan (the “Plan”) is intended to encourage share ownership by employees, consultants, directors and other service providers of Amicus Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (the “Company”) and its affiliates, and to provide an additional incentive for them to promote the success of the Company’s business. Upon the Plan’s Effective Date (as defined below), no further awards shall be made under the Amended and Restated Amicus Therapeutics, Inc. 2007 Equity Incentive Plan (the “Prior Plan”).
2.	Definitions
As used in the Plan the following terms shall have the respective meanings set out below:
2.1	“Adoption Date” shall have the meaning ascribed to such term in Section 3.
2.2	“Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with the first person or entity.
2.3	“Award” means any grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Grants, Other Stock Based Awards or Performance Awards.
2.4	“Award Agreement” means an agreement between the Company and the recipient of an Award, setting forth the terms and conditions of the Award.
2.5	“Board” means the Company’s board of directors.
2.6
“Cause” shall have the meaning ascribed to such term in the Participant’s employment or similar agreement; or if the Participant has no such agreement or if the term “Cause” is not defined in such agreement, then “Cause” has the following meaning: (i) willful or deliberate misconduct that has or could reasonably be expected to have a materially adverse impact on the reputation or business of the Company (or an Affiliate), or that results in gain or personal enrichment of the Participant to the detriment of the Company (or an Affiliate); (ii) violation of Company policy including, but not limited to, policies prohibiting harassment and other workplace misconduct, and policies governing corporate compliance; (iii) misappropriation of the funds or assets of the Company (or an Affiliate); (iv) conviction, plea of guilty, admission to facts sufficient for a finding of guilt, or plea of no contest (or nolo contendere) to: (a) any felony, or (b) any misdemeanor involving fraud, theft, dishonesty, wrongful taking of property, embezzlement, bribery, forgery or extortion; (v) material breach of the Participant’s employment agreement, if any; (vi) material breach of the Participant’s Confidentiality, Non-Disclosure and Non-Competition Agreement, if any, or any other restrictive covenant agreement; (vii) breach of the Participant’s duty of loyalty to the Company (or an Affiliate); (viii) disqualification, bar or suspension by any governmental authority from performing any of the Participant’s duties to the Company (or an Affiliate); (ix) material failure to perform the Participant’s duties or obligations to the Company (or an Affiliate), other than as a result of being “Unable to Work” (which means the determination by the Company, following an interactive process, that the Participant has become physically or mentally incapable of performing the Participant’s essential job functions, with or without a reasonable accommodation, following any period during which such status would be protected under applicable law); or (x) willful failure to adhere to or carry out lawful duties or directives of the Participant’s direct or indirect supervisor or the Board. Notwithstanding anything to the contrary herein, the Company shall not be deemed to have terminated the Participant’s employment or service for Cause for the events described above in subsections (ix) or (x) unless the Company or Board, as applicable, has determined that such events are amenable to cure and given the Participant written notice of the occurrence of the claimed event(s) constituting Cause and the Participant has failed to cure such event(s) within fourteen (14) calendar days after the Participant’s receipt of such notice (or such other period as may be deemed reasonable by the Company or Board under the circumstances and communicated to the Participant). The other events described above are not subject to an opportunity to cure but the Company may, in its sole discretion, conduct an investigation into those events and provide the Participant a full opportunity to participate.

2.7
“Change in Control” means any of the following: (i) when any person or entity who is not a stockholder of the Company (as of the Effective Date of this Plan) becomes the beneficial owner of greater than 50% of the then-outstanding voting power of the Company; (ii) when a merger or consolidation with another entity occurs that causes the voting securities of the Company outstanding immediately before the transaction to constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction; or (iii) when a sale or disposition of all or substantially all of the Company’s assets occurs. Notwithstanding anything in the Plan or an Award Agreement to the contrary, no event shall be a Change in Control under the Plan or an Award Agreement unless such event is also a “change in control event” as defined in Section 409A.

2.8	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
2.9
“Committee” means any committee of the Board delegated responsibility by the Board for the administration of the Plan, as provided in Section 5 of the Plan. Unless otherwise determined by the Board, the Compensation and Leadership Development Committee of the Board will serve as the Committee.

2.10	“Common Stock” means shares of common stock, par value $0.01 per share, of the Company.
2.11	“Company” shall have the meaning ascribed to such term in Section 1 above.
2.12
“Corporate Transaction” means a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity by the Company, or other corporate transaction involving the Company or any of its Subsidiaries.

2.13
“Disability” will be determined under any long-term disability plan or policy maintained by the Company or an Affiliate and applicable to the Participant (or if no such plan or policy exists, “Disability” will mean a condition rendering the Participant disabled, within the meaning of Section 409A(a)(2)(C)(i) of the Code). Notwithstanding anything in the Plan or an Award Agreement to the contrary, to the extent necessary to comply with Section 409A of the Code, no Disability shall be deemed to have occurred unless it meets the requirements of Section 409A(a)(2)(C) of the Code.

2.14	“Effective Date” shall have the meaning ascribed to such term in Section 3.
2.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.16	“Incentive Option” means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.
2.17
“Market Value” means the value of a share of Common Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Common Stock as of any date is the closing price for the Common Stock as reported on the NASDAQ Global market (or on any other national securities exchange on which the Common Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

2.18
“Non-Employee Director” has the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.19	“Nonstatutory Option” means any Option that is not an Incentive Option.
2.20	“Option” means an option granted under the Plan to purchase shares of Common Stock.
2.21	“Optionee” means an employee, consultant, director or other service provider of the Company or an Affiliate to whom an Option shall have been initially granted under the Plan.
2.22	“Other Stock Based Award” means an Award other than an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Stock Grant, that is granted pursuant to Section 7.6 of the Plan.
2.23	“Participant” means any holder of an outstanding Award under the Plan.
2.24	“Performance Award” means an Award that, pursuant to Section 7.7 is granted, vested and/or settled upon the achievement of specified Performance Goals.
2.25	“Performance Goals” means individual or corporate goals established by the Committee in its sole discretion.
2.26	“Performance Period” means the period selected by the Committee during which a Performance Goal is measured.
2.27	“Plan” shall have the meaning ascribed to such term in Section 1 above.
2.28	“Prior Plan” shall have the meaning ascribed to such term in Section 1 above.
2.29	“Prior Plan Awards” means awards granted under the Prior Plan.
2.30	“Restricted Stock” means a grant under the Plan of shares of Common Stock to a Participant subject to a Risk of Forfeiture.

2.31	“Restricted Stock Units” means rights granted under the Plan to receive shares of Common Stock subject to the fulfillment of Vesting Conditions.
2.32
“Restriction Period” means the period of time, established by the Committee in connection with an Award of Restricted Stock, during which the shares of Restricted Stock are subject to a Risk of Forfeiture described in the applicable Award Agreement.

2.33
“Retirement” means a Participant’s cessation of employment or service with the Company or an Affiliate for any reason other than a termination by the Company or an Affiliate for Cause where (a) such Participant has attained at least 5 years of continuous service with the Company and/or an Affiliate, (b) the Participant is at least 55 years of age, and (c) the sum of such Participant’s age and years of service equals or exceeds 67 years.

2.34	“Risk of Forfeiture” means a limitation on the right of a Participant to retain an Award of Restricted Stock due to the failure to meet applicable Vesting Conditions.
2.35	“Section 409A” means Section 409A of the Code, and the rules and regulations promulgated thereunder.
2.36	“Securities Act” means the US Securities Act of 1933, as amended.
2.37	“Separation” means the Participant’s “separation from service” from the Company and its Affiliates within the meaning of Section 409A.
2.38	“Stock Appreciation Right” means a right granted under and subject to Section 7.2 of the Plan.
2.39	“Stock Grant” means a grant under Section 7.5 of the Plan of shares of Common Stock not subject to restrictions or other forfeiture conditions.
2.40	“Subsidiary” means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.
2.41
“Ten Percent Owner” means a person who owns, or is deemed within the meaning of Section 422(b)(6) (or 424(d)) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Section 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to each Option based on the facts existing immediately prior to the grant date of such Option.

2.42	“Vesting Conditions” means the continued employment or service of a Participant, the attainment of Performance Goals, and/or such other factors as the Committee may determine in its sole discretion.
3.	Term of the Plan
The Plan was adopted by the Board on April 14, 2025, (the “Adoption Date”), subject to approval by the Company’s stockholders (the date of such approval, the “Effective Date”). The Plan shall terminate automatically on the tenth anniversary of the Adoption Date, April 14, 2035, provided that it may be terminated on an earlier date as provided in Section 18. Awards granted pursuant to the Plan prior to its termination shall not expire solely by reason of the termination of the Plan.
4.	Stock Subject to the Plan
4.1
Shares Subject to the Plan. Subject to adjustment as provided in Section 12.1 of the Plan, the maximum number of shares of Common Stock that may be issued in respect of Awards under the Plan is equal to the sum of: (i) 9,000,000 shares of Common Stock, (ii) such additional number of shares of Common Stock as is equal to the number of shares of Common Stock reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan on the Effective Date, and (iii) the number of shares of Common Stock underlying Prior Plan Awards that are outstanding as of the Effective Date (to the extent such shares of Common Stock become available for grant under the Plan pursuant to Section 4.4 hereof) (collectively, the “Share Pool”). Any shares of Common Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.

4.2
Substitute Awards. Notwithstanding the foregoing, any shares of Common Stock issued in respect of Awards granted in substitution for equity-based awards of an entity acquired by the Company or a Subsidiary, or with which the Company or a Subsidiary combines, will not be counted against the number of shares of Common Stock available for issuance hereunder.

4.3
Incentive Option Limit. Subject to adjustment as provided in Section 12.1 of the Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Plan in respect of Incentive Options is 9,000,000 shares of Common Stock.

4.4
Effect of the Expiration or Termination of Awards. If and to the extent that an Award or Prior Plan Award expires, terminates, is canceled or is forfeited for any reason, the shares of Common Stock associated with that Award or Prior Plan Award (only to the extent of such expiration, termination, cancellation or forfeiture) will again become available for grant under the Plan.

4.5	Share Recycling.
(a)
Other than with respect to an option or stock appreciation right granted under the Plan or the Prior Plan, shares of Common Stock withheld in settlement of a tax withholding obligation associated with an Award or a Prior Plan Award shall be available for future issuance under Section 4.1 of the Plan.

(b)	Notwithstanding anything in the Plan to the contrary, the following restrictions against liberal recycling of shares of Common Stock shall apply:
i.
The full number of shares of Common Stock subject to the exercise of an option (whether granted under the Plan or the Prior Plan) shall be unavailable for future issuance under Section 4.1 of the Plan, even if the option exercise price is satisfied through net-settlement or the delivery of shares of Common Stock to the Company (either by actual delivery or attestation).

ii.
The full number of shares of Common Stock subject to the exercise of a stock-settled stock appreciation right (whether granted under the Plan or the Prior Plan) shall be unavailable for future issuance under Section 4.1 of the Plan, even though only a net number of shares of Common Stock are delivered upon exercise.

iii.
Shares of Common Stock withheld in settlement of a tax withholding obligation associated with an option or stock appreciation right (whether granted under the Plan or the Prior Plan) shall be unavailable for future issuance under Section 4.1 of the Plan.

iv.	Shares of Common Stock repurchased on the open market with the proceeds from the exercise of an Award or Prior Plan Award shall be unavailable for future issuance under Section 4.1 of the Plan.
5.	Administration
The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further that subject to applicable law and the Company’s governing documents, the Board or the Committee may delegate any of the authorities of the Committee identified herein to an individual or committee of individuals (who may, but need not, serve on the Board), including without limitation the authority to grant Awards hereunder to individuals who are not “insiders” within the meaning of Section 16 of the Exchange Act. To the extent that the Board or the Committee so delegates authority, applicable references in the Plan to the Committee’s authority to make awards and determinations with respect thereto shall be deemed to include the delegate. Notwithstanding the foregoing, the Committee will retain broad authority to administer the Plan, including the authority to make determinations with respect to Awards previously granted by a delegate. The Board or the Committee, as applicable, may revoke any delegation it previously effectuated hereunder at any time, for any reason, with or without prior notice.
The authorities and responsibilities of the Committee under the Plan shall include, without limitation: (a) selecting each employee, consultant, director or other service provider to receive an Award; (b) selecting the applicable form of Award and terms and conditions of the Award; (c) determining whether an Option (if granted to an employee) will be an Incentive Option or a Nonstatutory Option; (d) determining the time of granting an Award; (e) determining the number of shares of Common Stock subject to an Award; (f) determining the exercise price, base price or purchase price for an Award and the method of payment; (g) determining the term of an Option or Stock Appreciation Right; (h) determining the Vesting Conditions (including the Performance Goals) of an Award; (i) notwithstanding anything in the Plan to the contrary, accelerating, waiving or shortening a Vesting Condition (including a Performance Goal) or accelerating the exercisability of an Award; (j) extending the period of time during which an Award may be exercised (but in no event beyond the expiration of the original Award term); (k) determining the effect of cessation of employment or service with the Company or any of its Affiliates on an Award; (l) determining whether Performance Goals to which an Award is subject are satisfied, including any adjustments thereto; and (m) modifying or amending an Award, subject to the Participant’s consent if such modification or amendment would materially impair such Participant’s rights under the Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants, directors and other service providers, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

6.	Authorization and Eligibility
The Committee may grant Awards under the Plan to any employee, consultant, director or other service provider of the Company or its Affiliate. However, only employees of the Company or of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option.
Each grant of an Award shall be subject to all applicable terms and conditions of the Plan, and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe.
7.	Specific Terms of Awards
7.1	Options.
(a)
Type of Option. Options granted under the Plan may either be Incentive Options or Nonstatutory Options. The Award Agreement evidencing each Option shall indicate the exercise price, the term and the Vesting Conditions (if any) for such Award.

(b)
Exercise Price. The price at which shares of Common Stock may be acquired under each Option shall be not less than 100% of the Market Value of Common Stock on the grant date, or with respect to a grant of an Incentive Option not less than 110% of the Market Value of Common Stock on the grant date if the Optionee is a Ten Percent Owner.

(c)
Option Term. No Incentive Option or Nonstatutory Option may be exercised after the tenth anniversary of the grant date, or after the fifth anniversary of the grant date in the case of an Incentive Option in which the Optionee is a Ten Percent Owner.

(d)
Exercisability. An Option may be immediately exercisable or become exercisable based on the fulfillment of Vesting Conditions or at such other times as the Committee may determine. Any Option may be a Performance Award, subject to Section 7.7. In the case of an Option not otherwise immediately exercisable in full, the Committee may accelerate the exercisability of such Option in whole or in part at any time.

(e)	Effect of Cessation of Employment or Service. Unless the Committee shall provide otherwise with respect to any Option at or after grant, the following provisions shall apply:
i.
Termination for Cause. If the Optionee experiences a Separation due to a termination by the Company or its Affiliate for Cause, (x) each Option (or portion thereof) not exercised, whether vested or unvested, will be immediately and automatically forfeited as of the date of such Separation and (y) any shares of Common Stock that the Company has not yet delivered upon the prior exercise of an Option, will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such shares, if any.

ii.
Death. If an Optionee dies during the Optionee’s continued service, any unvested Options held by such Optionee that were scheduled to vest in the future based solely upon the Optionee’s continued service will become exercisable on the date of the Optionee’s death, and all of such Optionee’s vested Options (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of (x) the 4th anniversary of the date of the Optionee’s death, and (y) the original expiration date of the term of the Option; any Options not exercised in such period shall be forfeited with no further compensation due to the Participant.

iii.
Termination due to Disability or Retirement. If the Optionee experiences a Separation due to the Optionee’s Disability, or Retirement, any unvested Options held by such Optionee that would have become vested and exercisable prior to the second anniversary of such Optionee’s Separation based solely on the Optionee’s continued service through such time, will become exercisable on the date of the Separation, and all of such Optionee’s vested Options (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of (x) the 4th anniversary of the date of such Separation, and (y) the original expiration date of the term of the Option; any Options not exercised in such period shall be forfeited with no further compensation due to the Participant. In addition, any unvested Options that will not become exercisable at any time following the Separation pursuant to the preceding sentence shall be immediately forfeited upon the Separation.

iv.
Other Terminations. If the Optionee experiences a Separation due to any reason other than a termination for Cause, death, Disability, or Retirement, any unvested Options held by such Optionee shall be immediately forfeited and all vested Options held by such Participant shall cease to be exercisable in any respect upon the earlier of (x) ninety (90) days following such Optionee’s Separation, and (y) the original expiration date of the term of the Option; any Options not exercised in such period shall be forfeited with no further compensation due to the Optionee. For Incentive Options, military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.
(f)
Method of Exercise. An Option may be exercised by a Participant giving written notice to the Company (which may be electronically, including through the use of an alternative technological platform made available by the Company) in the manner specified by the Company, specifying the number of shares of Common Stock to be purchased. Such notice will be accompanied by payment in full of the exercise price either by certified or bank check, or such other means as the Committee may accept. Unless otherwise determined by the Committee, payment of the exercise price of an Option may be made (i)) through means of a “net settlement,” whereby the Option exercise price will not be due in cash and where the number of shares of Common Stock issued upon such exercise will be equal to: (A) the product of (i) the number of shares as to which the Option is then being exercised, and (ii) the excess, if any, of (a) the then current market value over (b) the Option exercise price, divided by (B) the then current market value, or (ii) under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Common Stock subject to any Option in a brokered transaction (other than to the Company). Notwithstanding any of the foregoing provisions in this subsection (f) to the contrary, no Option shall be considered to have been exercised unless and until all of the provisions governing such exercise specified in the Plan and in the relevant Award Agreement shall have been duly complied with.

(g)
Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Common Stock for which the Option first becomes exercisable in a calendar year does not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit.” The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Common Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee. Any shares of Common Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.

(h)
Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

(i)
Rights Pending Exercise. No person holding an Option shall be deemed for any purpose to be a stockholder of the Company with respect to any shares of Common Stock issuable pursuant to such Option except to the extent that such Option shall have been exercised with respect thereto and shares shall have been issued therefor.

7.2	Stock Appreciation Right.
(a)
General. Subject to the other terms of the Plan, the Committee may grant Stock Appreciation Rights under the Plan. Each Stock Appreciation Right shall represent the right to receive, upon exercise, an amount equal to the number of shares of Common Stock subject to the Award that is being exercised multiplied by the excess of (i) the Market Value on the date the Award is exercised, over (ii) the base price specified in the applicable Award Agreement. Distributions may be made in cash, shares, or a combination of both, at the discretion of the Committee. The Award Agreement evidencing each Stock Appreciation Right shall indicate the base price, the term and the Vesting Conditions for such Award. Any Stock Appreciation Right may be a Performance Award, subject to Section 7.7. A Stock Appreciation Right base price may never be less than the Market Value of the underlying common stock of the Company on the date of grant of such Stock Appreciation Right. The term of each Stock Appreciation Right will be fixed by the Committee, but no Stock Appreciation Right will be exercisable more than 10 years after the date the Stock Appreciation Right is granted. Subject to the terms and conditions of the applicable Award Agreement, Stock Appreciation Rights may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company (which may be electronically, including through the use of an alternative technological platform made available by the Company) in the manner specified by the Company, specifying the portion of the Award to be exercised. No person holding a Stock Appreciation Right shall be deemed for any purpose to be a stockholder of the Company with respect to any shares of Common Stock issuable pursuant to such Stock Appreciation Right except to the extent that such Stock Appreciation Right shall have been exercised with respect thereto and shares shall have been issued therefor.

(b)	Effect of Cessation of Employment or Service. Unless the Committee shall provide otherwise with respect to any Stock Appreciation Right at or after grant, the following provisions shall apply:
i.
Termination for Cause. If the Participant experiences a Separation due to a termination by the Company or its Affiliate for Cause, (x) each Stock Appreciation Right (or portion thereof) not exercised, whether vested or unvested, will be immediately and automatically forfeited as of the date of such Separation and (y) any shares of Common Stock that the Company has not yet delivered upon the prior exercise of a Stock Appreciation Right, will be immediately and automatically forfeited, if any.

ii.
Death. If a Participant dies during the Participant’s continued service, any unvested Stock Appreciation Rights held by such Participant that were scheduled to vest in the future based solely upon the Participant’s continued service will become exercisable on the date of the Participant’s death, and all of such Participant’s vested Stock Appreciation Rights (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of (x) the 4th anniversary of the date of the Participant’s death, and (y) the original expiration date of the term of the Stock Appreciation Right; any Stock Appreciation Rights not exercised in such period shall be forfeited with no further compensation due to the Participant.

iii.
Termination due to Disability or Retirement. If the Participant experiences a Separation due to the Participant’s Disability or Retirement, any unvested Stock Appreciation Rights held by such Participant that would have become vested and exercisable prior to the second anniversary of such Participant’s Separation based solely on the Participant’s continued service through such time, will become exercisable on the date of the Separation, and all of such Participant’s vested Stock Appreciation Rights (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of (x) the 4th anniversary of the date of such Separation, and (y) the original expiration date of the term of the Stock Appreciation Right; any Stock Appreciation Rights not exercised in such period shall be forfeited with no further compensation due to the Participant. In addition, any unvested Stock Appreciation Rights that will not become exercisable at any time following the Separation pursuant to the preceding sentence shall be immediately forfeited upon the Separation.

iv.
Other Terminations. If the Participant experiences a Separation due to any reason other than a termination for Cause, death, Disability, or Retirement, any unvested Stock Appreciation Rights held by such Participant shall be immediately forfeited and all vested Stock Appreciation Rights held by such Participant shall cease to be exercisable in any respect upon the earlier of (x) ninety (90) days following such Participant’s Separation, and (y) the original expiration date of the term of the Stock Appreciation Right; any Stock Appreciation Rights not exercised in such period shall be forfeited with no further compensation due to the Participant.

7.3	Restricted Stock.
(a)	Purchase Price. The purchase price for Awards of Restricted Stock under the Plan may, but need not, be zero.
(b)
Issuance of Certificates. Upon the Award of Restricted Stock, the Committee may direct that a certificate or certificates representing the number of shares subject to such Award be issued to the Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s), if any, representing such shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period.

(c)
Escrow of Shares. The Committee may require that any stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(d)
Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture as specified in the Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate. Any Award of Restricted Stock may be a Performance Award, subject to Section 7.7.

(e)
Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan (including under Section 10 hereto) or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote the shares of Restricted Stock.

(f)	Effect of Cessation of Employment or Service. Unless the Committee shall provide otherwise with respect to any Award of Restricted Stock at or after grant, the following provisions shall apply:
i.
Death. If a Participant dies during the Participant’s continued service, any unvested shares of Restricted Stock subject to a Restriction Period that were scheduled to vest in the future based solely upon the Participant’s continued service shall vest on the date of the Participant’s death.

ii.
Termination due to Disability or Retirement. If the Participant experiences a Separation during the Restriction Period due to the Participant’s Disability or Retirement, then any unvested shares of Restricted Stock held by such Participant that were initially scheduled to vest within the two-year period following the Participant’s Separation based solely upon the Participant’s continued service during such time shall vest, and the restrictions thereon shall lapse and such shares of Restricted Stock shall become immediately nonforfeitable (and all other shares of Restricted Stock that are subject to a Risk of Forfeiture will be forfeited upon such Separation with no further compensation due to the Participant).

iii.
Other Terminations. If the Participant experiences a Separation during the Restriction Period for any reason other than death, Disability or Retirement (including without limitation a termination with or without Cause), then all outstanding unvested shares of Restricted Stock granted to such Participant shall be forfeited or otherwise subject to return to or repurchase by the Company if and to the extent so provided by, and subject to and in accordance with, the terms of the applicable Award Agreement.

7.4	Restricted Stock Units.
(a)
Character. Each Restricted Stock Unit shall entitle the recipient to receive an amount equal to the Market Value of a share of Common Stock at the time of the distribution, following the fulfillment of applicable Vesting Conditions (if any), at the time set forth in the Award Agreement. Payment in respect of a Restricted Stock Unit Award may be made in cash, shares or both, in the discretion of the Committee. Any grant of Restricted Stock Units may be a Performance Award, subject to Section 7.7.

(b)
Effect of Cessation of Employment or Service. Unless the Committee shall provide otherwise with respect to any Award of Restricted Stock Units at or after grant, the following provisions shall apply to Restricted Stock Units that vest solely based on the continued employment or service of a Participant (“Time-Based RSUs”) and Restricted Stock Units that vest both based on the continued employment or service of the Participant and one or more Performance Goals (“Performance-Based RSUs”):

i.
Termination for Cause. If the Participant experiences a Separation due to a termination by the Company or its Affiliate for Cause, each Time-Based RSU and Performance-Based RSU, whether vested or unvested, will be immediately and automatically forfeited as of the date of such Separation.

ii.	Death. If the Participant dies during the Participant’s continued service, then:
1.	all outstanding unvested Time-Based RSUs that were initially scheduled to vest in the future based solely upon the Participant’s continued service shall vest, and
2.	to the extent the Participant’s death occurs during an open Performance Period under outstanding Performance-Based RSUs, such Performance-Based RSUs will vest at the target (100%) level.
iii.	Termination due to Disability or Retirement. If the Participant experiences a Separation due to Disability or Retirement, then:
1.
any outstanding unvested Time-Based RSUs that were initially scheduled to vest within the two year period following the Participant’s Separation based solely upon the Participant’s continued service shall vest (and all other unvested Time-Based RSUs that were initially scheduled to vest following the two year period following the Participant’s Separation based solely upon the Participant’s continued service during such time will be forfeited upon such Separation with no further compensation due to the Participant), and

2.
to the extent the Separation occurs during an open Performance Period under outstanding Performance-Based RSUs, a pro-rata portion (based on the number of completed days prior to the Participant’s Separation during the applicable Performance Period divided by the total number of days in the applicable Performance Period) will remain eligible to vest after the Participant’s Separation, to the extent earned based on the actual achievement of the Performance Goals through the end of the applicable Performance Period.

iv.
Other Terminations. If the Participant experiences a Separation for any reason other than death, Disability, or Retirement, then all unvested Time-Based RSUs and Performance-Based RSUs shall be forfeited.

To the extent vested, Time-Based RSUs and Performance-Based RSUs will be settled on the date specified in the applicable Award Agreement.
(c)
Rights Pending Fulfillment of Vesting Conditions and Issuance of Shares. No person holding Restricted Stock Units shall be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Common Stock subject to such Restricted Stock Units, except to the extent that the Vesting Conditions have been fulfilled and shares have actually been issued thereunder.

7.5
Stock Grants. Stock Grants may be awarded in such circumstances as the Committee deems appropriate, including without limitation in recognition of significant contributions to the success of the Company or its Affiliates or in lieu of compensation otherwise already due, subject to applicable law. Stock Grants shall be made without forfeiture conditions of any kind. The purchase price for Stock Grants under the Plan may, but need not, be zero.

7.6
Other Stock Based Awards. Subject to the other terms of the Plan, the Committee may grant Other Stock Based Awards to eligible individuals. The Award Agreement evidencing an Other Stock Based Award shall set forth the terms and conditions of such Other Stock Based Award, including, as applicable, the term, any exercise or purchase price, Vesting Conditions and other terms and conditions. Any grant of an Other Stock Based Award may be a Performance Award, subject to Section 7.7. Payment by the Company to the Participant in respect of an Other Stock Based Award may be made in cash, shares, or a combination of cash and shares, as determined by the Committee.

7.7
Performance Awards. The Committee may grant Performance Awards in accordance with this Section. Performance Awards may be denominated as a number of shares of Common Stock which may be earned upon achievement or satisfaction of Performance Goals, as specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the vesting or settlement of the Award upon the achievement or satisfaction of such Performance Goals.

7.8
Awards to Participants Outside the United States. To facilitate compliance with the laws in countries other than the United States in which the Company and/or any of its respective Affiliates operate or have employees, consultants, directors or other service providers, or the requirements of any foreign securities exchange or other applicable law, or to otherwise ensure the viability of the benefits from Awards granted to employees, consultants, directors, or other service providers performing services in such countries and to meet the objectives of the Plan, the Committee, in its discretion, shall have the power and authority to: (i) modify the terms and conditions of any Award granted to employees, consultants, directors, or other service providers based outside the United States; (ii) establish sub-plans and modify procedures, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Participants in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4.1 and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or facilitate compliance with any necessary local governmental regulatory exemptions, approvals or requirements. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify eligibility to receive an Award under the Plan or the effects of death, disability, retirement or other termination of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax or social insurance contribution liability to the Participant, withholding procedures and handling of any share certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law. For the avoidance of doubt, to the extent that any Committee action described under the foregoing paragraph requires stockholder approval under applicable law, then such action shall be subject to stockholder approval.

8.	Minimum Vesting
Awards shall be subject to a minimum vesting period of one year from the date of grant, provided that Awards covering up to 5% of the Share Pool shall not be subject to such minimum vesting period. Notwithstanding the foregoing, an Award Agreement may provide that Awards vest sooner in connection with a Change in Control or the Participant’s cessation of employment or service. For the avoidance of doubt, nothing herein limits or constrains the Committee’s ability to accelerate the vesting of an Award for any reason pursuant to Section 5 of the Plan.
9.	Transferability
No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or an Affiliate, or assigned or transferred by such Participant other than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, unless otherwise determined by the Committee, Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Option) shall be transferable pursuant to a bona fide divorce agreement or settlement delineating the division of assets between a divorcing Participant and Participant’s spouse, to the extent permissible under applicable law. In addition, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Option) be transferable, without consideration, to a “family member” within the meaning of Form S-8 under the Securities Act. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, if permitted by the Committee in its discretion, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the surviving rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. If the Committee does not so permit, or the Participant has not designated a beneficiary (or if any permitted beneficiary designation is later determined to be invalid), then following the Participant’s death, the estate will succeed to any such surviving rights. A beneficiary, a guardian, a legal representative, an estate or any other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.
10.	Dividends and Dividend Equivalent Rights
10.1	Notwithstanding anything in the Plan to the contrary:
(a)	No dividends or dividend equivalent rights will be payable with respect to Options or Stock Appreciation Rights; and
(b)
Any dividends, or dividend equivalent rights payable on any other type of Award will be subject to the same Vesting Conditions as the underlying Award (or portion thereof) to which such amounts relate. Specifically:

i.
Dividends that become payable with respect to a share of Restricted Stock while it remains subject to restriction will be subjected to the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid, or, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares of Common Stock are available under Section 4.1 of the Plan, which additional Restricted Stock shall also be subjected to the same Restriction Period; and

ii.
An Award Agreement for Restricted Stock Units or Other Stock Based Award may provide for the inclusion of dividend equivalent rights entitling a Participant to payments or credits equal to the cash dividends that would otherwise have been paid with respect to the share of Common Stock subject to an Award, had such shares been outstanding. The Committee may provide that such dividend equivalent rights will be paid or credited in cash or paid or credited in shares of Common Stock (based on the Market Value on the dividend payment date). Any such dividend equivalent payments or credits shall be subject to the same Vesting Conditions as the underlying Award (or portion thereof) to which they relate.

11.	Annual Compensation Limits for Non-Employee Directors
Beginning with the first fiscal year following the fiscal year in which the Effective Date occurs, the aggregate amount of equity and cash compensation payable to a Non-Employee Director with respect to a fiscal year, whether under the Plan or otherwise, for services as a Non-Employee Director, shall not exceed $750,000; provided however, that such amount shall be $1,000,000 for the fiscal year in which the applicable Non-Employee Director is initially elected or appointed to the Board (collectively, the “Director Limit”). Equity incentive awards shall be counted towards the Director Limit in the fiscal year in which they are granted, based on the grant date fair value of such awards for financial reporting purposes (but excluding the impact of estimated forfeitures related to service-based vesting provisions). Cash fees shall be counted towards the Director Limit in the fiscal year for which they are reported as compensation in the Company’s director compensation disclosures pursuant to Item 402 of Regulation S-K under the Securities Act, or a successor provision. The Director Limit shall not apply to (i) equity and cash compensation earned by a Non-Employee Director solely in the Participant’s capacity as chairperson of the Board or lead independent director; (ii) equity and cash compensation earned with respect to services a Non-Employee Director provides in a capacity other than as a Non-Employee Director, such as an advisor or consultant to the Company; and (iii) equity and cash compensation awarded by the Board to a Non-Employee Director in extraordinary circumstances, as determined by the Board in its discretion, in each case provided that the Non-Employee Director receiving such additional compensation does not participate in the decision to award such compensation.
12.	Adjustments and Corporate Events
12.1
Adjustment for Corporate Actions. If, subsequent to the Effective Date, the outstanding shares of Common Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock, or other securities, the Committee shall make equitable adjustments in such manner as it deems appropriate to (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Options and Stock Appreciation Rights (without change in the aggregate purchase price as to which such Options and Stock Appreciation Rights remain exercisable), (iv) the Performance Goal(s) applicable to any outstanding Performance Award, and/or (v) any other affected terms and conditions of the Plan or outstanding Awards.
12.2
Corporate Transaction. Unless otherwise specified in the applicable Award Agreement, and subject to the provisions of Section 12.3, in the event of a Corporate Transaction, the Plan and the Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Corporate Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Corporate Transaction, or (ii) if not so provided in such agreement, each Participant shall be entitled to receive in respect of each share of Common Stock subject to an outstanding Award, upon exercise or payment or transfer in respect of an Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in the Corporate Transaction in respect of a share; provided, however, that, unless otherwise determined by the Committee, such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Award prior to such Corporate Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and Stock Appreciation Rights pursuant to this Section 12.2 in connection with a Corporate Transaction may include the cancellation of outstanding Options and Stock Appreciation Rights upon consummation of the Corporate Transaction as long as, at the election of the Committee, (i) the holders of affected Options and Stock Appreciation Rights have been given an opportunity to exercise the Options or Stock Appreciation Rights (to the extent otherwise exercisable) immediately prior to (and contingent upon the occurrence of) the Corporate Transaction or (ii) the holders of the affected Options and Stock Appreciation Rights are paid (in cash or cash equivalents) in respect of each share of Common Stock covered by the Option or Stock Appreciation Right being canceled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the exercise price or base price, as applicable. For avoidance of doubt, (1) the cancellation of Options and Stock Appreciation Rights pursuant to clause (ii) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (ii) of the preceding sentence is zero or less, the affected Option or Stock Appreciation Right may be cancelled without any payment therefore. The Committee need not treat each Award in a uniform manner under this Section 12.2.

12.3	Consequences of a Change in Control.
(a)
Unless otherwise specified in the applicable Award Agreement, all time-based Vesting Conditions of outstanding Awards held by a Non-Employee Director shall be deemed fulfilled upon a Change in Control.

(b)	Unless otherwise specified in the applicable Award Agreement, all outstanding Awards held by a Participant that is not a Non-Employee Director shall be treated as follows upon a Change in Control:
i.
The Committee may in its discretion, without the need for the consent of any Participant, arrange for the assumption, conversion or replacement of any such outstanding Awards upon a Change in Control. To the extent such Awards are assumed, converted or replaced by the resulting entity in the Change in Control, if, within one year after the date of the Change in Control, the Participant’s service is terminated by the Company (or the resulting entity in the Change in Control) without Cause, then (x) all time-based Vesting Conditions shall be deemed fulfilled, and (y) performance-based Vesting Conditions shall be deemed fulfilled at the greater of the “target” performance level or the “actual” level of achievement through the Participant’s termination date (or other reasonably proximate date selected by the Committee based on the availability of relevant data), as determined by the Committee in its discretion.

ii.
To the extent such Awards are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control, (x) all time-based Vesting Conditions shall be deemed fulfilled, and (y) performance-based Vesting Conditions shall be deemed fulfilled at the greater of the “target” performance level or the “actual” level of achievement through the Change in Control (or other reasonably proximate date selected by the Committee based on the availability of relevant data), as determined by the Committee in its discretion.

Notwithstanding any provision of this Section 12.3, in the case of any Award subject to Section 409A, the Committee shall only be permitted to take actions under this Section 12.3 to the extent that such actions would be consistent with the intended treatment of such Award under Section 409A.

12.4
Dissolution or Liquidation. Upon dissolution or liquidation of the Company, each outstanding Option shall terminate, but the Optionee (if at the time the Optionee has an employment, consulting or Board member relationship with the Company or any of its Affiliates) shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option to the extent exercisable on the date of such dissolution or liquidation.

12.5
Related Matters. Any adjustment in Awards made pursuant to this Section 12 shall be determined and made, if at all, by the Committee and shall include any correlative modification of terms, including of Option exercise prices and Stock Appreciation Right base prices, rates of vesting or exercisability, Risks of Forfeiture, adjustment of Performance Goals and/or Performance Periods and applicable repurchase prices for Restricted Stock, which the Committee may deem necessary or appropriate so as to ensure that the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 12. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by an Award shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares. No adjustment of an Option exercise price or Stock Appreciation Right base price per share pursuant to this Section 12 shall result in an exercise price which is less than the par value of the Common Stock.

13.	Conditions Upon Grant of Awards and Issuance of Shares
13.1
The implementation of the Plan, the grant of any Award and the issuance of shares of Common Stock in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares issuable pursuant to those Awards.

13.2	No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable law.
13.3
If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction over the issuance or sale of shares of Common Stock under the Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those shares, the Company will be relieved of any liability for failing to issue or sell those shares.

13.4
The Committee may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Committee believes are appropriate.

13.5
All shares of Common Stock or other securities delivered under the Plan will be subject to such stop-transfer orders and other restrictions as the Committee may deem necessary to reflect the terms of the applicable Award or advisable to comply with the rules, regulations and other requirements of the Securities Act, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable law, and the Committee may cause shares of Common Stock or other securities to be legended to reflect those restrictions.

14.	Tax Withholding
Whenever a taxable or tax withholding event occurs with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, foreign, state or local taxes of any kind required by law to be withheld with respect to such amount, in such method or methods approved by the Compensation and Leadership Development Committee of the Board. Unless otherwise determined by the Compensation and Leadership Development Committee of the Board, the tax withholding method that must be used for all Awards under the Plan shall be “share withholding,” which means the withholding of shares of Common Stock subject to the Award based on the market value of those shares (but not in excess of the amount determined based on the maximum statutory tax rate in the applicable jurisdiction) . Notwithstanding the foregoing, the Compensation and Leadership Development Committee of the Board is not restricted from modifying the method(s) approved for tax withholding at a future date. Such methods could include, without limitation, the implementation of a formal cashless exercise program authorized by the Company entailing the sale of the Common Stock subject to an Award in a brokered transaction (other than to the Company) to fulfill withholding obligations, subject to the approval of the Compensation and Leadership Development Committee of the Board. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or an Affiliate will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
15.	No Special Service Rights
Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of the recipient’s employment, consulting or Board member relationship or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment, consulting or Board member agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment, consulting or Board member agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment, consulting or Board member relationship or other association with the Company and its Affiliates.
16.	Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options, stock appreciation rights, restricted stock and restricted stock units other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
17.	No Restriction on Corporate Action
The grant of any Award will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
18.	Termination and Amendment of the Plan
Subject to any stockholder approval that may be required under applicable law, the Board may amend or terminate the Plan at any time.
19.	Repricing Prohibited
Neither the Committee nor the Board may (i) implement any cancellation/re-grant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise prices or base prices per share in excess of the then current Market Value for consideration payable in equity securities of the Company or cash or (iii) otherwise directly reduce the exercise price or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan, without in each such instance obtaining stockholder approval.
20.	Company Policies
The Awards (whether vested or unvested) shall be subject to the Company’s stock ownership policies, hedging and pledging policies, and any current or future clawback, recoupment or similar policy of the Company covering the Participant, including without limitation the Amicus Therapeutics, Inc. Clawback Policy. Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawbacks as may be made thereunder.
21.	Section 409A
Awards granted under the Plan are intended to comply with or be exempt from Section 409A, and the Plan shall be interpreted and administered accordingly. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s “separation from service” within the meaning of Section 409A, shall instead be paid on the next business day after the six month anniversary of the Participant’s “separation from service” (or the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate and distinct payment for purposes of Section 409A. A Participant shall not be considered to have terminated employment or service with the Company or an Affiliate for purposes of any payments under the Plan which are subject to Section 409A until the Participant would be considered to have incurred a “separation from service.” Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on a Participant under Section 409A and neither the Company nor the Committee will have any liability to Participants or any other persons for such tax or penalty.
22.	Notices and Other Communications
Any notice to be given to the Company pursuant to the provisions of the Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief Legal Officer (or such other person as the Company may designate in writing from time to time), and, if to the Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.
23.	Governing Law
The Plan and all Award Agreements and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of Delaware, without regard to the conflict of laws principles thereof.

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
Non-GAAP Financial Measure:
This proxy statement contains references to an adjusted financial measure that we believe provides investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods. This adjusted financial measure is a non-GAAP measure and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. We use this non-GAAP financial measures to assist in establishing budgets, operations goals, and to assess and identify certain operating trends. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. Other companies may define this measure differently. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP.
A reconciliation of adjustments to our reported profitability is below:

(in thousands)	Three Months Ended December 31, 2024	Year Ended December 31, 2024
GAAP net income (loss)	$ 14,739	$ (56,106)
Share-based compensation	19,217	84,905
Depreciation and amortization	2,041	8,547
Restructuring charges	—	9,188
Income tax expense (benefit)	(6,805)	27,350
Non-GAAP net income	$ 29,192	$73,884

Amicus Therapeutics®

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AMICUS THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

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____

Nominees:

01) Michael A. Kelly
02) Margaret G. McGlynn
03) Michael G. Raab
04) Glenn P. Sblendorio

The Board of Directors recommends that you vote FOR proposals 2, 3 and 4.

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V71820-P30358

AMICUS THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 5, 2025 9:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Bradley L. Campbell and Ellen S. Rosenberg, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMICUS THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 5, 2025, live via webcast at www.virtualshareholdermeeting.com/FOLD2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side